UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

Hanover Direct, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee: (Check the appropriate box):

☐ No fee required

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Hanover Direct, Inc. (“Common Stock”).

2)	Aggregate number of securities to which transaction applies: 7,061,614
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $0.25
4)	Proposed maximum aggregate value of transaction: $1,765,403.59
5)	Total fee paid: $188.90

☐ Fee paid previously with written preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

SUBJECT TO COMPLETION

Preliminary Proxy Materials, dated [ * ], 2006

☐, 2006

Dear Hanover Stockholder:

You are cordially invited to attend an Annual Meeting of Shareholders of Hanover Direct, Inc., a Delaware corporation (also referred to as “Hanover” or “we”), which will be held at 10:30 a.m. on ☐ at [Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, NJ 07086].

At the annual meeting, in addition to asking you to elect four members to the board of directors, we will ask you to adopt the Agreement and Plan of Merger, dated as of November 27, 2006, (we refer to this agreement as it may be amended from time to time as the “merger agreement”), by and among Hanover, Chelsey Direct, LLC, a Delaware limited liability company (also referred to as “Chelsey”) and Chelsey Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Chelsey (also referred to as “MergerCo”)(the merger and other related transactions provided for in the merger agreement are referred to as the “merger”). If the merger is completed, each of your shares of Hanover common stock other than shares held by Hanover, Chelsey and certain of Chelsey’s affiliates (also referred to as “Chelsey”) and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law (also referred to as “Dissenting Shareholders”), will be converted into the right to receive $0.25 in cash, without interest and less applicable withholding taxes.

This proxy statement is furnished in connection with the solicitation by the board of directors of Hanover of proxies to be used at the Annual Meeting of Stockholders of the Company.

Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated in the merger agreement, including the merger, and has determined that the merger agreement and the merger provided for therein are fair to and in the best interests of the Hanover stockholders, other than Hanover, Chelsey and any Dissenting Stockholders.

The board of directors recommends that you vote “FOR” the adoption of the merger agreement and the merger provided for therein. The board of directors also unanimously recommends that you vote “FOR” each nominee to the board of directors. Approval of each nominee to the board of directors or any other proposal properly brought before the annual meeting is not a condition to the merger.

Only holders of record of shares of Hanover common stock and Hanover’s Series C Participating Preferred Stock (“Preferred Stock”) at the close of business on December 4, 2006 will be entitled to vote at the annual meeting. The affirmative vote of the holders of two thirds of the outstanding Preferred Stock and a majority of the outstanding shares of the Hanover’s common stock entitled to vote and the Preferred Stock (which has 100 votes per share), voting together as a class, is required to adopt the merger agreement. The merger agreement provides that, subject to a change in the recommendation of our board of directors with respect to the merger, Chelsey has agreed to, and to cause certain of its affiliates to, vote in favor of the adoption of the merger agreement. As of the record date, Chelsey and its affiliates beneficially own approximately 92% of the voting rights of the Company (including owning approximately 69% of Hanover’s issued and outstanding common stock, 77% of the common stock after giving effect to the exercise of all of Chelsey’s outstanding options and warrants; and all of the 564,819 shares of Preferred Stock which has 100 votes per share). Therefore, subject to a change in recommendation of our board of directors or termination of the merger agreement in accordance with its terms, the merger agreement and merger provided for therein is expected to be adopted by the required vote of Hanover stockholders at the annual meeting. The merger agreement is described in the accompanying proxy statement, and a copy of the merger agreement is attached as Appendix A.

Directors are elected by a plurality of the votes cast at the annual meeting by shares represented in person or by proxy and entitled to vote for the election of directors; therefore, the four nominees receiving the highest number of votes will be elected. As Chelsey has indicated that it will vote for these directors, their election is expected to be adopted by the required vote of our stockholders.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy or you may vote via the Internet or by telephone. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form. Completing a proxy now will not prevent you from being able to vote at the annual meeting by attending in person and casting a vote. Failure to submit a signed proxy or to vote in person at the annual meeting will have the same effect as a vote against the adoption of the merger agreement, but will have no effect on the election of the board of directors.

This proxy statement explains the proposed merger, the merger agreement and the transactions contemplated by the merger agreement and provides specific information concerning the annual meeting. Please read the entire proxy statement, including the annexes, carefully.

Sincerely,

DANIEL J. BARSKY

Senior Vice President,

General Counsel and Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated ☐, 2006, and is first being mailed to Hanover stockholders on or about ☐, 2006.

PRELIMINARY COPY – SUBJECT TO COMPLETION

HANOVER DIRECT, INC.

1500 HARBOR BOULEVARD

WEEHAWKEN, NJ 07086

NOTICE OF ANNUAL MEETING

To the Hanover Direct, Inc. Stockholders:

HANOVER DIRECT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On [DATE]

To Holders of Common Stock of

Hanover Direct, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Hanover Direct, Inc., a Delaware corporation (also referred to as “Hanover” or “we”), will be held at 10:30 a.m. on ☐ at [Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, NJ 07086]. At the meeting, the following matters will be considered:

1.

To consider and vote upon the proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 27, 2006, by and among Hanover, Chelsey Direct, LLC, a Delaware limited liability company (also referred to as “Chelsey”) and Chelsey Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Chelsey (also referred to as “MergerCo”), as such agreement may be amended from time to time, and the merger provided for therein, under which MergerCo will merge with and into Hanover, with Hanover as the surviving corporation.

2.	To elect four directors to the Hanover board of directors.
3.	To consider and take action upon any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and the merger. Our board of directors also unanimously recommends that you vote “FOR” each nominee to the board of directors. Approval of each nominee to the board of directors or any other proposal properly brought before the annual meeting is not a condition to the merger.

As explained more fully in the attached Proxy Statement, while our board of directors has unanimously approved and declared advisable the merger agreement, the merger provided for therein and the transactions contemplated thereby, and recommends that you vote for the adoption of the merger agreement, all of the members of our board of directors have an actual or potential conflict of interest in recommending approval of the merger agreement; three are affiliated with Chelsey and the other is Hanover’s Chief Executive Officer. We urge you to read fully and carefully and consider the attached Proxy Statement including its annexes regarding pertinent information about the details of the matters to be considered in the annual meeting and our directors’ interests.

Under applicable Delaware law, if you do not vote in favor of the approval and adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares if the merger is completed and provided you comply with the provisions of Section 262 of the Delaware General Corporation Law. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, do not vote in favor of the proposal to approve and adopt the merger agreement, and otherwise comply with the Delaware law procedures explained in this proxy statement. See “The Merger-Appraisal Rights” and Appendix B of the enclosed proxy statement, which contains the relevant provisions of Delaware law. In addition to the appendices to this proxy statement, we are also providing you with a copy of our most recent annual report on Form 10-K for the fiscal year ended December 31, 2005 and our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2006. These materials are specifically incorporated by reference in this proxy statement and are included to aid you in your consideration of the merger.

Only Hanover stockholders who held shares of record as of the close of business on December 4, 2006 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote your shares prior to the annual meeting by mail with the enclosed proxy card, in accordance with the instructions on the proxy card or you may vote via the Internet or by telephone or you can also vote your shares by attending the meeting and voting in person.

You can revoke your proxy at any time before it is voted at the annual meeting by delivery of a properly completed and executed, later-dated proxy card or by voting in person by ballot at the annual meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

By Order of the Board,

DANIEL J. BARSKY

Senior Vice President,

General Counsel and Secretary

[	], 2006

Page No.

SUMMARY TERM SHEET	5
The Companies	5
The Annual Meeting	5
The Merger	5
Going-Private Transaction	6
Position and Recommendation of Board of Directors and Position of Chelsey	6
Valuation Analysis of Goldsmith, Agio, Helms & Lynner	6
Financing; Source of Funds	7
Interests of Certain Persons of the Merger	7
Conditions to the Merger	7
No Prohibitions on Solicitation	8
Termination of the Merger Agreement	8
No Termination Fee	8
Reasons for the Merger	8
Appraisal Rights	9
Material Federal Income Tax Consequences	9
Stockholder Lawsuits Challenging the Merger	10
Regulatory Matters	10
The Annual Meeting	10
Questions about the Merger	12
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER	13
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	15
PARTIES INVOLVED IN THE PROPOSED MERGER	16
INFORMATION CONCERNING THE ANNUAL MEETING	17
Date, Time, and Place	17
Purpose of the Annual Meeting	17
Record Date and Quorum Requirement	17
Solicitation, Revocation and Use of Proxies	17
Voting Procedures	17
Vote Required	18
Voting on Other Matters	18
Additional Voting Information	18
Appraisal Rights	19
SPECIAL FACTORS	20
Background of the Merger	20
Recommendations of the Board of Directors; Reasons for the Merger	24
Valuation Analysis of Goldsmith, Agio, Helms & Lynner	26
Chelsey’s Purpose; Reasons For and Structure of the Merger	31
Position of Chelsey as to Fairness of the Merger	31
Interests of Certain Persons in the Merger	31
Certain Effects of the Merger	32
Plans for Hanover After the Merger	33
Material United States Federal Income Tax Consequences	33
Accounting Treatment	35
Public Offers and Repurchases of Common Stock	35
Financing; Source of Funds	35
Fees and Expenses	35
Provisions for Unaffiliated Stockholders	35
Regulatory Requirements	35
Certain Legal Proceedings Regarding the Merger	35
PROPOSAL 1 - THE MERGER AGREEMENT	37
The Merger	37
Time of Closing	37
Exchange and Payment Procedures	37
Transfers of Shares	37
Treatment of Chelsey Group Equity	37
Treatment of Stock Options	37
Representations and Warranties	38
Covenants	38

Conditions	38
Termination of the Merger Agreement	39
Termination Fees	39
Expenses	39
Amendments; Waivers	39
APPRAISAL RIGHTS	40
PAST TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	43

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Date	44
Hanover Direct, Inc. and Subsidiaries Consolidated Balance Sheets	45
Hanover Direct, Inc. and Subsidiaries Consolidated Statements of Income (Loss)	46
Hanover Direct, Inc. and Subsidiaries Consolidated Statements of Cash Flows	47
PRO FORMA FINANCIAL INFORMATION	49
FINANCIAL PROJECTIONS	50
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION	54
TRANSACTIONS IN HANOVER COMMON STOCK	55
RELATED PARTY TRANSACTIONS	55
PROPOSAL 2 - ELECTION OF DIRECTORS	56
CORPORATE GOVERNANCE AND BOARD COMMITTEES	56
EXECUTIVE COMPENSATION	60
Report of the Compensation Committee	60
Compensation Committee Interlocks and Insider Participation	61
Executive Officers	61
Information Regarding Executive Compensation	62
Stock Options and Stock Appreciation Rights	64
Employment Contracts, Termination of Employment and Change-in-Control Arrangements	65
INFORMATION REGARDING THE CHELSEY GROUP	66

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT	66
INDEPENDENT ACCOUNTANTS	68
PERFORMANCE GRAPH	71
FUTURE SHAREHOLDER PROPOSALS	72
OTHER MATTERS	72
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	72
WHERE YOU CAN FIND MORE INFORMATION	72
DOCUMENTS INCORPORATED BY REFERENCE	72

Appendix A: The Merger Agreement

Appendix B: Section 262 of the General Corporation Law of the State of Delaware

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers About the Annual Meeting and the Merger” on the page following this summary term sheet, highlight important selected information from this Proxy Statement relating to the annual meeting of Hanover and also relating to the proposed Agreement and Plan of Merger, dated as of November 27, 2006, by and among Hanover Direct, Inc., Chelsey Direct, LLC, a Delaware limited liability company and Chelsey Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Chelsey, as such agreement may be amended from time to time, and the merger provided for therein, under which Chelsey Acquisition, Inc. will merge with and into Hanover, with Hanover as the surviving corporation. This summary term sheet and this question and answer section may not contain all the information that is important to you. To more fully understand the proposed merger and for a more complete description of the legal terms of the proposed merger, you should read carefully this entire Proxy Statement and all of its annexes and appendices. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary term sheet.

THE COMPANIES (PAGE 14)

Hanover Direct, Inc., which, collectively with its subsidiaries, we refer to as the Company, Hanover, we or us in this Proxy Statement, is a direct marketer of quality, branded merchandise through a portfolio of catalogs and websites. We also manufacture comforters and pillows that we sell in several of our catalogs and our retail outlet stores and manufacture Scandia Down branded comforters, pillows and featherbeds that we sell through specialty retailers. In addition, we provide product fulfillment, telemarketing, information technology and e-commerce services to third party businesses involved in the direct marketing business. Hanover is a publicly-held company. Hanover’s common stock, par value $0.01 per share, which we refer to in this Proxy Statement as our common stock, was delisted from the American Stock Exchange (or AMEX) effective February 16, 2005 as a result of our failure to comply with the AMEX’s continued listing standards. Current trading information about our common stock can be obtained from the Pink Sheets under the trading symbol “HNVD.PK.” Our principal executive offices are located at 1500 Harbor Boulevard, Weehawken, NJ 07086 and our telephone number is (201) 863-7300. There are 22,426,296 shares of Hanover common stock issued and outstanding as of the most recent practicable date.

Chelsey Direct, LLC, which we refer to in this Proxy Statement as Chelsey, is a Delaware limited liability company and is a holding company that holds Hanover common stock. Together with its affiliate Chelsey Finance, LLC (we refer to Chelsey Direct, LLC and its affiliates which include Chelsey Finance, LLC, Chelsey Acquisition, Inc., William Wachtel and Stuart Feldman collectively as the Chelsey Group in this Proxy Statement), the Chelsey Group is the beneficial record holder of 15,364,682 shares of common stock, warrants to purchase 10,259,366 shares of common stock and all of the outstanding 564,819 shares of our Series C Participating Preferred Stock, par value $0.01 per share, which we refer to in this Proxy Statement as the Preferred Stock. Chelsey Capital Profit Sharing Plan, which we refer to in this Proxy Statement as the Chelsey Plan, is the sole member of Chelsey and Mr. Wachtel, the Hanover Chairman of the Board is the sole Manager of Chelsey. The sponsor of the Chelsey Plan is DSJ International Resources Ltd. which we refer to in this Proxy Statement as DSJI. Mr. Feldman is the sole officer and director of DSJI and a principal beneficiary of the Chelsey Plan. Chelsey’s principal office is located at 110 East 59th Street, New York, 10019 and its telephone number is (212) 909-9500.

Chelsey Acquisition, Inc., which we refer to in this Proxy Statement as MergerCo, is a Delaware corporation wholly owned by Chelsey and was formed solely for the purpose of effectuating the merger.

INFORMATION REGARDING THE ANNUAL MEETING (PAGES 15 THROUGH 17)

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use in the annual meeting. At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and merger provided for therein, which provides that MergerCo will merge into Hanover and Hanover will continue as the surviving corporation and as a wholly owned subsidiary of Chelsey, and each share of Hanover common stock you own at the effective time of the merger, other than shares held by Hanover and Chelsey and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, which we refer to in this Proxy Statement as Dissenting Stockholders, will be converted into the right to receive $0.25 in cash, without interest and less applicable withholding taxes. In addition, you will be asked to elect four members to our board of directors. You will also be asked to consider and take action upon any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

THE MERGER (PAGES 30 AND 31)

If the merger is completed, MergerCo will be merged with and into Hanover and Hanover will continue as the surviving corporation and as a wholly owned subsidiary of Chelsey. The merger will occur according to the terms and conditions of the merger agreement. The merger agreement is described in this Proxy Statement and is attached to this Proxy Statement as Appendix A. You should read the description of the merger agreement in this Proxy Statement under the heading “The Merger Agreement” and the attached merger agreement carefully.

If the merger is completed:

•

You will have the right to receive $0.25 in cash, without interest and less any applicable withholding taxes, in exchange for each of your shares of Hanover common stock outstanding at the time of the merger, other than shares owned by Hanover, Chelsey or Dissenting Stockholders. Hanover, Chelsey and any Dissenting Stockholders will not have the right to receive any payment in exchange for their shares of Hanover common stock. We refer to this cash payment as the Merger Consideration in this Proxy Statement.

•

Holders of vested options granted under Hanover’s stock option plans will receive for each outstanding vested option an amount determined by multiplying (1) the excess, if any, of $0.25 over the exercise price per share of the option by (2) the number of shares subject to the option that have vested as of the effective time of the merger, less any amounts needed to pay any applicable withholding of income or payroll taxes. This cash payment is referred to as the “option consideration” in this Proxy Statement. Holders of any unvested options granted under the Hanover stock option plan will not receive any consideration for these outstanding options. All options will be cancelled upon consummation of the merger.

•	The Preferred Stock, all of which is owned by Chelsey, will be cancelled without payment.
•	The warrant held by Chelsey to acquire 10,529,366 shares of common stock, which we refer to in this Proxy Statement to as the Chelsey Warrant, will be cancelled without payment.

GOING-PRIVATE TRANSACTION (PAGE 30)

This is a “going-private” transaction. MergerCo is a corporation wholly-owned by Chelsey, which is affiliated with three of the four members of our board of directors. If the merger is completed:

•	Hanover will no longer be a public company;
•

each share of Hanover common stock, other than shares held by Hanover, Chelsey or Dissenting Stockholders, will be converted into the right to receive the $0.25 per share Merger Consideration; alternatively if you comply with certain steps and become a Dissenting Stockholder, you will have appraisal rights under the Delaware General Corporation Law which are described in below under “Information Concerning the Annual Meeting – Appraisal Rights”;

•

the common stock, Preferred Stock and the Chelsey Warrant currently held by Chelsey will be cancelled and each share of MergerCo common stock will be converted into one share of the common stock of the surviving corporation, Hanover; as a result Hanover will be solely owned by Chelsey;

•

Hanover common stock will no longer be publicly traded, price quotations on the Pink Sheets Electronic Interdealer and Trading System, which we refer to as the Pink Sheets in this Proxy Statement, will no longer be available and the registration of the Hanover common stock under the Securities Exchange Act of 1934, which we refer to as the Exchange Act in this Proxy Statement, will terminate upon application to the Securities and Exchange Commission, which we refer to as the SEC in this Proxy Statement; and

•	you will no longer have an interest in or be a stockholder of Hanover and, therefore, you will not be able to participate in the surviving company’s future earnings and growth, if any.

POSITION AND RECOMMENDATION OF BOARD OF DIRECTORS AND POSITION OF CHELSEY (PAGES 21 THROUGH 24)

The board of directors of Hanover, relying on the valuation analysis of Agio (described below), which concluded that our common stock had no value, and several other factors described below in “Recommendations Of The Board Of Directors; Reasons For The Merger,” unanimously has determined that Chelsey’s offer is in excess of the fair value of our common stock and has determined that the merger agreement and the merger provided for therein are fair to and in the best interests of the Hanover stockholders, other than Hanover, Chelsey and any Dissenting Stockholders. Accordingly, our board of directors unanimously has approved and declared advisable the merger agreement and the transactions contemplated in that agreement, including the merger, and has recommended that Hanover’s stockholders adopt the merger agreement.

The Chelsey Group members, relying on, among other things, the reasonableness of the conclusions and analyses of the board of directors of Hanover, believe that the proposed merger is fair to Hanover stockholders, other than Hanover, the Chelsey Group and the Dissenting Stockholders. None of members of the Chelsey Group makes any recommendation as to whether any Hanover stockholder should adopt the merger agreement. Moreover all of the members of the board of directors have actual or potential conflicts of interests: three are Chelsey affiliates and the other is Hanover’s current Chief Executive Officer who will continue in that capacity after the merger. As the acquiring parties in the merger, the members of the Chelsey Group are not objective in their views with regard to the fairness of the merger. See “Special Factors—Position of Chelsey as to Fairness of the merger”.

VALUATION ANALYSIS OF GOLDSMITH, AGIO, HELMS, & LYNNER (PAGES 24 THROUGH 28)

On September 19, 2006 the Hanover board of directors approved Hanover’s engagement of Goldsmith, Agio, Helms, & Lynner, which we refer to as Agio in this Proxy Statement, to prepare a valuation analysis of Hanover. Agio was retained pursuant to an engagement agreement executed on October 3, 2006. Agio delivered the report of its valuation analysis to the board of directors of Hanover on November 8, 2006. Using traditional valuation methodologies and without giving weight to the market price of the Hanover common stock, the valuation analysis concluded the enterprise value of Hanover was in a range between $64 and $67 million. After deducting Hanover’s outstanding debt and the concluded value of the Preferred Stock, the methodologies used by Agio implied that Hanover’s common stock had no value insofar as the concluded enterprise value range was less than the concluded value of the Company’s outstanding debt and Preferred Stock. Agio concluded that the Company’s common stock price was not indicative of fair market value as established using traditional valuation methodologies and that it was trading on a speculative, as opposed to an economic, basis. Based on the valuation analysis and the Agio’s oral presentation to Hanover board of directors, the board concluded that the common stock had no value.

Agio prepared and delivered its valuation analysis to Hanover’s board of directors before the board began to consider the merger described in this proxy statement. AGIO DID NOT CONSIDER THE TERMS OF THE MERGER, AND ITS VALUATION ANALYSIS IS NOT AN OPINION AS TO THE FAIRNESS OF THE MERGER CONSIDERATION.

FINANCING; SOURCE OF FUNDS (PAGE 33)

The aggregate Merger Consideration payable to stockholders of Hanover, other than Chelsey which will not receive cash for its common stock or Preferred Stock, is approximately $1.77 million, assuming none of such stockholders choose to exercise and perfect any appraisal rights and become Dissenting Stockholders. The Merger Consideration is anticipated to come from cash on hand of the Chelsey Group. In the merger agreement, Chelsey has represented that it and the Chelsey Group, collectively, have adequate resources to fund the aggregate Merger Consideration as of the date of the merger agreement and at all times until completion of the merger, and the merger agreement is otherwise not contingent on Chelsey obtaining any third party financing.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGES 29 AND 30)

As you consider the recommendation of our board of directors to vote “FOR” the approval and adoption of the merger agreement and approval of the merger provided for therein, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are, or may be, different from or in addition to your interests. Our board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend adoption of the merger agreement.

These interests include the following:

•

Stuart Feldman, a director of Hanover, and his affiliates beneficially own approximately 69% of Hanover’s issued and outstanding common stock, 77% of the common stock after giving effect to the exercise of all of outstanding options and warrants held by them, and all of the outstanding shares of Hanover’s Preferred Stock. Mr. Feldman is also the major beneficial owner of Chelsey which will be Hanover’s sole shareholder after the merger. (Mr. Feldman also holds options which have an exercise price which exceeds the Merger Consideration and thus have no value.) Chelsey Finance, LLC (also referred to as “Chelsey Finance”) is also a junior secured lender to Hanover.

•

William Wachtel, the Chairman of the board of directors of Hanover, is the sole manager of Chelsey and holds vested options to acquire 7,344 shares directly. (The exercise price of Mr. Wachtel’s options exceeds the Merger Consideration and thus have no value.)

•

Wayne P. Garten, the current Chief Executive Officer of Hanover and a director, will, pursuant to the terms of the merger agreement, continue as CEO after the merger. Mr. Garten also owns 190 shares of our common stock and holds vested options to acquire 205,000 shares of our common stock. (The exercise price of Mr. Garten’s options is exceeds the Merger Consideration and thus have no value.)

•

Paul Goodman, a director, holds vested options to acquire 5,667 shares of our common stock. (The exercise price of Mr. Goodman’s options exceeds the Merger Consideration and thus have no value.) Mr. Goodman is CEO of Chelsey Broadcasting, LLC.

•	The continuation of certain indemnification arrangements benefiting our directors and executive officers.

For a more detailed discussion of these interests, we refer you to “Special Factors -- Interests of Certain Persons in the merger,” beginning on pages 29 and 30.

CONDITIONS TO THE MERGER (PAGES 29 AND 30)

The obligations of Hanover and Chelsey to complete the merger are subject to several conditions, including:

•

the merger agreement must be approved and adopted by two-thirds of the outstanding Preferred Stock and the holders of a majority of the shares of Hanover common stock outstanding as of the record date and the Preferred Stock (which has 100 votes per share), voting as a single class;

•

there must be no legal or judicial restraints or prohibitions in effect which restrain or prevent consummation of the merger or otherwise impose material limitations on the ability of Chelsey and MergerCo effectively to acquire and hold the business of Hanover; and

•	the written consent of Hanover’s secured lenders must be received.

The obligations of Chelsey to complete the merger are subject to several conditions, including:

•

the representations and warranties of Hanover in the merger agreement being true and correct as of the closing date of the merger (without regard to any materiality or material adverse effect qualifiers contained therein), unless the effect of all failures of such representations and warranties taken together has not had or would not reasonably be expected to have a Hanover material adverse effect threshold, and the obligations of Hanover being performed in all material respects;

•

since the date of the merger agreement through the closing date, there shall not have been any change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Hanover material adverse effect; and

•

the settlement or complete resolution of all shareholder litigation pending as of the date of the merger agreement against Hanover, and all litigation against Hanover that may arise in connection with the merger on or before the closing of the merger.

The obligations of Hanover to complete the merger are subject to several conditions, including:

•

the representations and warranties of Chelsey and MergerCo in the merger agreement being true and correct as of the closing date of the merger (without regard to any materiality or material adverse effect qualifiers contained therein), unless the effect of all failures of such representations and warranties taken together has not had or would not reasonably be expected to have a Chelsey material adverse effect, and the obligations of Chelsey and MergerCo being performed in all material respects; and

•	Chelsey shall have deposited with the payment agent (a bank designated to pay the Merger Consideration) an amount equal to the aggregate Merger Consideration.

The merger is required to be completed no later than the second business day after the satisfaction or waiver of these conditions.

NO PROHIBITIONS ON SOLICITATION (PAGE 35)

The merger agreement contains no prohibitions on Hanover or its affiliates from soliciting or participating in any way with a third party concerning the sale of Hanover. The merger agreement allows the board of directors of Hanover to withdraw, withhold or modify its approval of the merger or approve and be prepared to enter into a “superior proposal” if the board of directors determines in good faith, that its failure to take either of such actions would be inconsistent with its fiduciary duties. For purposes of the merger agreement, a superior proposal is, in general, a third party bona fide written proposal to acquire 50% or more of Hanover's assets or voting power, a tender offer that results in the acquisition of 50% or more of Hanover’s voting power or a merger, reorganization or similar transaction, which (A) is on terms and conditions which the board of directors of Hanover determines in its good faith judgment to be more favorable to holders of our common stock, other than Chelsey and its affiliates, than the merger and (B) is, in the good faith judgment of our board or directors, reasonably capable of being consummated. In considering whether a proposal is reasonably capable of being consummated, our board of directors would take into account, among other things, whether the proposal makes adequate provision for the senior secured credit facility provided by Wachovia National Bank, the junior secured credit facility provided by Chelsey Finance and the Series C Preferred Stock held by Chelsey, such that the consents of Wachovia, Chelsey Finance and Chelsey to such proposal can be obtained.

TERMINATION OF THE MERGER AGREEMENT (PAGE 37)

The merger agreement may be terminated before the merger is completed, whether before or after approval by Hanover’s stockholders, by either Hanover or Chelsey by mutual consent or if:

•	our stockholders do not vote to approve and adopt the merger agreement at the annual meeting;
•	the merger has not been completed by March 31, 2007, unless the date is mutually extended by the parties;
•

any court or governmental entity issues or enacts a final and non-appealable ruling or order which permanently restrains, enjoins or otherwise prohibits the consummation of the merger or otherwise imposes material limitations on the ability of Chelsey and MergerCo effectively to acquire and hold the business of Hanover; or

•

if the other party fails to cure its breach of its closing conditions relating to the accuracy of its representations and warranties, or relating to the performance of its obligations under the merger agreement, within 20 days after receiving notice of such breach from the terminating party, or if such breach is not curable by the exercise of reasonable efforts.

However, neither we nor Chelsey may terminate the merger agreement because of a failure of the merger to be completed by March 31, 2007, or because of such a final and non-appealable ruling or order, if primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement.

We may terminate the merger agreement without Chelsey’s consent if:

•

our board of directors at any time withdraws, withholds, modifies or changes in any manner any approval or recommendation regarding the merger agreement or the transactions contemplated thereby, or approves and is prepared to enter into or recommend and declare advisable any superior proposal to our stockholders, in each case based on a determination that the failure to take such action would be inconsistent with the board of directors’ fiduciary duties under applicable law; or

•

our board of directors determines that since the date of the merger agreement through the closing date, there has been any change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Chelsey material adverse effect.

Chelsey may terminate the merger agreement without our consent if:

•

our board of directors or any committee of the board withdraws, modifies or changes in any manner adverse to Chelsey or MergerCo its recommendation with respect to the merger agreement and merger, or recommends another proposal or offer, or resolves to do any of such actions, or takes a neutral position or makes no recommendation with respect to an offer not made by Chelsey or MergerCo after the board of directors had a reasonable time (but not greater than 10 days following receipt of the proposal or offer) to review and make a recommendation regarding such proposal or offer; or

•

since the date of the merger agreement through the closing date, there has been any change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Hanover material adverse effect.

NO TERMINATION FEE (PAGE 37)

The merger agreement does not provide for the payment to Chelsey of any termination fee if the merger agreement is terminated under any circumstances.

REASONS FOR THE MERGER (PAGES 21 TRHOUGH 24)

In the course of reaching its unanimous decision to approve the merger and recommend approval and adoption of the merger agreement by our stockholders, our board of directors considered a number of factors described on pages [ ], including, among other factors, the following:

•	our board of directors’ knowledge of Hanover’s management and the history of its business, operations, properties, assets, liabilities, liquidity, financial condition and operating results;
•	the presentations and valuation analysis of Agio regarding the enterprise value of Hanover and the value of our common stock

•	the conclusion of the Hanover board of directors that the common stock had no value and accordingly that Chelsey’s offer of $0.25 per share is a premium over the value of our common stock;
•	the Merger Consideration will consist entirely of cash and Chelsey’s obligation to pay the Merger Consideration is not contingent on its ability to secure third party financing;
•	the common stock is not listed on any stock exchange and prices for the common stock are quoted on the Pink Sheets which has resulted in a substantially illiquid market for our common stock;
•	the costs of remaining public are a significant drain on Hanover’s resources, which costs are expected to increase in the future and Hanover gains no benefit from being public;
•

Hanover’s Earnings Before Interest, Taxes, Depreciation and Amortization (also referred to as “EBITDA”) has declined over the last year as a result of rising costs and declines in productivity in its distribution center, a trend that is expected to continue;

•	both of Hanover’s credit facilities come due in July 2007 and there can be no assurances that Hanover can refinance the facilities;
•

dividends on the Preferred Stock began accruing in January 2006 and the liquidation preference of the Preferred Stock will grow to $72.7 million in October 2008 and the Preferred Stock must be fully redeemed on January 1, 2009;

•

Delaware law entitles Hanover’s stockholders, who follow certain statutory procedures, to a judicial appraisal to determine the fair value of their shares if the merger is completed and they believe the Merger Consideration is not fair; and

•

no potential alternative offer has been presented to the board of directors that ascribes a higher enterprise value for Hanover and even if such an offer had been presented, it could not be consummated without the consent of Chelsey which controls a majority of Hanover’s common stock, all of the Preferred Stock is also a secured lender to Hanover.

APPRAISAL RIGHTS (PAGES 38 THROUGH 40)

Stockholders of Hanover who do not wish to accept the Merger Consideration may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $0.25 per share Merger Consideration. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must comply with the requirements of Delaware law, including among other things:

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to approve and adopt the merger agreement at the annual meeting;
•	you must not vote in favor of the proposal to approve and adopt the merger agreement and the merger; and
•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the merger or failing to vote will not preserve your right of appraisal under Delaware law. Also, because a submitted executed proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of an executed proxy not marked “against” or “abstain” will result in the waiver of appraisal rights, unless the proxy is revoked before for the annual meeting. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the Delaware law, you will lose your right of appraisal.

Appendix B to this proxy statement contains the relevant provisions of Delaware law relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety. FAILURE TO FOLLOW ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGES 31 AND 32)

The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger for you. You should read “Special Factors — U.S. Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger.

STOCKHOLDER LAWSUITS CHALLENGING THE MERGER (PAGE 33)

We are aware of three purported stockholder class action lawsuits which were filed in the Delaware Chancery Court on behalf of Hanover’s unaffiliated stockholders in March 2006 in response to a prior going private proposal made by Chelsey in February 2006. These stockholder suits allege, among other things, that our board of directors breached its fiduciary duties to Hanover’s unaffiliated stockholders. The plaintiffs in each of the cases agreed to extend the time by which the defendants were required to respond pending the recommendation of a special committee regarding the fairness of this initial going private proposal from a financial perspective. On May 25, 2006, Chelsey withdrew its initial going private proposal. There has been no recent activity in the stockholder suits, although it is possible that the plaintiffs in these actions may seek to revive the proceedings in the light of the board of director’s approval of the merger. There was however, a claim brought to compel us to hold an annual meeting. We agreed to hold the annual meeting on January 10, 2007. Because of time required to prepare and file this Proxy Statement, we intend to request an extension of time by which the annual meeting will be held.

We and our board of directors believe these lawsuits are without merit and intend to defend them vigorously. We refer you to the more detailed discussion of these lawsuits under the heading “Special Factors -- Certain Legal Proceedings Regarding the Merger.”

REGULATORY MATTERS (PAGE 33)

The merger and the conversion of Hanover’s common stock into the right to receive the Merger Consideration are not subject to the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

INFORMATION REGARDING THE ANNUAL MEETING (PAGES 15 THROUGH 17)

Date, Time and Place (see page ). The annual meeting of our shareholders will be held at 10:30 a.m. on ☐ at [Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, NJ 07086].

Purpose (see page ). At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and the merger, which provides that MergerCo will merge with and into Hanover and Hanover will continue as the surviving corporation and as a wholly owned subsidiary of Chelsey, and each share of Hanover common stock you own at the effective time of the merger, other than shares held by Hanover, Chelsey and Dissenting Stockholders, will be converted into the right to receive $0.25 in cash, without interest and less applicable withholding taxes. In addition, you will be asked to elect four members to our board of directors. If necessary, you will also be asked to approve adjournments or postponements of the annual meeting, to permit further solicitation of proxies, and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date, Voting Power (see page ). You are entitled to vote at the annual meeting if you owned shares of Hanover common stock pr Preferred Stock at the close of business on December 4, 2006, the record date for the annual meeting. You will have one vote at the annual meeting for each share of Hanover common stock you owned at the close of business on the record date. Chelsey will have 100 votes at the annual meeting for each share of Preferred Stock owned at the close of business on the record date. As of the record date there were 22,426,296 shares of Hanover common stock and 564,819 shares of Preferred Stock entitled to vote at the annual meeting.

Procedure for Voting (see page ). You can vote your shares prior to the annual meeting by mail with the enclosed proxy card, in accordance with the instructions on the proxy card, or you may vote via the Internet or by telephone, or you can also vote your shares by attending the meeting and voting in person. Brokers or banks holding shares in “street name” may vote your shares on the adoption of the merger agreement only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your shares. All properly executed proxies that we receive prior to the vote at the annual meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement, “FOR” the nominees for directors, and in the discretion of the proxy holder(s) on any other matter that may properly be brought before the annual meeting or any adjournments or postponements of the annual meeting.

Revocation of Proxies (see page ). You may revoke your proxy at any time prior to the vote at the annual meeting by delivering to Hanover’s Secretary a signed notice of revocation or submitting a later-dated, signed proxy following the instructions provided on the proxy card. You also may revoke your proxy by attending the annual meeting and voting in person. Attendance at the annual meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted.

Quorum (see page ). A quorum must be present to transact business at the annual meeting. A quorum will be present at the annual meeting if the holders of a majority of our shares of stock issued and outstanding on the record date and entitled to vote at the annual meeting or the holders of a majority of the voting power of such stock are represented at the annual meeting in person or by a properly executed proxy. As Chelsey holds a majority of the shares of common stock and all of the Preferred Stock and will be present at the meeting, a quorum is assured assuming Chelsey is present in person or by proxy at the annual meeting.

Vote Required (see page ). The affirmative vote of the holders of two thirds of the outstanding Preferred Stock and a majority of the outstanding shares of Hanover’s common stock entitled to vote and the Preferred Stock (which ahs 100 votes per share), voting together as a class, is required to adopt the merger agreement. Directors are elected by a plurality of the votes cast at the annual meeting by shares represented in person or by proxy and entitled to vote for the election of directors; therefore, the four nominees receiving the highest number of votes will be elected.

Shares Owned by Our Directors, Executive Officers and Their Associates; Voting Covenant in merger agreement (see page ). On the record date, our directors and executive officers beneficially owned and were entitled to vote 25,939,331 shares of our common stock (assuming the exercise of all options and warrants excercisable within 60 days of November 17, 2006), which represented approximately 78% of the shares of our common stock outstanding on that date. The merger agreement provides that, subject to a change in the recommendation of our board of directors with respect to the merger, Chelsey has agreed to, and to cause certain of its affiliates to, vote in favor of the adoption of the merger agreement. As of the record date, Chelsey and its affiliates beneficially own approximately 92% of the voting rights of the Company (including owning approximately 69% of Hanover’s issued and outstanding common stock, 77% of the common stock after giving effect to the exercise of all of Chelsey’s outstanding options and warrants; and all of Hanover’s Preferred Stock which has 100 votes per share). Therefore, subject to a change in recommendation of our board of directors or termination of the merger agreement in accordance with its terms, the merger agreement and merger provided for therein is expected to be adopted by the required vote of Hanover stockholders at the annual meeting.

Solicitation of Proxies and Expenses (see page ). Hanover is paying the costs of soliciting proxies. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to the person’s for whom they hold Hanover common stock as of December 4, 2006 . We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock as of the record date. Neither Chelsey nor Hanover needs to, nor intends to, solicit the submission of proxies authorizing the voting of shares in accordance with our Board’s recommendations.

QUESTIONS ABOUT THE MERGER (PAGES 70 AND 71)

If you have more questions about the merger or would like additional copies of this Proxy Statement, you should contact:

Daniel J. Barsky, Esq.

Senior Vice President, General Counsel & Secretary

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, New Jersey 07086

(201) 272-3425

The following page presents answers to some of the more commonly asked questions about the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the annual meeting and the proposed transaction. These questions and answers may not address all questions that may be important to you as a Hanover stockholder. You should read the more detailed information contained elsewhere in this Proxy Statement, the appendices and annexes to the Proxy Statement and the documents referred to in this Proxy Statement.

Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A: Stockholders as of the close of business on December 4, 2006, the record date.

Q: HOW DO I VOTE?

A: There are four ways of voting. You may attend the meeting in person and cast your vote at the meeting or you may cast you vote by marking and mailing in the attached proxy in the enclosed postage paid envelope or you may vote via the Internet or by telephone in accordance with the instructions on the attached proxy.

Q: HOW MANY SHARES NEED TO BE REPRESENTED AT THE MEETING?

A: The holders of a majority of the outstanding shares of stock entitled to vote at the annual meeting (11,213,148 shares) or the holders of a majority of the voting power of such stock must be present in person or represented by proxy to constitute a quorum for the transaction of business. As Chelsey holds a majority of the shares of common stock and all of the Preferred Stock and will be present at the meeting, a quorum is assured assuming Chelsey is present in person or by proxy at the annual meeting.

Q: HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF EACH ITEM?

A: Adoption of the merger agreement — The affirmative vote of the holders of two thirds of the outstanding Preferred Stock and a majority of the outstanding shares of the Company’s common stock entitled to vote and the Preferred Stock (which has 100 votes per share), voting together as a class, is required in order to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Election of Directors — The four nominees for director receiving a plurality of the votes cast at the annual meeting in person or by proxy will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

Q: DOES MY VOTE MATTER?

A: Assuming the annual meeting occurs and representatives from Chelsey vote at the annual meeting, the vote for the merger is assured because Chelsey and its affiliates own sufficient shares to approve and adopt the merger agreement and approve the merger even if all other shareholders vote against it, and the nominees for director will be elected. However, as explained below in “Appraisal Rights,” you must not vote in favor of the merger and you must otherwise comply with Delaware law procedures relating to appraisal rights in order to avail yourself of your appraisal rights should you elect not to accept the Merger Consideration. In any appraisal proceeding that might be commenced, Hanover intends to argue, among other things, that the ‘fair value’ of the common stock was $0.00 as of the date of the merger and that any stockholder who has perfected appraisal rights should receive no consideration whatsoever.

The current directors, who have been nominated to stand for reelection, are identified below and Chelsey has indicated that it will vote for these directors. As such, their election is expected to be adopted by the required vote of our stockholders.

Q: WHAT HAPPENS IF I SELL MY COMMON STOCK BEFORE THE ANNUAL MEETING?

A: The record date for the annual meeting is earlier than the expected date of the merger. If you transfer your shares of Hanover common stock after the record date, but before the merger, you will retain your right to vote at the annual meeting, but the right to receive the $0.25 per share Merger Consideration will pass to the person to whom you transferred your shares.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the approval of certain proposals, including the adoption of the merger agreement, the broker is not permitted to vote your shares at all. For the election of directors, the broker may vote your shares in its discretion. Any failure to instruct your broker on how to vote in favor of the merger will have the effect of a vote “AGAINST” the proposed merger agreement and merger. You should follow the directions provided by your broker on how to instruct your broker to vote your shares.

Q: WHAT WILL HAPPEN TO THE DIRECTORS WHO ARE UP FOR ELECTION IF THE MERGER AGREEMENT IS ADOPTED?

If the merger agreement is adopted by our stockholders and the merger is consummated, our directors will no longer be directors of the surviving corporation after the consummation of the merger unless they are also the directors of MergerCo. Our current directors, including those elected at the annual meeting, will serve only until the merger is consummated, unless they are directors of MergerCo.

Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. Soon after the merger is completed, we will send you written instructions explaining how to exchange your Hanover certificates for the Merger Consideration. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion and timing of the proposed merger and other information relating to the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” and “believes,” among others. Forward-looking statements are predictions of future trends and events and as such, there are substantial risks and uncertainties associated with forward-looking statements, many of which are beyond management’s control. While we base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. The following are some of the material risks and uncertainties to which we are subject:

•	the satisfaction of the conditions to complete the merger, including the receipt of required consents.
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement.
•	the outcome of any legal proceedings that is existing or may be instituted against us and others following announcement of the merger agreement.
•	the occurrence of any offer or proposal to acquire us.
•	the risk of unforeseen event, change or other circumstances resulting in a material adverse effect on us.
•	the failure of the merger to close for any other reason.

These and other factors may cause our actual results to differ materially from any forward-looking statement. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement, the documents to which we refer you and other statements made from time to time from us or our representatives, might not occur.

Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement and amend the related Rule 13e-3 transaction statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary. The safe harbor from liability for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement and Section 27A of the Securities Act of 1933, as amended, referred to as the “Securities Act” in this proxy statement, do not apply to forward-looking statements made in connection with a going private transaction, including statements made in a proxy statement or documents incorporated by reference therein.

PARTIES INVOLVED IN THE PROPOSED MERGER

Hanover Direct, Inc. is a direct marketer of quality, branded merchandise through a portfolio of catalogs and websites. We also manufacture comforters and pillows that we sell in several of our catalogs and our retail outlet stores and manufacture Scandia Down branded comforters, pillows and featherbeds that we sell through specialty retailers. In addition, we provide product fulfillment, telemarketing, information technology and e-commerce services to third party businesses involved in the direct marketing business. Hanover is a publicly-held company. Hanover’s common stock, par value $0.01 per share was delisted from the American Stock Exchange (or AMEX) effective February 16, 2005 as a result of our failure to comply with the AMEX’s continued listing standards. Current trading information about our common stock can be obtained from the Pink Sheets under the trading symbol “HNVD.PK.” Our principal executive offices are located at 1500 Harbor Boulevard, Weehawken, NJ 07086 and our telephone number is (201) 863-7300.

Chelsey Direct, LLC is a Delaware limited liability company and is a holding company that holds Hanover common stock. Together with its affiliate Chelsey Finance, LLC (Chelsey Direct, LLC and its affiliates which include Chelsey Finance, LLC, William Wachtel and Stuart Feldman are referred to as collectively as “Chelsey”), Chelsey is the record holder of 15,364,682 shares of common stock, warrants to purchase 10,259,366 shares of common stock and all of the outstanding 564,819 shares of our Preferred Stock. Chelsey Capital Profit Sharing Plan (also referred to as the “Chelsey Plan”) is the sole member of Chelsey and Mr. Wachtel, the Hanover Chairman of the Board is the sole Manager of Chelsey. The sponsor of the Chelsey Plan is DSJ International Resources Ltd. (“DSJI”). Mr. Feldman is the sole officer and director of DSJI and a principal beneficiary of the Chelsey Plan. Chelsey’s principal office is located at 110 East 59th Street, New York, 10019 and its telephone number is (212) 909-9500 .

Chelsey Acquisition, Inc. (also referred to as “MergerCo”) is a Delaware corporation wholly owned by Chelsey Direct and was formed solely for the purpose of effectuating the merger. Mr. Wachtel is the sole officer and director of MergerCo.

INFORMATION CONCERNING THE ANNUAL MEETING

Date, Time and Place

The Annual Meeting will be held at 10:30 a.m., local time on ☐, at [Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, New Jersey 07086].

Purpose of the Annual Meeting

At the annual meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, to elect directors and such other matters as may properly come before the annual meeting. A copy of the merger agreement is attached as Appendix A to this Proxy Statement.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE HANOVER STOCKHOLDERS (OTHER THAN HANOVER, CHELSEY, CERTAIN OF ITS AFFILIATES AND THE DISSENTING STOCKHOLDERS) AND HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.

In considering the recommendation of the board of directors above, you should be aware that, as discussed in more detail under the heading “Special Factors -- Interests of Certain Persons in the Merger,” all of the members of our board of directors have a conflict of interest in recommending approval of the merger agreement; three are affiliated with Chelsey and the other is Hanover’s Chief Executive Officer.

To review the background and reasons for the merger in greater detail, we refer you to the information under the headings “Special Factors -- Background of the Merger” and “-- Recommendations of the Board; Reasons for the Merger.”

Record Date and Quorum Requirement

We have fixed the close of business on December 4, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. At the close of business on December 4, 2006, there were 22,426,296 shares of our common stock issued and outstanding with record holders and 564,819 shares of Preferred Stock issued and outstanding. A quorum will be present at the annual meeting if the holders of a majority of the outstanding shares of Hanover stock entitled to vote on the record date or the holders of a majority of the voting power of such stock are represented in person or by proxy. Each record holder of our common stock at the close of business on December 4, 2006 is entitled to one vote for each share then held on each matter submitted to a vote of the stockholders at the annual meeting. Chelsey, the record holder of our Preferred Stock at the close of business on December 4, 2006, is entitled to 100 votes for each share of Preferred Stock then held on each matter submitted to a vote of the stockholders at the annual meeting.

Solicitation, Revocation and Use of Proxies

Our board of directors is requesting that after you read this Proxy Statement, including its appendices, you complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. Alternatively, you may vote in person at the annual meeting. We refer you to the heading “Voting Procedures” below for additional information on how to vote at the annual meeting.

We will pay the costs of soliciting proxies and the costs of holding the annual meeting. We do not intend to use any third parties to solicit proxies and thus do not anticipate incurring any proxy solicitation costs. We will furnish copies of the Proxy Statement to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of our common stock, and we will reimburse these persons for their reasonable out-of-pocket expenses.

You may revoke your proxy at any time before the annual meeting by:

•	giving written notice of your revocation to our Secretary at 1500 Harbor Boulevard, Weehawken, NJ 07086; Attention: Daniel J. Barsky
•	filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary; or
•	attending the annual meeting and voting in person.

Voting Procedures

Vote by Mail. If you chose to vote by mail, please complete, sign and date and return your proxy card in the postage-paid envelope provided.

Vote via the Internet or by Telephone. If you chose to vote via the Internet, follow the on-screen instructions at www.voteproxy.com; have your proxy card available when you access the web page. If you chose to vote by telephone, call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions; have your proxy card available when you call. You may vote via the Internet or by phone up until 11:59 PM, Eastern Standard Time, the day before the meeting date.

Vote at the Annual Meeting. Voting by mail will not limit your right to vote at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, however, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote the shares at the annual meeting.

How Shares are Voted. Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of Hanover will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted to approve the merger agreement and for the director nominees and in the manner as the persons named on the proxy card in their discretion determine upon any other matter that may properly come before the annual meeting or any postponements or adjournments thereof. If you abstain from voting, or do not execute a proxy card and do not vote at the annual meeting, it will have the same effect as a vote against the adoption of the merger agreement.

Vote Required

Adoption of the merger agreement. The affirmative vote of two-thirds of the Preferred Stock and the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote and the Preferred Stock (which has 100 votes per share), voting together as a class, is required in order to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Election of Directors. The four nominees for director receiving a plurality of the votes cast at the annual meeting in person or by proxy will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

As of the record date, Chelsey and its affiliates beneficially own approximately 92% of the voting rights of the Company (including owning approximately 69% of Hanover’s issued and outstanding common stock, 77% of the common stock after giving effect to the exercise of all of Chelsey’s outstanding options and warrants and all of the 564,819 shares of Hanover’s Series C Participating Preferred Stock which has 100 votes per share). Therefore, subject to a change in recommendation of our board of directors or termination of the merger agreement in accordance with its terms, the merger agreement and merger provided for therein is expected to be adopted by the required vote of Hanover stockholders at the annual meeting.

We will also be voting on directors at the annual meeting. The current directors, who have been nominated to stand for reelection, are identified below and Chelsey has indicated that it will vote for these directors. As such, their election is expected to be adopted by the required vote of our stockholders. It is anticipated that these directors will serve until the consummation of the merger, which is anticipated to occur promptly following the annual meeting. Under the merger agreement, after the merger is consummated, the MergerCo directors will become the Hanover directors.

Voting on Other Matters

You may also be asked to consider other matters that may properly come before the annual meeting and any postponements or adjournments thereof. It is not anticipated that any other matters will be brought before the annual meeting. If other matters should properly come before the annual meeting, however, the holders of proxies solicited hereby will have the authority to vote on any new matters in their discretion, unless you withhold such authority.

Additional Voting Information

Proxies that are returned and reflect abstentions from voting are counted as present and entitled to vote for purposes of determining whether a quorum exists at the annual meeting. Proxies that reflect abstentions and proxies that are not returned will have the same effect as a vote against approval of the merger agreement.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. These brokers, however, are precluded from exercising their voting discretion with respect to the approval of non-routine matters like approving the merger agreement. A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Properly executed broker non-votes will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. The broker generally may vote your shares in its discretion for the election of directors; however, broker non-votes will have the same effect as votes against approval of the merger agreement.

If the annual meeting is adjourned for any purpose, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting, except for any proxies which have been revoked or withdrawn, even though they may have been voted on the same or any other matter at a previous meeting.

If the merger is consummated and there is any litigation challenging the merger, Hanover intends to assert that any stockholder who voted in favor of the merger is legally and equitably barred from participating in any recovery that might be sought in such litigation.

Appraisal Rights

Stockholders of Hanover who do not wish to accept the Merger Consideration may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $0.25 per share Merger Consideration. This right of appraisal is subject to a number of restrictions and technical requirements. In order to exercise appraisal rights, you must comply with the requirements of Delaware law, including among other things:

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to approve and adopt the merger agreement at the annual meeting;
•	you must not vote in favor of the proposal to approve and adopt the merger agreement and the merger; and
•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the merger or failing to vote will not preserve your right of appraisal under Delaware law. Also, because a submitted executed proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of an executed proxy not marked “against” or “abstain” will result in the waiver of appraisal rights, unless the proxy is revoked before the annual meeting. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by Delaware law , you will lose your right of appraisal.

Annex C to this Proxy Statement contains the relevant provisions of the DGCL relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety. FAILURE TO FOLLOW ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF HANOVER COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, THE PROCEDURES FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF HANOVER COMMON STOCK WILL BE AS DESCRIBED IN THIS PROXY STATEMENT. WE REFER YOU TO THE INFORMATION ON PAGE 34 OF THIS PROXY STATEMENT UNDER THE HEADINGS “THE MERGER AGREEMENT -- EXCHANGE AND PAYMENT PROCEDURES.”

SPECIAL FACTORS

BACKGROUND OF THE MERGER

Prior to February 2006

Chelsey made its initial purchase of Hanover’s common stock in May 2003 and acquired all of the outstanding Series B Participating Preferred Stock from a third party. Subsequently, Chelsey acquired a controlling interest on November 30, 2003 when Hanover was recapitalized. In the recapitalization, Hanover exchanged all of the outstanding shares of the Series B Participating Preferred Stock held by Chelsey for the issuance to Chelsey of additional common stock and a newly created Series C Participating Preferred Stock, increased the size of its board of directors of Hanover (also referred to as the “Board”) and gave Chelsey the right to appoint a majority of the Board and settled certain outstanding litigation. As part of the recapitalization, Hanover affected a one for ten reverse stock split in an effort to boost its stock price so it could maintain compliance with the AMEX listing standards.

Chelsey subsequently appointed a majority of the Board. In May 2004, Chelsey replaced Hanover’s Chief Executive Officer with Wayne Garten, the current CEO. Mr. Garten had held various financial positions with Hanover from 1983 to 1996, including serving as its Executive Vice President and Chief Financial Officer.

Shortly after Mr. Garten rejoined Hanover, he identified an error in Hanover’s revenue recognition policy. When another accounting error was identified, the Audit Committee in consultation with KPMG LLP (“KPMG”), then Hanover’s independent auditors, concluded that Hanover needed to restate its financial statements. On November 17, 2004, the Audit Committee launched an investigation relating to the restatement and other accounting-related matters and engaged Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer Hale”) as its independent outside counsel to assist with the investigation. Hanover was notified on January 11, 2005 by the SEC that the SEC was conducting an informal inquiry of its financial results and financial statements dating back to 1998. During the course of their audit, KPMG identified material weaknesses in internal control over financial reporting based upon its audit of the 2004 consolidated financial statements which it did not complete. On February 16, 2005, the Common Stock was delisted by the AMEX as a consequence, among other reasons, of Hanover’s inability to meet the AMEX’s continued listing requirements and its inability to timely file its Form 10-Q for the fiscal quarter ended September 25, 2004.

On March 14, 2005, the Audit Committee reported that it had concluded its investigation and, with the assistance of Wilmer Hale, reported its findings to the Board. The professional fees incurred by Wilmer Hale and the forensic accountants they engaged in the independent investigation totaled in excess of $1.7 million . On October 20, 2005, the Audit Committee terminated KPMG as Hanover’s independent auditors after having paid KPMG over $1.4 million in professional fees associated with the incomplete audit of the 2004 financial statements, the independent investigation and the restatement. On November 3, 2005, the Audit Committee engaged Goldstein Golub Kessler LLP (“GGK”) as its independent auditors. In February 2006, GGK completed its audit and reviews at a cost in excess of $750,000. On February 16, 2006, GGK noted to the Audit Committee of the Board that Hanover had taken corrective measures and addressed all the identified material weaknesses in its restatement of its financial statements. On February 21, 2006, Hanover filed its 2004 Annual Report together with its Quarterly Reports for third fiscal quarter of 2004 and the first three fiscal quarters of 2005 and became current in its periodic SEC filing requirements.

Prior to becoming compliant, the independent members of the Board had approached Chelsey to discuss the possibility of Chelsey taking Hanover private. Chelsey was amenable to the suggestion for a number of reasons. Hanover had incurred over $3.8 million in professional fees conducting the independent investigation and for auditing fees in completing the restatement and the audit of its prior period financial statements. At the same time, trading in our common stock was halted and our common stock was ultimately delisted from the AMEX; quotes became available only on the Pink Sheets, a highly illiquid market. The Board was advised by counsel that Chelsey could not take Hanover private until Hanover became compliant with its SEC periodic reporting requirements.

February 2006

February 2006 Offer from Chelsey

Hanover received a proposal from Chelsey to acquire the shares of common stock that Chelsey does not already own for a cash purchase price of $1.25 per share in a letter dated February 23, 2006. The letter indicated Chelsey’s belief that Hanover should become privately owned due to the financial drain imposed by remaining public as well as the limited benefits of remaining public. The letter stated that Chelsey or an affiliate proposed to enter into a cash merger agreement with us and to commence a cash tender offer promptly after the execution of that agreement.

Formation and Authority of a Special Committee

Shortly after receipt of the letter, on February 28, 2006 the Board met and authorized the formation of a special committee (“Special Committee”) of directors who were not affiliated with Chelsey, for the purpose of considering Chelsey’s proposal as of February 23, 2006 or any revision to the proposal from Chelsey or a Chelsey affiliate. The Special Committee was comprised of A. David Brown, Robert H. Masson and Donald Hecht, the three directors who were not Company employees or affiliated with Chelsey; Mr. Masson was appointed as the Special Committee’s Chairman. On February 28, 2006, the Special Committee appointed Wilmer Hale as its independent counsel.

Preliminary Discussions and Implementation of Strategic Process

On March 2, 2006, the Special Committee met with outside counsel to Hanover to discuss prospective financial advisors and to review the structure of the transaction being proposed by Chelsey. On March 8, 2006, the Special Committee reviewed an action filed in Delaware Chancery Court regarding the going private proposal by Chelsey. Representatives from Richards, Layton & Finger, P.A., Delaware counsel to the Special Committee, attended the meeting.

On March 9, 2006, after interviewing four potential financial advisors during the preceding week, the Special Committee selected Houlihan Lokey Howard & Zukin (“Houlihan”) as its financial advisor.

On March 21, 2006, Houlihan discussed preliminary due diligence with the Special Committee and laid out a timetable for the potential transaction. On March 28, 2006, Houlihan entered into a formal engagement letter and reviewed with the Special Committee its due diligence plan and its initial discussions with Hanover management in beginning to carry out that plan. On April 12, 2006, Houlihan presented a first draft of discussion materials to the Special Committee. The Special Committee sought additional due diligence materials and requested that Houlihan seek Company projections for purposes of its presentation. Houlihan later responded that the Company had explained that it had no existing projections.

On April 18, 2006, Houlihan made a presentation to the Special Committee at its offices in New York, and reviewed its presentation, which incorporated information supplied by the Company. Houlihan included in the written materials it reviewed with the Special Committee a range of values for Hanover common stock based on projected levels of EBITDA and EBITDA multiples that ranged from $1.18 per share (assuming $18.0 million of EBITDA and a multiple of 7 times) to $3.10 per share (assuming $21.0 million of EBITDA and a multiple of 9 times). After the presentation, the Special Committee authorized Houlihan and Wilmer Hale to meet with representatives from Chelsey. On April 19, 2006, representatives from the Special Committee met with Chelsey representatives. Chelsey presented its views on why $1.25 per share was significantly in excess of the value of the Hanover common stock at that time. The Special Committee sought a price in excess of $1.25 per share of common stock but did not propose a specific price at that meeting. Chelsey based its presentation on revised projected EBITDA that reflected a decline as a result of increased outbound merchandise shipment costs caused by the bankruptcy of APX, a major freight consolidator used by Hanover, declining productivity in the distribution center, higher postage and paper among other factors.

On May 5, 2006, the Special Committee directed Houlihan to seek more information on matters raised by Chelsey regarding the APX bankruptcy and other factors negatively impacting EBITDA. On May 15, 2006, Houlihan met with the Special Committee and reviewed written material, including revised figures based on reduced levels of projected EBITDA. The revision reduced the range of values from $0.85 per share (assuming EBITDA of $16.5 million and a multiple of 7 times) to $3.17 (assuming EBITDA of $22.5 million and a multiple of 8.5 times).

On May 17, 2006, the Special Committee met with representatives from Chelsey, Houlihan and Wilmer Hale, and engaged in an extended discussion regarding the appropriate price for Hanover. Chelsey representatives explained that they considered $1.25 per share of Common Stock to be very generous in light of Hanover’s declining prospects. After the meeting, the Special Committee met with representatives from Houlihan and Wilmer Hale and requested that Houlihan perform additional due diligence.

On May 24, 2006, Houlihan delivered a revised presentation to the Special Committee, which presented a further range of EBITDA numbers based on their discussions with representatives from Hanover’s management regarding their views of the declining prospects for Hanover. Houlihan presented the Special Committee with a revised range of prices per share ranging from $0.10 per share (assuming EBITDA of $13 million and a multiple of 7 times) to $2.65 (assuming EBITDA of $20.5 million and a multiple of 8.5 times).

Withdrawal of Offer by Chelsey

On May 25, 2006, Chelsey announced to Hanover that it was withdrawing its offer to purchase the outstanding Hanover common stock (not owned by Chelsey or its affiliates) for $1.25 per share and was terminating discussions with the Special Committee. In a communication to Hanover, Chelsey stated: “Due to the worsening operations of the Company resulting from the matters as recently reported in the Company’s report for the first fiscal quarter, Chelsey has withdrawn its offer.”

Beginning in early June, Chelsey explored other alternative approaches with the Special Committee in an effort to revive the process. On June 22, 2006, Chelsey suggested that the Committee explore the concept of a revised contractual structure that might provide additional consideration to the shareholders if certain triggering events occurred. The effort to revive the process was abandoned on June 28, 2006 based on further review with financial advisors and Chelsey’s outside legal counsel.

Houlihan was not requested to render a fairness opinion but had informed the Special Committee that it believed a fair range of values exceeded $1.25 per share. After June 28, 2006, Houlihan did not provide any further advice or services to the Special Committee, the Board or Hanover and was not involved in or consulted in any manner with respect to Chelsey’s subsequent offer to acquire the Hanover common stock pursuant to the merger agreement.

Resignation of Special Committee Members

On July 18, 2006, the directors who were members of the Special Committee resigned. Mr. Brown had earlier accepted a position with Linens ‘n Things, Inc. on March 20, 2006 as its Senior Vice President of Human Resources. Because of his position with a business that competes with Hanover, Mr. Brown indicated that while he wished to resign from the Board after taking the position, he agreed to stay on during the Special Committee’s deliberations. Once the Special Committee’s deliberations ended, he was able to resign. As he and Mr. Masson had been Board members before Chelsey acquired control, Mr. Masson indicated that he did not wish to continue to serve after Mr. Brown resigned. Donald Hecht, who had been appointed by Chelsey, also decided to resign as he did not want to be the sole remaining director of the Special Committee.

August and September 2006

Considerations to Replace the Independent Directors

After the Board members on the Special Committee resigned, the Board considered appointing replacement independent directors. After taking into account the advice of its outside advisors who had concluded that Hanover was not legally required to have independent directors, the Board took several steps to insure that any subsequent deliberations regarding a transaction with Chelsey were acted upon with due regard for the interests of the minority stockholders, including hiring an independent investment banker as discussed below.

Engagement of Agio

During August of 2006, Stuart Feldman and William Wachtel, as Board members, and Hanover’s outside counsel, began speaking with various investment banking firms about completing a valuation of Hanover. One of these prospective firms was Goldsmith, Agio, Helms, & Lynner (“Agio”). Chelsey and Hanover senior management knew of Agio’s reputation as a well respected investment banking firm with particular expertise in the direct marketing industry. In March 2006, Hanover had retained Young, Conaway, Stargatt & Taylor (“Young Conaway”), as special Delaware counsel to represent Hanover in the Delaware Chancery Court actions. In August, the Board elected to retain Young Conaway to assist the Board on Delaware law matters.

Representatives of Agio and Young Conaway were invited to a September 8, 2006 Board meeting during which an Agio representative made a presentation to the Board about the possibility of Agio preparing a valuation analysis of Hanover. After Agio’s presentation, the Board unanimously determined to engage Agio to provide the valuation analysis.

On September 19, 2006, the Board approved Hanover’s engagement of Agio to prepare a valuation analysis of Hanover. Agio was retained pursuant to an engagement agreement that was executed on October 3, 2006. The Board directed Agio to prepare its analysis and come to its conclusion with the instructions to disregard whether or not the valuation might be perceived as favorable to Chelsey.

Agio then delivered a comprehensive due diligence list to management. On September 23, 2006, representatives of Agio met with Hanover senior management to gain an understanding about Hanover, its finances and its future prospects. Management began assembling the information including the preparation of projections for fiscal years 2006 through 2009. There were numerous discussions between representatives of Agio and Hanover’s management throughout October and November.

The Board of directors provided an express directive to Agio that when a range of reasonable judgments could be made in arriving at a valuation of Hanover, Agio should use the direction which would achieve a higher valuation for the holders of the common stock of Hanover.

Other Offers – Palmetto Partners LLC Offer

In early October 2006 Wayne Garten, Hanover’s CEO was contacted by Palmetto Fund, LLC (“Palmetto”) concerning its interest to acquire Hanover. Mr. Garten forwarded the inquiry to Mr. Wachtel, Hanover’s Chairman, who requested that Palmetto put the offer in writing. On October 19, 2006, Palmetto sent a letter to Mr. Wachtel expressing interest in buying Hanover’s common stock for $1.35 per share and to purchase the Preferred Stock for $51 million, consisting of $45 million in cash and $6 million in three year 7% subordinated debentures. The offer for the Preferred Stock was valued by Chelsey to represent a discount to the redemption value of the Preferred Stock. The offer was premised on $14.5 million of EBITDA and other customary conditions including completion of definitive agreements and due diligence. The letter was forwarded to Delaware counsel who in turn forwarded the letter on to Agio who considered it in preparing the Valuation Analysis. At that time, Hanover’s 2006 EBITDA, adjusted upward for the change in accounting treatment as a result of the switch in membership program providers, was projected to be $8.0 million. If the proposal was adjusted to reflect the current projected EBITDA rather than the $14.5 million on which the letter was premised, the proposal would not have ascribed any value to the common stock and would have resulted in a purchase of the Preferred Stock at a greater discount to its then current redemption value. Consequently, the proposal was not given further consideration. However, a copy of the proposal was delivered to Agio for its information in connection with its valuation analysis.

November 2006

Delivery of Valuation Analysis and Revised Valuation Analysis

Agio delivered its report and valuation analysis of Hanover (“Valuation Analysis”) to the Board on November 8, 2006. Using several traditional valuation methodologies and without giving weight to the market price of Hanover’s common stock, the Valuation Analysis concluded that the enterprise value of Hanover was in a range between $64 and $67 million. The enterprise value included, as a separately valued asset, the discounted value of Hanover’s net operating losses (“NOLs”) and was calculated assuming that Hanover’s EBITDA was increased by the assumed shutdown of an unprofitable division. Agio then deducted from the enterprise value Hanover’s outstanding debt and the Preferred Stock at the value carried on Hanover’s balance sheet, and added back an Agio derived discount to the value of the Preferred Stock in order to establish a value range for the Company’s common stock. Based on the methodologies it used, Agio concluded Hanover’s common stock had no value insofar as the concluded enterprise value range was less than the concluded value of the Company’s outstanding debt and Preferred Stock. Agio further concluded that Hanover’s common stock price in the public market was not indicative of fair market value as established using traditional valuation methodologies and that it was trading on a speculative, as opposed to an economic, basis. Agio also concluded that the common stock had no book value.

In presenting the Valuation Analysis, representatives from Agio stressed that where they had a range of reasonable judgments to make in assessing value, they had selected from the range, the option that resulted in finding a higher valuation for the Company and lower valuation for the Preferred Stock which would result in a higher valuation for the common stock. Representatives from Agio also stressed that their analysis did not include as a factor the market price of Hanover’s common stock, which implied values higher than those resulting from the methodologies used in the valuation analysis. The Board thoroughly reviewed the report, asking many questions. In response to specific questions from the Board, representatives from Agio stated that they had not considered Chelsey’s prior proposal of $1.25 per share of Common Stock in performing its Valuation Analysis because Hanover’s projected EBITDA was $16 million at that time and expected to increase at that time, was trending upward, a trend that had reversed. In response to questions relating to the disparity between the valuation analysis and the price at which Hanover’s common stock was quoted on the Pink Sheets, representatives of Agio stated that the Common Stock’s trading history was volatile, that it was extremely thinly traded, and that Agio believed that the common stock was being traded on a speculative as opposed to an economic basis. Accordingly, he said that Agio did not consider the trading data meaningful in determining the valuation.

The Board requested from Agio a follow up sensitivity analysis on the valuation based on the impact of using different weighted average costs of capital. The Board also requested that Agio be provided with a copy of any materials prepared by Houlihan for the Special Committee (although the materials had not previously been provided to the Board). Such materials were delivered to Agio although Houlihan was not consulted at that time and did not participate in the process.

After Agio completed its presentation to the Board, the Board engaged in a discussion regarding its options if Chelsey decided to make a proposal to acquire the common stock held by stockholders other than Chelsey or its affiliates. Members of the Board noted that in view of the fact that three of the directors were affiliated with Chelsey and the remaining director was the CEO of Hanover, it would not be possible to form a special committee of directors who were unaffiliated with Chelsey to negotiate such a transaction. General terms of a merger agreement were discussed among members of the Board, and the Board concluded that any such agreement should contain no break-up fees, no deal protection devices, and a provision providing the Board with broad authority to terminate the merger agreement if the circumstances so warranted. Daniel Barsky, Hanover’s General Counsel then prepared, with the assistance of its outside corporate counsel and its Delaware counsel, a sell-side draft of a form of merger agreement in accordance with the Board’s general discussion of the required terms of a merger agreement. On November 13, 2006, Hanover sent the draft merger agreement to representatives of Chelsey.

Offer by Chelsey

On November 15, 2006, the Board reviewed with Mr. Barsky the terms of the draft merger agreement which had been accepted by Chelsey without material changes; the draft did not include a price for the Common Stock. He discussed with the Board the provisions of the proposed merger agreement, including the fact that the proposed merger agreement did not have a non-solicitation provision limiting Hanover’s ability to consider other proposals and that it contained no break-up fee. Members of the Board further noted that the agreement permitted the Board to consider any proposal and that the Board was generally not prohibited from engaging in activities with respect to competing bids.

On November 16, 2006 and after Agio had completed its Valuation Analysis, a set of the Houlihan materials were obtained by Hanover management who provided them to Agio. On November 17, 2006, Agio provided the Board with the additional sensitivity analysis.

On November 17, 2006, Chelsey presented a proposal to the Board to acquire all the issued and outstanding common stock of Hanover held by stockholders other than Chelsey or its affiliates for a price of $0.25 per share of common stock, without interest. The Board considered the proposal, relying on the Valuation Analysis of Agio, which concluded that the enterprise value of Hanover was less than the concluded value of Hanover’s debt and Preferred Stock which resulted in the Board concluding that the common stock had no value, and for the other reasons set forth below in “Recommendations Of The Board Of Directors; Reasons For The Merger,” unanimously determined that Chelsey’s offer was in excess of the net book value and fair value of Hanover’s common stock and determined that the merger agreement and the merger provided for therein are fair to and in the best interests of the Hanover stockholders, other than Hanover, the Chelsey Group and any Dissenting Stockholders. Accordingly, the Board unanimously approved and declared advisable the adoption of the merger agreement and the transactions contemplated in that agreement, including the merger, and recommended that Hanover’s stockholders adopt the merger agreement. The Board also set a record date and a date for the annual meeting of stockholders to consider the merger and to provide for the election of directors.

The merger agreement was executed by Chelsey, MergerCo and Hanover on November 27, 2006.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

In arriving at its recommendation and determination that the merger agreement and merger are fair to and in the best interests of Hanover’s stockholders (other than Hanover, the Chelsey Group and any Dissenting Stockholders), the Board carefully considered the Valuation Analysis, the terms of the merger agreement, and the advice and assistance of its financial and legal advisors regarding the terms of the merger agreement. In determining the foregoing, the Board considered, among other factors, the following:

Valuation Analysis of Agio. Agio’s presentation to the Board on November 8, 2006, regarding its valuation analysis which used traditional valuation assumptions and methodologies (and without giving weight to the market prices of Hanover’s common stock), arrived at an enterprise value range of $64 to $67 million. Agio’s valuation analysis also arrived at a range of values for the Company’s outstanding debt and Preferred Stock of $86 to $88 million, which range exceeded the concluded value range for Hanover’s enterprise value. Based on the Agio valuation analysis and the oral presentation to the Board, the Board concluded that the common stock had no value. See “Valuation Analysis of Goldsmith, Agio, Helms & Lynner, LLC” for more information on the Valuation Analysis.

Board’s Conclusion as to the Net Book Value of Hanover Common Stock. The Board’s conclusion on November 17, 2006 that, based on the Valuation Analysis and Agio’s presentation to the Board, the common stock of Hanover had no net book value.

History of the Business. The Board’s knowledge of the history of Hanover’s business, operations, properties, assets, liabilities, liquidity, financial condition, and operating results, including:

•	Hanover’s recent and current financial performance and the implications of these factors on the potential market performance of Hanover’s common stock.
•

Hanover having suffered significant investment limitations as a public company because, after trading in its common stock was halted and ultimately its common stock was delisted from the AMEX, the common stock was not listed on another securities exchange, it did not have any investment analysts following its common stock, it had substantial insider holdings and prices for the common stock are currently quoted only on the Pink Sheets. All of these factors resulted in substantially illiquid market for the common stock.

•	The fact that Hanover needed to expend significant capital to update its properties and systems.

Lack of Better Offers from Third Parties. The Board also considered the fact that there had been public disclosure of the prior going private proposal made by Chelsey in February 2006, which Chelsey had abandoned, and that Hanover had received only one acquisition proposal after the prior offer from Chelsey was withdrawn. That proposal received from Palmetto, if based on the current projected EBITDA prepared by management at that time, would not ascribe any value to the common stock. The Board took note of the fact that the Merger Consideration of $0.25 per share of common stock was in excess of the net book value of the common stock and in excess of the fair value of the common stock, implied by the Valuation Analysis of Agio.

Current and Historical Financial Condition. Hanover’s current and historical financial condition and results of operations, including the prospects of the company if it were to remain a publicly owned corporation or engage in a recapitalization not involving a merger, and the risks associated with such alternatives, including, among other things, the fact that:

•     Hanover’s business has suffered during the last twelve months as a result of increasing costs in paper, postage and outbound shipping and has experienced diminished productivity in its Roanoke Virginia distribution center, which has increased its product fulfillment costs;

•     Hanover’s EBITDA has significantly declined over the last year as a result of the aforementioned rising costs and declines in productivity in its distribution center, a trend that is expected to continue;

• both of Hanover’s credit facilities would come due in July 2007 and there could be no assurance that Hanover could refinance the facilities in light of its recent financial performance;

•     the Preferred Stock began accruing dividends in January 2006 and the liquidation preference of the Preferred Stock will grow to $72.7 million in October 2008 and is required to be fully redeemed on January 1, 2009, which will negatively impact Hanover’s balance sheet;

• the Company Store, Hanover’s most profitable catalog, has suffered from increased costs and flat sales resulting in declining profits;
• Hanover’s men’s division has suffered from declining sales, customer file and profits;
• Hanover’s catalogs are in highly competitive sectors and many of its competitors are larger and have greater resources; and
• the costs of remaining public are a significant drain on Hanover’s resources, which costs are expect to increase in the future and Hanover gains limited benefit, if any, from being public.

Ability of the Board to Change Its Recommendation and Terminate the Merger Agreement. The fact that the Board, under the terms of the merger agreement, may change its recommendation and terminate the merger agreement if the Board determines in good faith that doing so is required by its fiduciary duties under Delaware law, without payment to Chelsey or MergerCo of a termination fee.

The Terms of the Merger Agreement Regarding a Favorable Vote by Chelsey. The merger agreement provides, among other things, Chelsey will, and will cause certain of its affiliates to, vote in favor of the adoption of the merger agreement at the annual meeting, unless the Board changes its recommendation with respect to the merger or in the event Chelsey or Hanover terminates the merger agreement. Accordingly, the Board will be able to ensure approval of the merger if it continues to recommend that stockholders vote in favor of the adoption of the merger agreement, so long as the merger agreement has not been terminated.

Merger Agreement Terms. The other terms and conditions of the merger agreement, including the cash price, the ability to consider unsolicited offers, the ability of the company to terminate the merger agreement in certain circumstances, the limited number and scope of representations and warranties by Hanover, and the limited closing conditions.

Financing Arrangements. The nature of the financing arrangements for the merger, including the fact that Chelsey’s obligation to pay the Merger Consideration is not contingent on its ability to secure third party financing.

Cash Consideration. The fact that the Merger Consideration to be paid to the unaffiliated Hanover stockholders will be all cash, which provides liquidity and certainty of value to Hanover’s public stockholders.

Ability to Consider Other Acquisition Proposals. The terms of the merger agreement do not prohibit Hanover or its representatives from soliciting third-party bids and from accepting third-party bids. The Board can terminate the merger agreement upon a change of its recommendation with respect to the merger and there is no termination fee. Under the terms of the merger agreement, the Board has the ability, to the extent required by its fiduciary duties, generally to consider other unsolicited acquisition proposals for Hanover. To the extent required by its fiduciary duties, the Board is not prohibited from considering or entering into any acquisition proposals, and the merger agreement further expressly provides that the Board may enter into agreements regarding any “superior proposal” (as that term is defined in the merger agreement).

No Force the Vote Provision. The fact that the merger agreement does not require the Board to submit the Chelsey proposal to the stockholders of Hanover for their adoption at a stockholder meeting if the Board changes its recommendation. The Board instead may terminate the merger agreement.

No Termination Fee. The fact that no termination fee would be owed by Hanover to Chelsey upon any termination of the merger agreement by Hanover or Chelsey.

Appraisal Rights. Delaware law entitles Hanover’s stockholders, who follow certain statutory procedures, to seek a judicial appraisal of the fair value of their shares if the merger is completed and they believe the Merger Consideration is not fair.

Potential Negative Factors

The Board also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

Historic Trading Prices. The aggregate cash Merger Consideration of $0.25 per share is lower than the recent historic trading prices of Hanover’s Common Stock on the Pink Sheets from May 22, 2006 after Chelsey’s initial offer was withdrawn until November 30, 2006 and which ranged from $1.55 to $0.85, and lower than Chelsey’s initial bid for Hanover in February 2006 of $1.25 per share.

No provision for Approval by a Majority of the Minority Stockholders. The merger agreement does not require the adoption of the merger agreement by the affirmative vote of the holders of a majority of the disinterested shareholders.

No Special Committee of the Board Available to Evaluate the Merger. After the resignation of the members of the Special Committee, A. David Brown, Robert H. Masson and Donald Hecht, the three directors who were not Company employees or affiliated with Chelsey, following Chelsey’s withdraw of its initial bid for Hanover, Hanover did not appoint unaffiliated directors to serve on its Board and an unaffiliated special committee to evaluate the merger. The Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders of Hanover for purposes of negotiating the terms of the transaction with Chelsey or to prepare a report concerning the fairness of the transaction.

Interests of Certain of Hanover’s Directors and Management in the Merger. There is an actual and potential conflict of interest created by the prospective continuing affiliation with Hanover, as the surviving corporation in the merger, of Mr. William Wachtel, Mr. Stuart Feldman, and Mr. Paul Goodman, and the intention of the fourth existing director, Mr. Wayne Garten, to continue as CEO of the surviving corporation after the effective time of the merger, as well as the other factors discussed in “—Interests of Certain Persons in the Merger.” As a result, there were no directors for purposes of the vote on the merger and the transactions contemplated thereby who were not either employees of Hanover or affiliated with Chelsey.

Board Did Not Obtain Fairness Opinion. As discussed above and under “Valuation Analysis of Goldsmith, Agio, Helms & Lynner” below, Agio presented its Valuation Analysis to the Board in which Agio arrived at an enterprise value for Hanover of $64 to $67 million and concluded that the common stock of Hanover had no value. The Board did not obtain a report from Agio or another representative regarding the fairness of the Merger Consideration to be offered to the Hanover stockholders unaffiliated with the Chelsey Group or the fairness of the merger to Hanover, Chelsey or the Chelsey Group.

Tax Treatment. The cash consideration to be received by the Hanover stockholders will be taxable to them.

Inability of Public Stockholders to Participate in Future Growth. If Hanover consummates the merger, the unaffiliated Hanover stockholders would not be able to participate in any resulting long-term benefit.

Possibility of Not Completing the Merger. The merger may not be completed even if the merger agreement is adopted by Hanover’s stockholders as a result of a breach of the merger agreement or the failure of a party to satisfy all applicable conditions to complete the merger, including resolution of all outstanding litigation relating to the merger. This failure to complete the merger could adversely impact Hanover’s stock price.

After considering these factors, the Board concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the Board did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the Board may have assigned different weights to various factors. The determination of the Board was made after consideration of all of the factors together.

The foregoing list of factors considered by the Board is not intended to be exhaustive. The foregoing discussion, however, addressed the material information and factors considered by the Board in its consideration of the merger.

In view of the variety of factors and the amount of information considered, the Board did not find it practicable to, and did not specifically make assessments of, quantify or otherwise assign relative weights to all of the various factors and analyses considered in reaching its determination.

VALUATION ANALYSIS OF GOLDSMITH, AGIO, HELMS, & LYNNER

Pursuant to an engagement letter dated October 3, 2006, Hanover retained Goldsmith, Agio, Helms, & Lynner (“Agio”) to prepare a valuation analysis of Hanover. On November 8, 2006, Agio presented its valuation analysis to the Board. At this time the Board had not yet begun to consider the Merger. AGIO DID NOT PRESENT THE BOARD WITH A REPORT OR AN OPINION REGARDING THE FAIRNESS OF CONSIDERATION TO BE OFFERED TO THE STOCKHOLDERS OF HANOVER UNAFFILIATED WITH THE CHELSEY GROUP OR THE FAIRNESS OF THE MERGER TO HANOVER, CHELSEY, OR THE CHELSEY GROUP.

Qualifications and Scope of Analysis. Agio provided certain qualifications and limitations to the scope of their analysis. Among the activities conducted during the course of Agio’s preparation of its Valuation Analysis, Agio received and reviewed business and financial information of Hanover and held discussions with Hanover management regarding this information, including the projections prepared by management. In connection with its analyses contained in the Valuation Analysis, Agio did not independently verify the historical financial information received and relied on all such information as being complete and accurate in all material respects. Agio assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of Hanover’s management. In addition, Agio did not perform or obtain any independent appraisal of Hanover’s properties, assets, or liabilities.

Agio employed several analytical methodologies and cautioned that no one method of analysis should be regarded as critical to the overall conclusion they reached. Agio noted that each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Agio reached were based on all the analyses and factors presented taken as a whole and also on application of Agio’s own experience and judgment. In particular, Agio explained that its analysis did not give weight to the market prices of the Company’s common stock based on Agio’s judgment that the market was trading on a speculative, as opposed to an economic, basis. Agio cautioned that these conclusions may involve significant elements of subjective judgment and qualitative analysis. Agio therefore gave no opinion as to the value or merit standing alone of any one or more parts of the material included in its Valuation Analysis. Agio further noted that the Valuation Analysis and all conclusions drawn from such analyses were necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of the Valuation Analysis.

While Agio rendered its valuation analysis and provided certain financial analyses to the Board, the conclusions reached by Agio were among many factors taken into consideration by the Board in making its determination to approve and recommend the merger agreement. When reading the discussion of the Valuation Analysis in this Proxy Statement we urge you to consider the following:

•	The Valuation Analysis, which was delivered to the Board, is directed only to the valuation of the Company and does not address the fairness of the Merger Consideration;
•	Agio’s Valuation Analysis does not address Hanover’s underlying business decision to participate in the merger; and
•	Agio’s Valuation Analysis does not constitute a recommendation to any Hanover stockholder as to how a stockholder should vote with respect to the merger or any related matter.

Materials Relied Upon. In preparing the Valuation Analysis, Agio reviewed information related to Hanover’s (i) history, background and ownership, (ii) products, product lines, and product sourcing, (iii) marketing operations, (iv) catalog and direct marketing operations, (v) Internet operations, (vi) retail operations including retail outlets, stores opened/closed, and annual financial results for the past five years, (vii) order processing, fulfillment, and inventory, (viii) management information systems, (ix) management team and employees, and (x) warehouse and office facilities capacity and expansion alternatives. Agio also reviewed Hanover’s historical financial information from 2003 through 2005, 2006 estimated and year-to-date results and projected financial information for the fiscal years 2006 through 2009. Agio also reviewed a description of legal issues and actions involving Hanover over the past five years and Hanover’s intellectual property such as its patents, trademarks, and licenses.

Agio also reviewed external materials including publicly available information for selected public companies generally comparable to Hanover and that compete in the “catalog retail” industries that were not selected as being comparable to Hanover. Agio also reviewed publicly available information on selected merger and acquisition transactions for the last five years that involved targets deemed to be generally comparable to Hanover and reviewed Hanover’s stock price trading history.

Agio engaged in discussions with members of Hanover’s management concerning the financial condition, current operating results and business and financial prospects of Hanover.

In delivering its Valuation Analysis to the Board, Agio prepared and delivered to the Board written materials containing various analyses and other information material to the opinion. The following is a summary of those analyses. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Agio, these tables must be read together with the text of each analysis summary as the tables alone do not constitute a complete summary of the analyses.

Methodologies. In determining the enterprise value and the equity value of Hanover, Agio performed valuation analyses of the Company using the following methods:

•	An analysis of Hanover’s projected future cash flows, discounted back to present value at a rate appropriate for the relative risk of achieving these cash flows;
•	An analysis of market prices and resulting valuation multiples for publicly traded companies engaged in business activities that may be considered comparable to those of Hanover; and
•

An analysis of transaction prices and resulting valuation multiples for selected acquisitions that have been completed where the acquired company participated in industries with standard industrial classification (“SIC”) codes of 7331 (direct mail advertising services), 5719 (miscellaneous home furnishings stores), 5611 (men’s and boys’ clothing stores), and 5961 (catalog and mail-order houses).

Agio also analyzed previous offers received by Hanover to acquire its assets, its equity and /or one of its subsidiary companies. Agio prepared all analyses that used stock price data used stock prices as of the close of trading on October 30, 2006.

Discounted Cash Flow Analysis

Agio used the following assumptions in arriving at an enterprise value using the discounted cash flow analysis (“DCF”):

•	Management estimates for the years 2006 through 2009.
•	Terminal year EBITDA multiples of between 6.5x and 8.0x.
•	Weighted average cost of capital (“WACC”) of 2O.4% TO 22.4%.

The DCF analysis yielded the following valuations (in millions of dollars) based on a range of WACCs and EBITDA multiples:

ENTERPRISE VALUE RESULTS

		WACC
		20.4%	20.9%	21.4%	21.9%	22.4%	Average
	6.5	$ 38.6	$ 38.1	$ 37.7	$ 37.2	$ 36.8	$ 37.7
EBITDA	7.0	41.1	40.6	40.1	39.6	39.2	40.1
Multiple	7.5	43.6	43.1	42.6	42.0	41.5	42.6
	8.0	46.1	45.5	45.0	44.4	43.9	45.0

Guideline Public Company Analysis

Agio derived a range of multiples of EBIT (earnings before interest and taxes),EBITDA and total assets from comparable public companies. The following public companies were analyzed: Blair Corporation, Blyth, Inc., Bed Bath & Beyond, Inc., Cabela’s, Inc., Charming Shoppes, Inc., Sharper Image, Inc. and Yankee Candle Company, Inc. The following public companies were considered and excluded from the analysis: Bebe Stores, Inc., Casual Male Retail Group, Inc., Dover Saddlery, Inc., Hartmarx Corp., J. Crew, Inc., RedEnvelope, Inc., Under Armour Inc. and United Retail Group, Inc. The multiples derived were then applied to Hanover’s projected EBIT and EBITDA for the year ended December 31, 2006 and to Hanover’s latest 12-month (“LTM”) EBIT, EBITDA, and total assets for the period ended September 30, 2006.

The results (in millions of dollars) are as follows:

Valuation Summary	Hanover Direct	Multiple	Enterprise Value
Projected 12-months ended December 31, 2006
EBIT	$ 5.6	12.5	$ 69.6
EBITDA	8.0	9.3	73.8

Latest 12-months ended September 30, 2006
EBIT	7.5	11.3	84.4
EBITDA	10.0	6.9	69.0
Total assets	127.9	0.4	55.1

Implied Values Based On			Enterprise Value
	Low		$ 69.6
Fiscal year ending December 31, 2006	Median		71.7
	High		73.8
	Low		55.1
Latest 12-months ended September 30, 2006	Median		69.0
	High		84.4

	Selected Range		Enterprise Value
	Median		$ 69.6
	Mean		70.4

Precedent Transaction Analysis.

Agio analyzed selected M&A transactions where the acquired company had the same SIC codes as the Company. A total of 56 transactions for which financial information was publicly available since May 1, 2000 were analyzed in SIC codes of 7331 (direct mail advertising services), 5719 (miscellaneous home furnishings stores), 5611 (men’s and boys’ clothing stores), and 5961 (catalog and mail-order houses). Agio then derived EBIT and EBITDA multiples from these transactions and applied them to Hanover’s projected EBIT and EBITDA for the 12 months ending December 31, 2006 to derive enterprise value.

The results of the precedent trend analysis (in millions of dollars) were as follows:

(figures in millions)	Hanover Direct	Selected Multiple	Enterprise Value
Fiscal year ending December 31, 2006 EBIT	$ 5.6	11.1	$ 62.0
Fiscal year ending December 31, 2006 EBITDA	8.0	7.7	61.5

Analysis of Previous Offers.

Agio reviewed seven offers that Hanover had received in the past five years to acquire the assets of Hanover, the common and preferred shares of Hanover and/or one of Hanover’s subsidiaries. Agio excluded two of the seven offers: offer by Palmetto Partners LLC dated March 4, 2004 (offer for the factory located in LaCrosse Wisconsin) and Carey Property Advisors offer dated March 29, 2004 (sale and lease back of distribution center in Roanoke, VA). The figures set forth below represent millions of dollars.

RESULTS

	Palmetto 10/19/06	Crosstown 4/23/04	Avalon 03/01/04	Charming 04/28/04	Pipkorn 04/30/04
Total consideration	$ 109.5	$22.0 - $24.0	$ 10.5	$ 22.0	$ 2.3
Estimated EBITDA	14.5	4.4 - 4.8	2.3	4.3	0.6
Implied EBITDA multiple	7.6x	5.0x	4.6x	5.1x	3.6x
Fiscal year ending December 31, 2006 EBITDA	8.0	8.0	8.0	8.0	8.0
Enterprise value	$ 60.6	$ 40.1	$ 36.6	$ 41.0	$ 28.9

Low	$ 28.9
Median	40.1
High	60.6

Conclusion. Based on the above analyses, Agio concluded that the range of fair market value of Hanover, on an enterprise basis, was $64 to $67 million.

Agio concluded that the implied equity value based on the enterprise valuation was as follows:

Implied Equity Value Range (dollars in millions)
	Low	High
Enterprise Value	63.5	67.0
Net Debt[1]	110.0	110.0
Agio Adjustment	(22.3)	(23.8)
Equity Value	(24.2)	(19.2)

______________

1 Assuming that as of September 30, 2006 the Company had $1.493 million of Wachovia Tranche A term loans, Wachovia revolver of $15.556 million, Chelsea Capital facility of $20.0 million, current capital lease obligations of $0.338 million, Preferred Stock of $72.689 million, less cash and cash equivalents of $0.061 million on its balance sheet.

Valuation Adjustments As noted above, Agio made upward adjustments in arriving at the equity value of the common stock by making adjustments for the Preferred Stock, net operating losses and the possible closure of unprofitable titles.

The value of the Preferred Stock, which is reflected on Hanover’s balance sheet at $72.7, was discounted to present value using discount rates equal to Hanover’s calculated weighted average cost of capital used in the DCF analysis (i.e., 21% to 23%) and an October 1, 2008 redemption date. On this basis, the present value of the projected future Preferred Stock obligation was equal to between $48.9 and $50.4 million which is less than the carrying values on Hanover’s September 30, 2006 balance sheet by $22.3 to $23.8 million. It should be noted that for analytical purposes discounting the Preferred Stock does not affect the enterprise value but positively affects the value of the common stock.

Agio observed that the discount rates used to calculate the present value of the Preferred Stock were not the only discount rates that could be applied. The 21% to 23% rate is consistent with the WACC used in the DCF methodology and given Hanover’s financial challenges, and given the magnitude of this obligation relative to the overall value of the Company, Agio concluded that it was appropriate to use these kinds of equity-like discount rates. In using the WACC, Agio noted that the risks faced by the holder of the Preferred Stock are tantamount to equity risks under these financial circumstances. As a consequence, the Preferred Stock should be valued using these WACCs.

Agio noted that were Hanover’s financial performance significantly stronger and the ability to retire the Preferred Stock at its fully accrued $72.7 million much less in doubt, then a lower discount rate would have been appropriate to apply. Ultimately, the use of higher discount rates reduces the present value of the Preferred Stock. Because debt and preferred stock (which is senior to common stock and has liquidation preference) are subtracted from enterprise value when establishing equity value, a lower Preferred Stock valuation leads, by definition, to a higher common stock valuation which was, in Agio’s opinion, another reason to use the discount rates employed.

Agio separately valued Hanover’s net operating losses (NOLs) and treated it as a separate asset with a discrete value. Agio projected Hanover’s future profits to determine which NOLs would be available to reduce taxes and discounted the benefit using the discount rates employed in the DCF analysis. The present value of the projected NOL tax benefit was determined to be between $3.2 to $3.6 million. Agio observed that the selection of discount rates to value NOLs is not certain. In this case, Agio again used the same discount rates that were used in the DCF analysis, and for the same reasons that these rates were used to value the Preferred Stock. The ability to utilize NOL carryforwards hinges on the Company’s ability to generate positive pretax income. As management’s projections show, Hanover is not expected to earn positive pretax income for some time. Agio reasoned that the ability to realize value from the NOLs was subordinate to interest payments, for example, which, makes the use of equity-like discount rates appropriate.

Agio also made a positive adjustment as to the possible elimination of an unprofitable division which was forecasted to have losses at the EBITDA level for the next three years. Agio treated the 2006 losses as nonrecurring and eliminated the losses from the projections which increased the enterprise value which in turn increased the value of the common stock. Agio applied multiples derived from the guideline public company and precedent M&A transactions methodologies to this $1.2 million adjustment which produced an increase in enterprise and equity value ranging between $5.3 million to $8.4 million.

Hanover Common Stock

Agio also provided a summary of the trading history of Hanover’s common stock. Agio noted that it was important to recognize that Hanover’s common stock does trade publicly, and that all else being equal, a publicly traded security’s value is generally considered the definition of fair market value, on a marketable minority basis. In this case, however, it was Agio’s opinion that the common stock price is not indicative of fair market value and that it is trading on a speculative, as opposed to an economic, basis. In Agio’s opinion the trading behavior of the common stock – sharp price swings on low volumes, extremely thin trading after having been halted for several weeks – all suggest to Agio that investors are speculating on potential future financial gains and not on Hanover’s fundamentals.

Compensation to Agio. Under the terms of the engagement letter dated October 3, 2006, Hanover agreed to pay Agio $50,000 upon execution of the engagement letter and $50,000 upon completion of the Valuation Analysis. The engagement letter also provides that Hanover will reimburse Agio for its reasonable out-of-pocket expenses, including fees and disbursements of counsel and allocated overhead for database and communication costs, and will indemnify Agio and related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the engagement of Agio. There was no prior relationship between Agio and either Hanover or its affiliates or Chelsey or its affiliates.

The Valuation Analysis will be made available for inspection and copying at the principal offices of Hanover or Chelsey, at the respective addresses set forth above under “Parties Involved in the Proposed Merger”, during their regular business hours by any interested equity security holder of Hanover, or representative of such security holder who has been so designated in writing. A copy of the Valuation Analysis will be transmitted by Hanover or Chelsey to any interested equity security holder of Hanover, or representative of such security holder who has been so designated in writing, upon written request and at the expense of such requesting security holder.

CHELSEY’S PURPOSE; REASONS FOR AND STRUCTURE OF THE MERGER

The purpose of the merger is to enable Chelsey to acquire the entire equity interest in Hanover. The transaction has been structured as a cash merger in order to provide Hanover’s stockholders cash for all of their shares of Hanover common stock and to provide a prompt and orderly transfer of complete ownership of Hanover common stock from Hanover’s stockholders (other than the Chelsey Group) to Chelsey.

Chelsey is proceeding with the merger in order to enable Hanover to avoid the costs and burdens of being a publicly traded company while providing Hanover’s stockholders (other than the Chelsey Group) the opportunity to liquidate their investments in Hanover common stock for cash at a price representing a premium over the value of the common stock.

Chelsey’s desire to proceed with the merger is also motivated primarily by its belief that after the merger, Hanover, as a private company, will be better positioned to obtain financing and will incur reduced operational and administrative costs arising from and in connection with Hanover’s status as a reporting public company.

POSITION OF CHELSEY AS TO FAIRNESS OF THE MERGER

The rules of the SEC require the Chelsey Group to express their belief as to the fairness of the merger to Hanover's public stockholders who are not affiliated with the Chelsey Group. The Chelsey Group did not engage a financial advisor for purposes of undertaking a formal evaluation of the fairness of the merger to the Hanover stockholders unaffiliated with the Chelsey Group. The Chelsey Group members, relying on, among other things, the reasonableness of the conclusions and analyses of the board of directors of Hanover, believe that the proposed merger is fair to Hanover stockholders, other than Hanover, the Chelsey Group and the Dissenting Stockholders. It should be noted that the Chelsey Group does, however, include Stuart Feldman, William Wachtel and Paul Goodman, each of whom is a member of the Hanover Board, and each of whom, in such capacity, determined that the terms of the merger agreement are advisable and are fair to and in the best interests of Hanover's public stockholders who are not affiliated with the Chelsey Group for the reasons explained more fully herein in connection with the discussion of the Board's reasons for approving and recommending the merger. Messrs. Feldman, Wachtel and Goodman, in their capacities as members of the Chelsey Group, have adopted the analysis of the Board as to the fairness of the Merger Consideration and believe that the proposed merger is fair to Hanover's public stockholders who are not affiliated with the Chelsey Group.

While members of the Chelsey Group recognize that there may be some detriments to Hanover’s other stockholders as a result of the merger, for example, ceasing to have an interest in Hanover’s future growth, if any, going forward, members of the Chelsey Group also recognize that these stockholders will benefit from the merger, if it is approved, since the Merger Consideration to be paid to Hanover’s stockholders represents a premium over fair value of the common stock based on the Valuation Analysis.

The position of the Chelsey Group as to the fairness of the merger is not a recommendation to any stockholder as to how such stockholder should vote on the merger. None of the Chelsey Group makes any recommendation as to how Hanover’s stockholders should vote their shares relating to the merger or any related transactions. As the acquiring parties in the merger, certain of the members of the Chelsey Group are not objective in their views with regard to the fairness of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

General. In considering the recommendation of the Board you should be aware that some of Hanover’s officers and all of its directors have interests in the merger or have relationships, including those referred to below, that present conflicts of interest in connection with the merger. The Board was aware of these actual or potential conflicts of interest and considered them along with other matters which have been described in this Proxy Statement under the heading “Special Factors -- Recommendations of the Board; Reasons for the Merger.”

Directors. Each of the Directors has actual or potential conflicts of interest.

•

Stuart Feldman, a Director, and his affiliates beneficially own approximately 69% of the Common Stock and 100% of the Preferred Stock. Mr. Feldman is also the major beneficial owner of Chelsey Direct which will be Hanover’s sole shareholder after the merger. (Mr. Feldman also holds vested options which have an exercise price which exceeds the Merger Consideration and thus have no value.) Chelsey Finance is also a junior secured lender to Hanover.

•

William Wachtel, the Chairman of the Board, is the sole manager of Chelsey as well as holding vested options to acquire 7,344 shares directly. (The exercise price of Mr. Wachtel’s options exceeds the Merger Consideration and thus have no value.)

•

Wayne P. Garten, Hanover’s current Chief Executive Officer and a director, will pursuant to the Merger Agreement, continue as CEO after the merger. Mr. Garten also owns 190 shares of Common Stock and holds vested options to acquire 205,000 shares of Common Stock. (The exercise price of Mr. Garten’s options exceeds the Merger Consideration and thus have no value.)

•

Paul Goodman, a director, holds vested options to acquire 5,667 shares of Common Stock. (The exercise price of Mr. Goodman’s options exceeds the Merger Consideration and thus have no value.) Mr. Goodman is CEO of Chelsey Broadcasting, LLC.

Relationship between Hanover and its Officers and Directors. We refer you to the information in this Proxy Statement under the heading “Executive Compensation – Executive Officers” and under the heading “Security Ownership of Certain Beneficial Owners and Management” for information regarding our current officers and directors and their stock ownership in Hanover. Hanover’s officers who own Hanover common stock at the effective time of the merger will be entitled to receive the $0.25 Merger Consideration for their shares.

Ownership of Chelsey. Chelsey Direct is a holding company that holds Hanover common stock. Together with its affiliate Chelsey Finance, LLC and Stuart Feldman, Chelsey is the record holder of 15,364,682 shares of Common Stock, warrants to purchase 10,259,366 shares of Common Stock and 564,819 shares of Series C Preferred. Chelsey Capital Profit Sharing Plan (the “Chelsey Plan”) is the sole member of Chelsey and Mr. Wachtel, the Hanover Chairman of the Board is the Manager of Chelsey. The sponsor of the Chelsey Plan is DSJI. Mr. Feldman is the sole officer and director of DSJI and a principal beneficiary of the Chelsey Plan.

Continued Employment by Hanover. Following the merger, the current Hanover officers will continue to provide services to Hanover, the surviving corporation, as they did prior to the merger.

Please refer to “Related Party Transactions” for information regarding other interests and relationships of these persons in the merger.

Indemnification. The merger agreement provides that for six years after the date the merger is completed Chelsey will indemnify individuals who were Hanover’s officers and directors and the three members of the Special Committee who were directors until their July 18, 2006 resignation, during the time immediately prior to the execution of the merger agreement until immediately prior to the effective time of the merger, against matters occurring before the merger became effective to the extent provided under Hanover’s articles of incorporation and by-laws in effect on the date of the merger agreement. Chelsey has also agreed under the merger agreement that, at its option, it may guarantee the surviving corporation’s indemnification obligations for three years following the completion of the merger, or provide officers’ and directors’ liability insurance for three years after the merger to each person currently covered by Hanover’s officers’ and directors’ liability insurance policy on terms no less favorable than Hanover’s current policy. Chelsey, however, will not be obligated to pay premiums in excess of 200% of the amount Hanover currently pays for its insurance.

CERTAIN EFFECTS OF THE MERGER

Pursuant to the merger agreement, following approval of the proposed merger and subject to the fulfillment or waiver of specified conditions, MergerCo will be merged with Hanover, and Hanover will continue as the surviving company in the merger. As a result of the merger, Hanover’s common stockholders, other than the Chelsey Group and any Dissenting Stockholders, will be entitled to receive $0.25 in cash for each share of Hanover common stock outstanding at the time of the merger. Following the merger, Hanover’s stockholders (other than the Chelsey Group) will cease to participate in Hanover’s future earnings or growth, if any, or benefit from any increases, if any, in the value of Hanover common stock.

As a result of the merger, the entire interest in Hanover’s net book value and net earnings will be owned by Chelsey and Chelsey will have complete control over the conduct of Hanover’s business. In addition, Chelsey will have 100% of the benefit of any future earnings of Hanover or increases in the value of Hanover and will bear 100% of the risk of any future losses of Hanover or decrease in value of Hanover. The effect of the merger will be to increase the ownership interest of Chelsey and its affiliates in Hanover from approximately 77% (after giving effect to the exercise of all of Chelsey’s outstanding options and warrants) to 100%. Following the merger price quotations will no longer be available. Our Common Stock is currently registered under the Securities Exchange Act of 1934. Following the merger, we will terminate the registration of our Common Stock under the Exchange Act, and, we will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act and as a result will no longer be required to file periodic reports with the SEC, for example, Form 10-Ks, 10-Qs and 8-Ks. In addition, we will no longer be subject to the proxy rules of Regulation 14A, the short-swing trading profit provisions of Section 16 and, with respect to future transactions, the going-private provisions of Rule 13e-3 of the Exchange Act.

At the close of the merger, unexercised and vested options to purchase shares of our common stock under our Stock Option Plans will be converted into cash to the extent the Merger Consideration exceeds the exercise price. For more information about the effect of the merger on options held by Chelsey and its affiliates, we refer you to “Special Factors -- Interests of Certain Persons in the merger” in this Proxy Statement. Unvested options to purchase shares of our common stock granted under our Stock Option Plans and vested options with an exercise price less than the Merger Consideration will be cancelled.

Hanover’s articles of incorporation will be amended in the merger to the form attached as an exhibit to the merger agreement. MergerCo’s by laws will become the surviving company’s by-laws immediately after the merger.

MergerCo’s director immediately before the merger will become the surviving company’s director immediately after the merger.

Benefits and Detriments of the Merger to Hanover. Hanover believes that the merger will have the following primary benefits to Hanover:

•

by becoming a private company (which will occur as a result of the merger), the operating flexibility of Hanover will be increased by enabling Hanover’s management to react with greater speed and flexibility to changing conditions and opportunities and to make decisions based on Hanover’s long-range business interests without having to consider the possible adverse short-term effect of such decisions upon the market price of Hanover’s common stock and the interests of Hanover’s public shareholders;

•	by converting to private ownership, the overall operational and administrative costs arising from and in connection with Hanover’s status as a reporting public company will be reduced;.
•	By becoming a private company Hanover will avoid having to incur the costs of compliance with Section 404 of the Sarbanes Oxley Act of 2002 (“SOX”); and
•	By being wholly owned by Chelsey, Hanover will have greater flexibility in securing financing.

Hanover believes the primary detriments to Hanover of the completion of the merger are:

•	Hanover will be unable to use publicly traded securities as acquisition capital; and
•	Hanover will be unable to grant options to its employees to purchase publicly traded securities.

Benefits and Detriments of the Merger to Hanover’s Stockholders. Hanover believes that the merger will result in the following primary benefits to you:

•	it will allow you to immediately realize the value of your investment in Hanover in cash at a price which represents a significant premium of the equity value of the common stock; and
•	it will eliminate the risk of a future decline in the value of your investment in Hanover.

Hanover believes the primary detriments to you of the completion of the merger are:

•	you will cease to have any ownership in Hanover and will cease to participate in Hanover’s future earnings or growth, if any, or benefit from increases, if any, in Hanover’s value; and
•	you may recognize a taxable gain as a result of the merger (see “—Material United States Federal Income Tax Considerations”).

Chelsey and its affiliates will have the opportunity to participate in Hanover’s future earnings and growth, but they will bear the risk of any decrease in the value, or increase in the leverage, of Hanover.

PLANS FOR HANOVER AFTER THE MERGER

Extraordinary Corporate Transactions. It is expected that following the merger, the business and operations of Hanover, as the surviving company, will be continued substantially as they are currently being conducted except that Hanover will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Hanover will, however, continue to review its assets, business, operations, properties, policies, corporate structure, dividend policy, capitalization and management and will consider whether any changes would be desirable in light of the circumstances then existing. At this time, however, Hanover has not, and Hanover has not been advised by Chelsey that it has, approved any:

•	specific plans or proposals for any extraordinary corporate transaction involving Hanover, as the surviving company after the completion of the merger; or
•	sale or transfer of a material amount of assets currently held by Hanover or the surviving corporation after the completion of the merger.

Management. Hanover’s executive officers immediately before the merger will become the surviving company’s executive officers. The sole director after the merger will be William Wachtel. For more information regarding management of the surviving company we refer you to “-- Interests of Certain Persons in the Merger” in this Proxy Statement.

Share Ownership. Chelsey has advised Hanover that, after the merger, Chelsey and affiliates intend to hold their shares of capital stock of Chelsey and parent company for long-term investment.

Right to Change Plans. Neither Chelsey nor its affiliates have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Chelsey and the Chelsey Group expect, however, that following the merger, Hanover’s management will evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Hanover after the merger. Accordingly, Chelsey may, after the merger, elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock owned by it after the merger or may decide that the surviving company should sell, transfer or otherwise dispose of all or any portion of its assets in each case to one or more of its affiliates or to any other parties as warranted by future conditions. Chelsey and the Chelsey Group expressly reserve the right to make any changes they deem appropriate in light of its evaluation and review or in light of future developments.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to holders of common stock who are U.S. Holders (as defined below) whose shares are converted into the right to receive cash in the Merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to U.S. Holders. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effects that could affect the continuing validity of this discussion. Further, no rulings have been, or are expected to be, sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.

For purposes of this discussion, the term “U.S. Holder” means:

•	a citizen or individual resident of the U.S. for United States federal income tax purposes;

•

a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax without regard to its source; or
•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A Non-U.S. Holder is a person (other than a partnership) that is not a U.S. Holder.

If a partnership holds Common Stock, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding Common Stock should consult their own tax advisors regarding the United States federal tax consequences of the Merger.

This discussion applies only to U.S. Holders that hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, stock held for investment purposes) and who neither own (directly or indirectly) nor are deemed to own 5% or more of the Common Stock. This discussion does not apply to Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, to U.S. Holders who hold shares of Common Stock as part of a hedging, “straddle,” conversion or other integrated transaction, or to certain types of U.S. Holders (such as insurance companies, tax-exempt organizations, retirement plans, financial institutions, broker-dealers, traders and persons that mark-to-market their securities) and to U.S. Holders who own their shares of Common Stock through partnerships, trusts or other entities, all of whom may be subject to special rules. This discussion does not discuss the Unites States federal income tax consequences of the merger to any Non-U.S. Holder nor does it consider the effect of any foreign, state or local tax or any United States federal tax other than the income tax.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER OF COMMON STOCK SHOULD CONSULT THE HOLDER’S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER, INCLUDING SUCH HOLDER’S STATUS AS A U.S. HOLDER OR A NON-U.S. HOLDER, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER NON-UNITED STATES TAXING JURISDICTION AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FURTHER HOLDERS OF COMMON STOCK THAT ARE NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, INCLUDING POTENTIAL APPLICATION OF UNITED STATES WITHHOLDING TAXES AND POSSIBLE ELIGIBILITY FOR BENEFITS UNDER APPLICABLE INCOME TAX TREATIES.

Exchange of Common Stock. The exchange of Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Common Stock pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Common Stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that the U.S. Holder’s holding period for the Common Stock is more than one year at the time of completion of the Merger. Gain or loss will be determined separately for each block of Common Stock (that is, Common Stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger. U.S. Holders that hold separate blocks of Common Stock should consult their tax advisors with respect to these rules.

For non-corporate U.S. Holders, including individuals, long-term capital gain is subject to a maximum United States federal income tax rate of 15% U.S. Holders of Common Stock that are corporations generally will be subject to United States federal income tax on net capital gains at a maximum rate of 35%. Certain limitations apply to the use of a U.S. Holder’s capital losses. Generally, capital losses realized by a corporate U.S. Holder may be used only to offset capital gains, and capital losses realized by a non-corporate U.S. Holder, including an individual, may be used only to offset capital gains plus $3,000 of ordinary income per year.

Backup Withholding Tax and Information Reporting. Payment of proceeds with respect to the exchange of Common Stock pursuant to the Merger may be subject to information reporting and United States federal backup withholding tax at the rate of 28% if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. These requirements will be set forth in the Letter of Transmittal and should be carefully reviewed by each holder of Common Stock. Backup withholding is not an additional tax and amounts withheld will be allowed as a refund or a credit against such U.S. Holder’s United States federal income tax liability.

Stock Options. U.S. Holders of stock options that are vested at the time of the Merger will be entitled to the receipt of a cash payment with respect to each share subject to such an option in an amount equal to the difference between the Merger Consideration ($0.25 per share) and the applicable exercise price under the stock option with respect to the Common Stock. This cash payment will be taxable to the U.S. Holders of the stock options as ordinary income and will be subject to income and employment tax withholding.

ACCOUNTING TREATMENT

The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method the total consideration paid in the merger will be allocated among Chelsey’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

PUBLIC OFFERINGS AND REPURCHASES OF COMMON STOCK

Hanover has not made any underwritten public offerings or private placements of securities for cash in the past three years that were registered under the Securities Act of 1933 or exempt from registration under Regulation A thereof, nor has it entered into any repurchase arrangements with respect to its Common Stock.

FINANCING; SOURCE OF FUNDS

The amount of funds required to (1) fund the payment of the Merger Consideration and the option consideration to surrender outstanding vested stock options granted under Hanover’s stock option plans; and (2) pay the fees and expenses in connection with the merger is estimated to be $X.X million.

Chelsey and MergerCo estimate that the total amount of funds required to purchase all of the outstanding common stock of Hanover pursuant to the merger agreement will be approximately $1.77 million. Chelsey intends to use cash on hand of its affiliated entity, the Chelsey Capital Profit Sharing Plan, and not from a third party, to make the purchases contemplated by the Merger Agreement. There is no financing contingency in Chelsey’s favor that would enable it to avoid consummation of the merger because of a lack of adequate funds.

FEES AND EXPENSES

Hanover estimates that merger-related fees and expenses, consisting primarily of fees and expenses of Agio, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, will total approximately $[__], assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
Goldsmith Agio Helms & Lynner	$100,000
Filing Fees	353
Printing & Mailing Costs
Legal & Accounting Fees
Annual Meeting Costs
Total	$

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made to grant Hanover stockholders access to the corporate files of Hanover, to any other party to the merger agreement or to obtain counsel or appraisal services at the expense of Hanover or any other such party.

REGULATORY REQUIREMENTS

In connection with the merger, Hanover will be required to file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the approval of the merger proposal by Hanover’s stockholders and complying with federal and state securities laws. It is anticipated that Hanover will not have to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission or the Justice Department.

CERTAIN LEGAL PROCEEDINGS REGARDING THE MERGER

Hanover received a proposal from Chelsey Direct, LLC to acquire the shares of common stock that Chelsey does not already own for a cash purchase price of $1.25 per share in a letter dated February 23, 2006. As a result of the going private proposal, three substantially identical complaints have been filed against Hanover, Chelsey and each of Hanover’s directors: the first complaint was filed in Delaware Chancery Court by Glenn Freedman and L.I.S.T., Inc. as plaintiffs on March 1, 2006; the second complaint was filed in Delaware Chancery Court by Howard Lasker as plaintiff on March 7, 2006; and the third complaint was filed in Superior Court of New Jersey Chancery Division by Feivel Gottlieb as plaintiff on March 3, 2006. In each complaint, the plaintiffs challenge Chelsey’s going private proposal and allege, among other things, that the consideration to be paid in the going private proposal is unfair and grossly inadequate, that the Special Committee cannot be expected to act independently, that Chelsey has manipulated the financial statements of the Company and its public statements in order to depress the stock price of the Company and that the proposal would freeze out the purported class members and capture the true value of the Company for Chelsey. In each complaint, plaintiffs seek class action certification, preliminary and permanent injunctive relief, rescission of the transaction if the offer is consummated and unspecified damages.

The plaintiffs in each of the cases agreed to extend the time by which the defendants were required to respond, pending the recommendation of the Special Committee regarding the fairness of the transaction from a financial perspective. On May 25, 2006, Chelsey withdrew its going private proposal.

Hanover believes that the complaints are without merit and intends to defend its interests vigorously.

On June 30, 2006, counsel to Glenn Freedman sent a letter to Hanover seeking to inspect certain of Hanover’s books and records pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”). Hanover has agreed in principle to comply with plaintiff’s counsel request.

On September 15, 2006 Glenn Freedman filed an action in Chancery Court to compel Hanover to hold an annual shareholders’ meeting under DGCL Section 211. Hanover and Mr. Freedman agreed by stipulation to have the meeting on January 10, 2007. Because of time required to prepare and file this Proxy Statement, we intend to request an extension of time by which the annual meeting will be held.

PROPOSAL 1 - THE MERGER AGREEMENT

ON NOVEMBER 27, 2006, HANOVER ENTERED INTO THE MERGER AGREEMENT WITH CHELSEY AND MERGERCO. THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY, IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE MERGER AGREEMENT. THE TEXT OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT, IS INCORPORATED INTO THIS SECTION BY REFERENCE. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY IN ITS ENTIRETY.

THE MERGER

Upon effectiveness of the merger, MergerCo will be merged with and into Hanover, and Hanover will continue as the surviving company. As a result of the merger, Hanover’s common stockholders other than the Chelsey Group and any Dissenting Stockholders will be entitled to receive $0.25 in cash without interest and less applicable withholding taxes for each of share of Hanover common stock outstanding at the time of the merger. Each share of MergerCo common stock will be converted into a share of common stock in Hanover as the surviving corporation with the result that Chelsey will be the sole Hanover shareholder.

As the surviving company after the merger, Hanover will have all the property, rights and powers of both MergerCo and Hanover before the merger, and it will be liable for all of the debts, liabilities and obligations of both MergerCo and Hanover before the merger. After the merger, the separate corporate existence of MergerCo will cease.

MergerCo’s directors will become the Hanover directors after the merger. Hanover’s officers will continue in their respective capacities after the merger.

Hanover’s articles of incorporation will be amended in the merger to the form attached as an exhibit to the merger agreement. MergerCo’s by- laws will become the surviving company’s by-laws immediately after the merger.

TIME OF CLOSING

The merger will close no later than two business days after satisfaction or waiver of the conditions to the merger (the date of the closing is referred to as the “Closing Date”). To complete the merger, Chelsey and Hanover will make certain filings with the Secretary of State of the State of Delaware.

EXCHANGE AND PAYMENT PROCEDURES

Hanover will appoint a bank as its paying agent to handle the exchange of Hanover’s stock certificates in the merger for cash. Soon after the merger becomes effective, the paying agent will mail Hanover common stockholders other than the Chelsey Group and Dissenting Stockholders a letter of transmittal and instructions explaining how to exchange their stock certificates for cash. Upon surrender to the paying agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the paying agent may reasonably require, these stockholders you will be entitled to receive $0.25 in cash per share, without interest and less applicable withholding taxes. Until surrendered in this manner, each stock certificate will represent only the right to receive the Merger Consideration.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE PAYING AGENT. A LETTER OF TRANSMITTAL WILL BE MAILED TO YOU SOON AFTER THE MERGER IS COMPLETED.

Any Merger Consideration made available to the paying agent that remains unclaimed by Hanover’s stockholders for six months after the time the merger is completed will be returned to Hanover, as the surviving company after the merger, and any of Hanover’s stockholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for Merger Consideration.

TRANSFERS OF SHARES

No transfers of shares of Hanover’s Common Stock will be made on Hanover’s share transfer books after the merger is completed.

TREATMENT OF CHELSEY GROUP EQUITY

The Chelsey Group, through its ownership of MergerCo, will own 100% of the Hanover common stock as a result of the merger. When the merger becomes effective, the common stock, Preferred Stock and the Chelsey Warrant held by the Chelsey Group prior to the merger will be cancelled without further consideration.

TREATMENT OF STOCK OPTIONS

When the merger becomes effective, all outstanding vested and unvested options to purchase shares of Hanover common stock that were granted under Hanover’s Stock Option Plans and those granted outside of the plans will be canceled. In exchange, the holders of vested options will receive an amount determined by multiplying (1) the excess, if any, of $0.25 over the exercise price per share of the option by (2) the number of shares subject to the option that have vested as of the effective time of the merger, less any amount required to pay any applicable income or withholding taxes. The holders of unvested options will not receive anything in exchange.

REPRESENTATIONS AND WARRANTIES

In the merger agreement, Hanover made certain representations and warranties to Chelsey and MergerCo including, among others, representations and warranties relating to: its organization, standing and similar corporate matters, its capital structure; its authorization to enter into the merger agreement, the non-contravention of any charter or material agreement as a result of the merger agreement or the merger, required stockholder approval, required governmental approvals, the accuracy of its SEC filings, the absence of certain material undisclosed liabilities, the absence of undisclosed pending or threatened legal or administrative proceedings, its compliance with applicable laws, tax matters, the delivery of the Valuation Report, and the absence of brokers or advisors.

In the merger agreement, Chelsey made certain representations and warranties to Hanover including, among other things: its organization, standing and similar corporate matters, its authorization to enter into the merger agreement; the non-contravention of any charter or material agreement as a result of the merger agreement or the merger, required governmental approvals, the ownership and operation of MergerCo, the availability of the aggregate Merger Consideration, and the absence of brokers or advisors.

The representations and warranties in the merger agreement do not survive the closing of the merger or the termination of the merger agreement.

COVENANTS

Hanover agreed to call a meeting of stockholders to vote on the merger agreement. Both parties agreed to prepare and file a Schedule 13E-3 and a Proxy Statement with the SEC; Hanover agreed to mail it to its stockholders and solicit their approval to the merger agreement. Hanover also agreed that its directors will recommend approval and adoption of the merger agreement and the merger by our stockholders subject to certain rights to change their recommendation. The merger agreement empowers the Board to (i) withdraw, withhold, modify, or change in any manner any approval or recommendation regarding the merger agreement or merger, or (ii) approve and be prepared to enter into or recommend and declare advisable any Superior Proposal if the Board determines in good faith that the failure to take either of the foregoing would be inconsistent with its fiduciary obligations under applicable law. For purposes of the merger agreement, a Superior Proposal is, in general, a third party bona fide written proposal to acquire 50% or more of Hanover's assets or voting power, a tender offer that results in the acquisition of 50% or more of Hanover’s voting power or a merger, reorganization or similar transaction, which (A) is on terms and conditions which the board of directors of Hanover determines in its good faith judgment to be more favorable to holders of our common stock, other than Chelsey and its affiliates, than the merger and (B) is, in the good faith judgment of our board or directors, reasonably capable of being consummated. In considering whether a proposal is reasonably capable of being consummated, the Board would take into account, among other things, whether the proposal makes adequate provision for the senior secured credit facility provided by Wachovia, the junior secured credit facility provided by Chelsey Finance and the Series C Preferred Stock held by Chelsey, such that the consents of Wachovia, Chelsey Finance and Chelsey to such proposal can be obtained.

Hanover has made certain other covenants in the merger agreement including its agreement to use commercially reasonable efforts to operate its business in the ordinary course consistent with prior practices, comply with applicable laws, maintain its business and properties and retain its officers and key employees. Hanover also covenanted not to do any of certain enumerated acts including, among others, agreeing not to make any distributions, issue shares, incur indebtedness outside of the ordinary course, sell property or assets other than merchandise sales and other ordinary course transactions, make capital expenditures outside of the ordinary course, make any acquisitions, investments or a loan or guarantee of or to any person, enter into a joint venture, partnership or similar arrangement, amend the Company’s charter or by-laws, adopt a plan of reorganization or enter into a merger agreement or commit to do any of the foregoing. Hanover also agreed to provide Chelsey with access to its properties, books and records and representatives and other information.

The merger agreement provides that for six years after the date the merger is completed Chelsey will indemnify individuals who were Hanover’s officers and directors and the three members of the Special Committee who were directors prior to their July 18, 2006 resignation, during the time immediately prior to the execution of the merger agreement until immediately prior to the effective time of the merger, against matters occurring before the merger became effective to the extent provided under Hanover’s articles of incorporation and by-laws in effect on the date of the merger agreement. Chelsey has also agreed under the merger agreement that, at its option, it may guarantee the surviving corporation’s indemnification obligations for three years following the completion of the merger, or provide officers’ and directors’ liability insurance for three years after the merger to each person currently covered by Hanover’s officers’ and directors’ liability insurance policy on terms no less favorable than Hanover’s current policy. Chelsey, however, will not be obligated to pay premiums in excess of 200% of the amount Hanover currently pays for its insurance.

The agreement affords Chelsey the opportunity to participate in the defense of any securityholder litigation against the Company and/or its directors relating to the merger.

The parties agreed to take further actions necessary to consummate the merger and agreed to provide each other notice of (i) any notices and communications from governmental authorities, (ii) the institution or threat of any investigations, legal, administrative, or other proceedings, (iii) the discovery of circumstances which could lead to a representation or warranty becoming untrue in any material respect or (iv) the failure of a party to comply with a material covenant or agreement.

CONDITIONS

The parties’ obligation to close is subject to certain conditions. Both parties’ representations and warranties must be true and accurate on the Closing Date and both parties must have performed their respective obligations under the merger agreement. In addition both Hanover’s and Chelsey’s obligations to complete the merger are subject to the satisfaction, if legally permissible, or waiver by the Closing Date of the merger of the following conditions (i) obtaining shareholder approval, (ii) the absence of any legal prohibition preventing or materially delaying the completion of the merger or which would impose a material limitation on the ability of Chelsey effectively to exercise full rights of ownership of Hanover or the assets or business of Hanover; and (iii) the consent of Wachovia and Chelsey Finance, Hanover’s secured lenders.

Chelsey’s obligation to complete the merger is subject to the following additional conditions: (i) the absence of an event or an occurrence that would have a Company material adverse affect and (ii) the settlement or resolution of the Shareholder Litigation and any litigation arising in connection with the merger between the execution of the merger agreement and consummation of the merger. Hanover’s obligation to complete the merger is subject to the condition of Chelsey having deposited the aggregate Merger Consideration with the paying agent.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated before the merger is completed, whether before or after approval by Hanover’s stockholders, by either Hanover or Chelsey by mutual consent or if:

•	Hanover’s stockholders do not vote to approve and adopt the merger agreement at the annual meeting;
•	the merger has not been completed by March 31, 2007, unless the date is mutually extended by the parties;
•

any court or governmental entity issues or enacts a final and non-appealable ruling or order which permanently restrains, enjoins or otherwise prohibits the consummation of the merger or otherwise imposes material limitations on the ability of Chelsey and MergerCo effectively to acquire and hold the business of Hanover; or

•

if the other party fails to cure its breach of its closing conditions relating to the accuracy of its representations and warranties, or relating to the performance of its obligations under the merger agreement, within 20 days after receiving notice of such breach from the terminating party, or if such breach is not curable by the exercise of reasonable efforts.

However, neither Hanover nor Chelsey may terminate the merger agreement because of a failure of the merger to be completed by March 31, 2007, or because of such a final and non-appealable ruling or order, if primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement.

Hanover may terminate the merger agreement without Chelsey’s consent if:

•

the Board at any time withdraws, withholds, modifies or changes in any manner any approval or recommendation regarding the merger agreement or the transactions contemplated thereby, or approves and is prepared to enter into or recommend and declare advisable any superior proposal to our stockholders, in each case based on a determination that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law; or

•

The Board determines that since the date of the merger agreement through the closing date, there has been any change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Chelsey material adverse effect.

Chelsey may terminate the merger agreement without our consent if:

•

the Board or any committee of the Board withdraws, modifies or changes in any manner adverse to Chelsey or MergerCo its recommendation with respect to the merger agreement and merger, or recommends another proposal or offer, or resolves to do any of such actions, or takes a neutral position or makes no recommendation with respect an offer not made by Chelsey or MergerCo after the Board had a reasonable time (but not greater than 10 days following receipt of the proposal or offer) to review and make a recommendation regarding such proposal or offer; or

•

since the date of the merger agreement through the closing date, there has been any change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Hanover material adverse effect.

TERMINATION FEES

There is no termination fee if the merger is not consummated for any reason.

EXPENSES

Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

AMENDMENTS; WAIVERS

Any provision of the merger agreement may be amended or waived before the merger becomes effective. After approval of the merger agreement by Hanover’s stockholders, no amendment or waiver can be made that alters the consideration to be received for Hanover common stock or that would adversely affect the rights of Hanover’s stockholders, without their further approval.

APPRAISAL RIGHTS

YOU HAVE A RIGHT TO DISSENT

Under the DGCL, if you do not wish to accept the Merger Consideration of $0.25 per share for your shares of Hanover common stock as provided in the merger agreement, you have the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, the shares of Hanover common stock held by you, provided that you comply with the provisions of DGCL Section 262.

Holders of record of Hanover common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures will be entitled to appraisal rights under DGCL Section 262. A person having a beneficial interest in shares of Hanover common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. The following discussion is a summary of the material provisions of DGCL Section 262. The following summary is qualified in its entirety by the full text of DGCL Section 262 which is reprinted in its entirety in Appendix B attached to this Proxy Statement. All references in DGCL Section 262 and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Hanover common stock as to which appraisal rights are asserted.

Under DGCL Section 262, holders of shares of Hanover common stock who follow the procedures set forth in DGCL Section 262 will be entitled to have their shares appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” (as defined pursuant to DGCL Section 262) of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court.

WE MUST PROVIDE YOU NOTICE

Under DGCL Section 262, since we are submitting for approval at a meeting of stockholders the proposed merger, we must notify, not less than 20 days prior to the stockholder meeting, each of our stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of DGCL Section 262.

This Proxy Statement constitutes notice to the holders of shares for which appraisal rights are available and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Appendix B. If you wish to exercise your appraisal rights or you wish to preserve your right to do so you should review the following discussion and Appendix B to this Proxy Statement carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

YOU MUST PERFECT APPRAISAL RIGHTS

A holder of shares for which appraisal rights are available wishing to exercise the holder’s appraisal rights (1) must not vote in favor of the merger agreement or consent thereto in writing (including by returning a signed proxy without indicating any voting instructions as to the proposal) and (2) must deliver to Hanover prior to the vote on the merger agreement at the annual meeting, a written demand for appraisal of the holder’s shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against approving the merger. This demand must reasonably inform Hanover of the identity of the stockholder and of the stockholder’s intent to demand appraisal of his, her or its shares. A holder of appraisal shares wishing to exercise such holder’s appraisal rights must be the record holder of the shares for which appraisal rights are available on the date the written demand for appraisal is made and must continue to hold these shares until the completion of the merger. Accordingly, a holder of shares for which appraisal rights are available who is the record holder of these shares on the date the written demand for appraisal is made, but who thereafter transfers these shares prior to the completion of the merger, will lose any right to appraisal in respect of these shares.

Only a record holder of shares for which appraisal rights are available is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the record holder, fully and correctly, as this holder’s name appears on this holder’s stock certificates. If the shares for which appraisal rights are available are owned of record in a fiduciary capacity, for example by a trustee, guardian or custodian, execution of the demand should be made in that capacity and should identify the record owners, and if these shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or officers.

A record holder that is a broker who holds shares for which appraisal rights are available as nominee for several beneficial owners may exercise appraisal rights with respect to these shares for which appraisal rights are available held for one or more beneficial owners while not exercising these rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares for which appraisal rights are available and is being sought. When no number of shares for which appraisal rights are available is expressly mentioned, the demand will be presumed to cover all the shares in such brokerage accounts or other nominee forms. Those who wish to exercise appraisal rights under DGCL Section 262 are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to:

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, NJ 07086

Attention: Daniel J. Barsky, Secretary

WE MUST PROVIDE EACH STOCKHOLDER THAT HAS PROPERLY ASSERTED APPRAISAL RIGHTS NOTICE

Within ten days after the completion of the merger, Hanover, as the surviving company, will notify each stockholder that has properly asserted appraisal rights under DGCL Section 262, and that has not voted in favor of the merger agreement, of the date the merger became effective.

PETITION MUST BE FILED IN THE DELAWARE CHANCERY COURT

Within 120 days after the completion of the merger, but not thereafter, Hanover, as the surviving company, or any stockholder who has complied with the statutory requirements of DGCL Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares that are entitled to appraisal rights. If within such 120-day period, no such petition shall have been filed as provided above, all rights to appraisal will cease and all of the Dissenting Stockholders will become entitled to receive the Merger Consideration, without interest thereon. Neither Hanover nor Chelsey is under any obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares that are entitled to appraisal rights. Accordingly, it will be the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in DGCL Section 262.

STOCKHOLDERS MAY REQUEST INFORMATION

Within 120 days after the completion of the merger, any stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Hanover, as the surviving company, a statement setting forth the aggregate number of shares of Hanover common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. These statements must be mailed within 10 days after a written request therefor has been received by Hanover, or within 10 days after expiration of the period for delivery of demands for appraisal under DGCL Section 262, whichever is later.

Upon the filing with the Delaware Chancery Court of a petition demanding appraisal, service of a copy of such petition shall be made upon Hanover, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list (the “Verified List”) containing the names and addresses of all Hanover stockholders who have demanded payment for their Hanover shares and with whom agreements as to the value of their Hanover shares have not been reached by Hanover.

A COURT WILL DETERMINE STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS, FAIR VALUE AND ALLOCATION OF EXPENSES

If a petition for an appraisal is filed on a timely basis, the Delaware Chancery Court may order that notice of the time and place fixed for the hearing on the petition be mailed to Hanover and all of the stockholder shown on the Verified List. Such notice shall also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Chancery Court. The costs of these notices are borne by Hanover. If a hearing on the petition is held, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights. The Delaware Chancery Court may require that Dissenting Stockholders submit to the Register in Chancery their stock certificates which had represented Hanover shares for notation thereon of the pendency of the appraisal proceedings, and the Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with this request. The Hanover shares will be appraised by the Delaware Chancery Court at their “fair value”, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

In any appraisal proceeding that might be commenced, Hanover intends to argue, among other things, that the ‘fair value’ of the common stock was $0.00 as of the date of the merger and that any stockholder who has perfected appraisal rights should receive no consideration whatsoever.

STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF HANOVER COMMON STOCK AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES OF HANOVER COMMON STOCK AND THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL. The determination of the “fair value” of the Hanover shares shall be based upon all factors deemed relevant by the Delaware Chancery Court. Upon application by Hanover or by any Hanover stockholder entitled to participate in the appraisal proceeding, the Delaware Chancery Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the Hanover stockholders entitled to an appraisal. Any Hanover stockholder whose name appears on the Verified List and who has submitted his, her, or its certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he, she, or it is not entitled to appraisal rights.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose appraisal shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the appraisal shares entitled to appraisal.

The Delaware Chancery Court shall direct the payment of the fair value of the Hanover shares entitled to appraisal, together with interest, if any, by Hanover to the Hanover stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such Hanover stockholder upon the surrender to Hanover of his, her, or its certificates. The Court’s decree may be enforced as other decrees in the Delaware Chancery Court may be enforced.

No appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon terms which the Court deems just.

NO RIGHT TO VOTE APPRAISAL SHARES OR RECEIVE DIVIDENDS OR DISTRIBUTION ON APPRAISAL SHARES

Any holder of shares for which appraisal rights are available that has duly demanded an appraisal in compliance with DGCL Section 262 will not, after the consummation of the merger, be entitled to vote these shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of these shares as of a record date prior to the completion of the merger).

FAILURE TO PERFECT APPRAISAL RIGHTS

If any stockholder that properly demands appraisal of his, her or its appraisal shares under DGCL Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in DGCL Section 262, the stockholder’s shares of Hanover common stock will be converted into the right to receive the Merger Consideration of $0.25 per share. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the completion of the merger, or if this stockholder delivers to Hanover a written withdrawal of his, her or its demand for appraisal. An appraisal demand may be withdrawn by a Hanover stockholder within 60 days after the completion of the merger without the approval of Hanover, or thereafter with the approval of Hanover.

Cash received pursuant to the exercise of your appraisal rights will be subject to income tax. We refer you to the information under the heading “Special Factors -- Material United States Federal Income Tax Consequences” on pages 31 and 32 of this Proxy Statement .FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF YOUR RIGHTS. UNDER THESE CIRCUMSTANCES, YOU WILL BE ENTITLED TO RECEIVE THE $0.25 MERGER CONSIDERATION RECEIVABLE WITH RESPECT TO YOUR SHARES OF HANOVER COMMON STOCK IN ACCORDANCE WITH THE MERGER AGREEMENT.

The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of DGCL Section 262 and is qualified in its entirety by reference to the text of that provision which is set forth in its entirety in Appendix A hereto. Any Hanover stockholder considering demanding appraisal is advised to consult legal counsel.

PAST TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Other than as described below and as set forth in this proxy statement, during the past two years, none of Chelsey, Chelsey Finance, the Chelsey Plan, DSJI, MergerCo, William Wachtel and Stuart Feldman have been involved in a transaction (i) with Hanover or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Hanover’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year or (ii) with any executive officer, director or affiliate of Hanover that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000:

•

On July 8, 2004, Hanover entered into a Loan and Security Agreement with Chelsey Finance in the amount of $20 million . The Loan and Security Agreement was amended on July 29, 2005, March 28, 2006, August 14, 2006 and November 8, 2006.

Except as described below and as described under “Special Factors—Background of the merger,” there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Hanover’s securities, election of Hanover’s directors or sale or other transfer of a material amount of Hanover’s assets (i) between Hanover or any of its affiliates, on the one hand, and Chelsey, Chelsey Finance, the Chelsey Plan, DSJI, MergerCo, William Wachtel and Stuart Feldman, on the other hand, (ii) between any affiliates of Hanover or (iii) between Hanover or any of its affiliates, on the one hand, and any person not affiliated with Hanover who would have a direct interest in such matters, on the other hand:

•

During 2004, the Board of Hanover adopted the 2004 Directors’ Option Plan pursuant to which stock options to purchase shares of common stock may be granted to certain non-employee directors. No options were granted under the 2004 Directors Option Plan.

There is also a 2002 Stock Option Plan for Directors that provides for the grant of options to non-employee directors. Messrs. Wachtel, Feldman and Goodman were each granted 8,500 options under the 2002 Stock Option Plan for Directors. The exercise price of all of these options is in excess of the Merger Consideration.

Except as described below, there is no agreement, arrangement or understanding and any actual or potential conflict of interest between Hanover, on one hand, and Hanover and its executive officers and directors, on the other hand:

•

Hanover retained the law firm of Wachtel & Masyr LLP to handle the appeal of the Kaul litigation. Mr. Wachtel, the Hanover’s Chairman and the Manager of Chelsey, has been a managing partner of Wachtel & Masyr, LLP, and its predecessor (Gold & Wachtel, LLP), since its founding in August 1984. Wachtel & Masyr agreed to handle the appeal for a $150,000 fixed fee, of which half was incurred and paid in 2004 and the balance was incurred and paid in 2005.

During the first half of 2006, Hanover retained the law firm of Wachtel & Masyr LLP to provide advice on state tax related issues for a $50,000 fixed fee which was paid in 2006.

Except as described below, there are no agreements between Hanover and any other person involving Hanover’s securities.

•

Hanover’s CEO, Wayne Garten was granted options to acquire 200,000 shares of common stock when he was employed by Hanover. The exercise price of Mr. Garten’s options is greater than the Merger Consideration. See, “Executive Compensation.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The tables below set forth selected consolidated financial information for Hanover for each of the two fiscal years ended December 25, 2004 and December 31, 2005 and the nine-month periods ended September 20, 2005 and September 30, 2006. We derived the consolidated statements of operations data and consolidated balance sheet data as of and for the two years from our consolidated financial statements which have been audited by Goldstein Golub Kessler (“GGK”). We derived the consolidated statements of operations data and consolidated balance sheet data as of and for the nine-month periods ended September 25, 2005 and September 30, 2006 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of results for these unaudited periods. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results of operations that may be expected for the full fiscal year 2006.

You should read the selected consolidated financial data presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements with related notes and other financial information contained or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which we incorporate by reference in this Proxy Statement. We refer you to the information under the heading “Documents Incorporated By Reference” on pages 71 and 72 of this Proxy Statement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	39 Weeks Ended		Fiscal Years Ended
	September 30, 2006	September 24, 2005	December 31, 2005	December 25, 2004
(in thousands of dollars, except per share amounts)
Income Statement Data:
Net revenues	$ 302,759	$ 286,752	$ 407,442	$ 360,526
Special charges	--	(7)	(69)	1,684
Income before interest and income taxes	3,309	14,477	17,136	7,313
Interest expense, net	7,165	5,963	8,146	5,105
Provision for income taxes	6	35	29	174
Income (loss) from continuing operations	(3,862)	8,479	8,961	2,034
Gain from discontinued operations of Gump’s	--	2,996	2,996	2,967
Net income (loss) and comprehensive income (loss)	(3,862)	11,475	11,957	5,001
Earnings Applicable to Preferred Stock	--	282	294	124
Net income (loss) applicable to common stockholders	$ (3,862)	$ 11,193	$ 11,663	$ 4,877

Net Income (Loss) Per Common Share:
From continuing operations – basic	$ (0.17)	$ 0.37	$ 0.39	$ 0.09
From continuing operations – diluted	$ (0.17)	$ 0.25	$ 0.27	$ 0.07
From discontinued operations – basic	$ 0.00	$ 0.13	$ 0.13	$ 0.13
From discontinued operations – diluted	$ 0.00	$ 0.09	$ 0.09	$ 0.11
Net income (loss) – basic	$ (0.17)	$ 0.50	$ 0.52	$ 0.22
Net income (loss) – diluted	$ (0.17)	$ 0.34	$ 0.36	$ 0.18

Weighted Average Number of Shares
Outstanding (in thousands):
Basic	22,426	22,426	22,426	22,220
Diluted	22,426	32,580	32,588	27,015

Other Data:
Book value per diluted share a)	(1.31)	(1.16)	(1.14)	(1.69)
Ratio of earnings to fixed charges	0.47	2.38	2.07	1.42

a) Book value per diluted share excludes incremental weighted-average shares related to employee stock options and common stock warrants due to their anti-dilutive effect.

HANOVER DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of September 30, 2006, September 24, 2005, December 31, 2005 and December 25, 2004

	September 30,	September 24,	December 31,	December 25,
	2006	2005	2005	2004
	(In thousands of dollars,
	Except share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 61	$ 134	$ 275	$ 510
Accounts receivable, net of allowance for doubtful accounts	13,085	10,837	16,518	17,819
Inventories	58,558	57,315	51,356	53,147
Prepaid catalog costs	18,997	21,017	17,567	15,644
Other current assets	3,650	2,777	2,744	4,482
Total Current Assets	94,351	92,080	88,460	91,602
PROPERTY AND EQUIPMENT, AT COST:
Land	4,418	4,361	4,378	4,361
Buildings and building improvements	18,214	18,192	18,194	18,221
Leasehold improvements	1,332	1,118	1,115	10,156
Furniture, fixtures and equipment	53,680	51,322	51,532	53,792
Construction in progress	165	--	--	--
	77,809	74,993	75,219	86,530
Accumulated depreciation and amortization	(56,447)	(54,337)	(55,030)	(61,906)
Property and equipment, net	21,362	20,656	20,189	24,624
Goodwill	8,649	8,649	8,649	9,278
Deferred tax asset	2,890	2,350	2,890	2,179
Other non-current assets	606	2,232	1,989	2,816
Total Assets	$ 127,858	$ 125,967	$ 122,177	$ 130,499
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Short-term debt and capital lease obligations	$ 32,095	$ 13,749	$ 10,105	$ 16,690
Accounts payable	20,593	26,079	27,043	29,544
Accrued liabilities	14,029	10,235	12,341	20,535
Customer prepayments and credits	14,572	14,828	10,074	12,032
Deferred tax liability	2,890	2,350	2,890	2,179
Total Current Liabilities	84,179	67,241	62,453	80,980
NON-CURRENT LIABILITIES:
Long-term debt	259	12,083	12,543	11,196
Series C Participating Preferred Stock, authorized, issued and outstanding 564,819 shares at September 30, 2006, September 24, 2005, December 31, 2005 and December 25, 2004; liquidation preference was $56,482 at September 24, 2005 December 31, 2005 and December 25, 2004 and $59,499 as of September 30, 2006	72,689	72,689	72,689	72,689
Other	80	18	40	3,286
Total Non-current Liabilities	73,028	84,790	85,272	87,171
Total Liabilities	157,207	152,031	147,725	168,151
SHAREHOLDERS’ DEFICIENCY:
Common Stock, $0.01 par value, authorized 50,000,000 shares; 22,426,296 shares issued and outstanding at September 30, 2006, September 24, 2005, December 31, 2005 and December 25, 2004	225	225	225	225
Capital in excess of par value	460,952	460,857	460,891	460,744
Accumulated deficit	(490,526)	(487,146)	(486,664)	(498,621)
Total Shareholders’ Deficiency	(29,349)	(26,064)	(25,548)	(37,652)
Total Liabilities and Shareholders’ Deficiency	$ 127,858	$ 125,967	$ 122,177	$ 130,499

HANOVER DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

For the 39 months Ended September 30, 2006 and September 24, 2005 and

Years Ended December 31, 2005 and December 25, 2004

	September 30, 2006	September 24, 2005	December 31, 2005	December 25, 2004
NET REVENUES	$ 302,759	$ 286,752	$ 407,442	$ 360,526

OPERATING COSTS AND EXPENSES:
Cost of sales and operating expenses	189,398	174,797	252,991	216,940
Special charges	--	(7)	(69)	1,684
Selling expenses	81,842	72,169	101,956	90,903
General and administrative expenses	26,502	23,108	32,562	40,374
Depreciation and amortization	1,708	2,208	2,866	3,312
	299,450	272,275	390,306	353,213

INCOME BEFORE INTEREST AND INCOME TAXES	3,309	14,477	17,136	7,313
Interest expense, net (including interest expense to a related party)	7,165	5,963	8,146	5,105

INCOME (LOSS) BEFORE INCOME TAXES	(3,856)	8,514	8,990	2,208

Provision for Federal income taxes	3	19	21	146
Provision for state income taxes	3	16	8	28
Provision for income taxes	6	35	29	174

INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,862)	8,479	8,961	2,034
Gain from discontinued operations of Gump’s, net of $22 of income tax benefit, including a gain on disposal of $3,576 at September 24, 2005 and December 31, 2005	--	2,996	2,996	2,967

NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(3,862)	11,475	11,957	5,001
Earnings Applicable to Preferred Stock	--	282	294	124

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ (3,862)	$ 11,193	$ 11,663	$ 4,877
NET INCOME (LOSS) PER COMMON SHARE:
From continuing operations – basic	$ (0.17)	$ 0.37	$ 0.39	$ 0.09
From continuing operations – diluted	$ (0.17)	$ 0.25	$ 0.27	$ 0.07
From discontinued operations – basic	$ 0.00	$ 0.13	$ 0.13	$ 0.13
From discontinued operations – diluted	$ 0.00	$ 0.09	$ 0.09	$ 0.11
Net income (loss) per common share – basic	$ (0.17)	$ 0.50	$ 0.52	$ 0.22
Net income (loss) per common share - diluted	$ (0.17)	$ 0.34	$ 0.36	$ 0.18

Weighted average common shares outstanding – basic (thousands)	22,426	22,426	22,426	22,220
Weighted average common shares outstanding – diluted (thousands)	22,426	32,580	32,588	27,015

HANOVER DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the 39 months Ended September 30, 2006 and September 24, 2005 and

Years Ended December 31, 2005 and December 25, 2004

	September 30,	September 24,	December 31,	December 24,
	2006	2005	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (3,862)	$ 11,475	$ 11,957	$ 5,001
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization, including deferred fees	2,256	2,853	3,685	4,538
Provision for doubtful accounts	357	368	518	609
Special charges (income)	—	(7)	(69)	1,536
Gain on disposal of Gump’s	—	(3,576)	(3,576)	—
Gain on the sale of property and equipment	(2)	(70)	(97)	(11)
Compensation expense related to stock options	61	115	147	184
Accretion of debt discount	3,432	2,426	3,386	1,098
Changes in assets and liabilities:
Accounts receivable	3,076	4,539	(1,292)	(4,093)
Inventories	(7,202)	(10,156)	(4,197)	(10,341)
Prepaid catalog costs	(1,430)	(6,433)	(2,806)	(3,159)
Accounts payable	(6,450)	(965)	(1)	(13,198)
Accrued liabilities	1,688	(9,000)	(6,832)	1,911
Customer prepayments and credits	4,498	3,345	(1,409)	553
Other, net	(31)	1,673	1,612	(1,893)
Net cash provided (used) by operating activities	(3,609)	(3,413)	1,026	(17,265)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(2,554)	(1,483)	(1,664)	(840)
Proceeds from disposal of Gump’s	—	8,921	8,921	—
Proceeds from sale of property and equipment	2	79	106	14
Net cash provided (used) by investing activities	(2,552)	7,517	7,363	(826)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under Wachovia revolving loan facility
	7,490	(2,740)	(6,342)	5,411
Payments under Wachovia Tranche A term loan facility	(1,493)	(1,493)	(1,991)	(1,493)
Payments under Wachovia Tranche B term loan facility	—	—	—	(6,011)
Borrowings under the Chelsey Facility	—	—	—	7,061
Issuance of Common Stock Warrant to related party	—	—	—	12,939
Payments of capital lease obligations and vehicle loans	(50)	(247)	(291)	(690)
Payments of debt issuance costs	—	—	—	(1,045)
Payment of debt issuance costs to related party	—	—	—	(200)
Refund of estimated Richemont tax obligation on Series B Participating Preferred Stock accretion	—	—	—	347
Net cash provided (used) by financing activities	5,947	(4,480)	(8,624)	16,319
Net decrease increase in cash and cash equivalents	(214)	(376)	(235)	(1,772)
Cash and cash equivalents at the beginning of the year	275	510	510	2,282
Cash and cash equivalents at the end of the year	$ 61	$ 134	$ 275	$ 510

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$ 3,063	$ 3,037	$ 4,256	$ 3,340
Income taxes	$ 4	$ 160	$ 314	$ 9
Non-cash investing and financing activities:
Issuance of Common Stock to related party as payment of waiver fee	$ —	$ —	$ —	$ 563
Tandem share expirations	$ —	$ —	$ —	$ 350
Retirement of Treasury Stock	$ —	$ —	$ —	$ 3,346
Acquisition of property and equipment by capital lease and vehicle loans	$ 327	$ —	$ —	$ —

PRO FORMA FINANCIAL INFORMATION

We have not provided any pro forma financial information giving effect to the proposed merger in this Proxy Statement. We do not believe that this information is material to you in evaluating the proposed merger since:

•	the proposed Merger Consideration is all cash;
•	if the proposed merger is completed, Hanover’s Common Stock will cease to be publicly traded; and
•	you will not retain or receive a continuing interest in Hanover’s business after the merger.

FINANCIAL PROJECTIONS

We do not as a matter of course make public forecasts as to future revenues, earnings or other financial information. We did, however, prepare certain projections which we provided to Agio in connection with the preparation of the Valuation Analysis. The projections set forth below are included in this Proxy Statement solely because this information was provided to Agio. We refer you to the information under the heading “Special Factors -- Background of the Merger” and “Special Factors – Valuation of Goldsmith, Agio, Helms & Lynner for the Board” for more information about the valuation analysis performed by Agio.

THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED BY HANOVER WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH THE ASSISTANCE OF OR REVIEWED, COMPILED OR EXAMINED BY, HANOVER’S INDEPENDENT AUDITORS, NOR ANY OTHER INDEPENDENT ACCOUNTANTS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY HANOVER’S MANAGEMENT, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND HANOVER’S CONTROL. IN THE VIEW OF HANOVER’S MANAGEMENT, HOWEVER, THIS INFORMATION WAS PREPARED ON A REASONABLE BASIS AND REFLECTS THE BEST ESTIMATES AND JUDGMENTS AVAILABLE AS OF THE DATES ON WHICH THEY WERE PREPARED IN MID OCTOBER 2006 AND PRESENTS, TO THE BEST OF HANOVER’S MANAGEMENT’S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF HANOVER. THE FOLLOWING PROJECTIONS AND INFORMATION ARE NOT FACTS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW. IN ADDITION, WE REFER YOU TO THE INFORMATION ON PAGE 13 OF THIS PROXY STATEMENT UNDER THE HEADING “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.”

THE INCLUSION OF THE PROJECTIONS IN THIS PROXY STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT HANOVER OR ANY OF ITS RESPECTIVE REPRESENTATIVES, OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD-LOOKING INFORMATION OF ANY KIND, WE CAUTION AGAINST UNDUE RELIANCE ON SUCH INFORMATION. WE DO NOT INTEND TO UPDATE OR REVISE SUCH PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, UNLESS REQUIRED BY LAW.

The tables on the following pages summarize the projections that were provided to Agio:

Hanover Direct, Inc.

Discounted Cash Flow Analysis - Projected Income Statement and Margin Analysis

(dollars in millions)

	Historical
Income Statement	2001	2002	2003	2004	2005

Revenues	$532.165	$456.990	$370.096	$360.526	$407.442
% growth	-11.7%	-14.1%	-19.0%	-2.6%	13.0%

Cost of goods sold	339.556	290.383	233.552	216.940	252.991
Gross profit	192.609	166.607	136.544	143.586	154.451

Operating expenses	216.574	168.818	136.687	136.273	137.315
Reported EBIT	(23.965)	(2.211)	(0.143)	7.313	17.136

Depreciation and amortization	9.271	6.982	5.234	3.496	3.013
Reported EBITDA	(14.694)	4.771	5.091	10.809	20.149

Adjustments
Operating expense	11.277	4.398	3.506	5.840	(1.238)
Adjusted EBIT	(12.688)	2.187	3.363	13.153	15.898

Cash flow	-	-	-	-	-
Adjusted EBITDA	(3.417)	9.169	8.597	16.649	18.911

Income tax provision @ 40%	(5.075)	0.875	1.345	5.261	6.359

NOPAT	$(7.613)	$ 1.312	$ 2.018	$ 7.892	$ 9.539

Cash Flow Statement

Sources of cash
NOPAT	$(7.613)	$ 1.312	$ 2.018	$ 7.892	$ 9.539
Depreciation and amortization	9.271	6.982	5.234	3.496	3.013
Total sources of cash	1.658	8.294	7.252	11.388	12.552

Uses of cash
Capital expenditures	1.627	0.639	1.895	0.840	1.664
Incremental working capital obligations	22.976	(10.520)	(11.669)	26.015	9.035
Total uses of cash	24.603	(9.881)	(9.774)	26.855	10.699
Free cash flow	$(22.945)	$ 18.175	$ 17.026	$(15.467)	$ 1.853

Margin Analysis

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of goods sold	63.8%	63.5%	63.1%	60.2%	62.1%
Gross profit	36.2%	36.5%	36.9%	39.8%	37.9%

Operating expenses	40.7%	36.9%	36.9%	37.8%	33.7%
Reported EBIT	-4.5%	-0.5%	0.0%	2.0%	4.2%

Depreciation and amortization	1.7%	1.5%	1.4%	1.0%	0.7%
Reported EBITDA	-2.8%	1.0%	1.4%	3.0%	4.9%

Adjustments
Operating expense	2.1%	1.0%	0.9%	1.6%	-0.3%
Adjusted EBIT	-2.4%	0.5%	0.9%	3.6%	3.9%

Cash flow	0.0%	0.0%	0.0%	0.0%	0.0%
Adjusted EBITDA	-0.6%	2.0%	2.3%	4.6%	4.6%

Income tax provision @ 40%	-1.0%	0.2%	0.4%	1.5%	1.6%

NOPAT	-1.4%	0.3%	0.5%	2.2%	2.3%

Hanover Direct, Inc.

Discounted Cash Flow Analysis - Projected Income Statement and Margin Analysis

(dollars in millions

	LTM	Projected
Income Statement	30-Sep-06	2006	2007	2008	2009

Revenues	$423.449	$418.577	$418.753	$434.440	$459.458
% growth	3.9%	2.7%	0.0%	3.7%	5.8%

Cost of goods sold	267.592	260.452	253.009	255.817	268.360
Gross profit	155.857	158.126	165.744	178.624	191.098

Operating expenses	149.889	154.538	164.902	173.824	185.336
Reported EBIT	5.968	3.587	0.842	4.800	5.762

Depreciation and amortization	2.459	2.441	2.536	3.314	3.227
Reported EBITDA	8.427	6.028	3.378	8.114	8.989

Adjustments
Operating expense	1.525	-	-	-	-
Adjusted EBIT	7.493	3.587	0.842	4.800	5.762

Cash flow	-	1.994	3.948	1.804	0.739
Adjusted EBITDA	9.952	8.022	7.326	9.918	9.728

Income tax provision @ 40%	2.997	1.435	0.337	1.920	2.305

NOPAT	$ 4.496	$ 2.152	$ 0.505	$ 2.880	$ 3.457

Cash Flow Statement

Sources of cash
NOPAT	$ 4.496	$ 2.152	$ 0.505	$ 2.880	$ 3.457
Depreciation and amortization	2.459	2.441	2.536	3.314	3.227
Total sources of cash	6.955	4.593	3.041	6.194	6.684

Uses of cash
Capital expenditures	2.735	2.600	7.400	3.000	1.700
Incremental working capital obligations	6.369	(1.175)	(6.353)	0.369	2.062
Total uses of cash	9.104	1.425	1.047	3.369	3.762
Free cash flow	$(2.149)	$ 3.168	$ 1.994	$ 2.825	$ 2.922

Margin Analysis

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of goods sold	63.2%	62.2%	60.4%	58.9%	58.4%
Gross profit	36.8%	37.8%	39.6%	41.1%	41.6%

Operating expenses	35.4%	36.9%	39.4%	40.0%	40.3%
Reported EBIT	1.4%	0.9%	0.2%	1.1%	1.3%

Depreciation and amortization	0.6%	0.6%	0.6%	0.8%	0.7%
Reported EBITDA	2.0%	1.4%	0.8%	1.9%	2.0%

Adjustments

Operating expense	0.4%	0.0%	0.0%	0.0%	0.0%
Adjusted EBIT	1.8%	0.9%	0.2%	1.1%	1.3%

Cash flow	0.0%	0.5%	0.9%	0.4%	0.2%
Adjusted EBITDA	2.4%	1.9%	1.7%	2.3%	2.1%

Income tax provision @ 40%	0.7%	0.3%	0.1%	0.4%	0.5%

NOPAT	1.1%	0.5%	0.1%	0.7%	0.8%

In preparing the above financial projections we have made certain assumptions about our market, growth rates and other factors that may affect the accuracy of these financial projections. The following sets forth the material assumptions used in Hanover’s preparation of the above projections and other relevant information:

•	Revenue growth of approximately 5% - 6% for our catalogs.
•	Third party fulfillment services and corresponding revenues terminate in 2007 when the current agreements expire.
•

Revenues from the sale of third party membership services will be negatively impacted due to the transition in October 2006 to a new membership provider and the accounting treatment accorded the new program whereby there will be lag in revenue recognition as we will be amortizing the revenue from membership sales over the life of the memberships. For cash flow purposes this lag in revenue recognition was added back to EBITDA in the range of $0.7 million to $3.9 million for the three years to more accurately reflect the timing of Hanover’s cash flows.

•

Gross profit as a percent of revenues is projected to improve in the range of 0.5% to 1.8% for the three years generated primarily by lower merchandise costs through improved sourcing of merchandise, improved productivity in the distribution center partially offset by higher outbound merchandise transportation costs primarily driven by anticipated higher United States Postal Service (“USPS”) rates starting in the Spring 2007.

•

Operating Expenses (which includes both selling expenses and general and administrative expenses) as a percent of revenues are projected to increase by 0.3% to 2.5% for the three years due primarily to higher postage and paper expenses related to catalog mailings, higher internet advertising and higher costs of being compliant with Sarbanes Oxley Section 404 regulations partially offset by lower catalog printing costs.

•

Capital Expenditures are projected to be in the range of $1.7 million to $7.4 million for the three years related primarily to upgrades to our main operating systems and replacement of various equipment at its facilities.

•	For analytical purposes that are consistent with performing its DCF analysis, Agio included an income tax provision in the projected income statement at a 40% effective tax rate.
•	For analytical purposes that are consistent with performing its DCF analysis, Agio excluded interest from net operating profits after taxes (NOPAT).

THE PROJECTIONS SET FORTH ABOVE SHOULD BE READ TOGETHER WITH THE “SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA” INCLUDED IN THIS PROXY STATEMENT. THESE PROJECTIONS SHOULD ALSO BE READ TOGETHER WITH OUR HISTORICAL FINANCIAL STATEMENTS, AND OTHER FINANCIAL INFORMATION, AND THE “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” AS SET FORTH IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL PERIOD ENDED DECEMBER 31, 2005 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2006, EACH OF WHICH IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT.

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Our common stock was delisted from the AMEX on February 16, 2006. Current trading information about our Common Stock can be obtained from the Pink Sheets under the trading symbol “HNVD.PK.”

The following table shows, for the periods indicated, the high and low per share sales prices of our shares of Common Stock (as adjusted for our reverse stock split that occurred on September 22, 2004) as reported on the AMEX on and prior to February 26, 2006, and thereafter on the Pink Sheets.

	High	Low
Fiscal Year 2004:
First Quarter (December 28, 2003 to March 27, 2004)	$ 3.00	$ 2.00
Second Quarter (March 28, 2004 to June 26, 2004)	2.50	1.30
Third Quarter (June 27, 2004 to September 25, 2004)	1.80	1.20
Fourth Quarter (September 26, 2004 to December 25, 2004)	1.59	1.26
Fiscal Year 2005:
First Quarter (December 26, 2004 to March 26, 2005)	1.44	0.70
Second Quarter (March 27, 2005 to June 25, 2005)	1.00	0.69
Third Quarter (June 26, 2005 to September 24, 2005)	1.55	0.88
Fourth Quarter (September 25, 2005 to December 31, 2005)	1.50	0.95
Fiscal Year 2006:
First Quarter (through February 26, 2006)	3.00	1.38
First Quarter (from February 27, 2006 through March 31, 2006)	2.35	0.85
Second Quarter (from April 1, 2006 through July 1, 2006)	1.60	0.95
Third Quarter (from July 2, 2006 through September 30, 2006)	1.65	0.85
Fourth Quarter (through November 17, 2006)	1.40	0.80

On November 17, 2006, the last day for which quotations were available prior to our public announcement of Chelsey’s proposal to acquire all of our outstanding shares of Hanover common stock (other than held by Chelsey and its affiliates), the high, low and closing sales prices per share of our Common Stock as reported on the Pink Sheets was $1.20, $0.85 and $1.20, respectively. On , 2006, the last day for which quotations were available before the date of this Proxy Statement , the high, low and closing sales prices per share of our Common Stock as reported by the Pink Sheets were $ , $ and $ , respectively. YOU SHOULD OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR HANOVER COMMON STOCK IN CONNECTION WITH VOTING YOUR SHARES.

On the record date for the annual meeting, there were approximately 7,506 holders of record of our Common Stock.

We have never paid a cash dividend on our Common Stock. Our Board does not anticipate paying cash dividends in the near term. Our bank line of credit prohibits us from paying dividends without the bank’s consent.

TRANSACTIONS IN HANOVER COMMON STOCK

Since December 1, 2004, Chelsey has made one purchase of Hanover common stock. On January 10, 2005, Chelsey purchased an aggregate of 3,799,735 shares of Common Stock from Basil Regan, Regan International Fund Ltd. and Regan Partners, L.P, constituting all of the Hanover common stock held by them, paying $1.00 per share. During the first fiscal quarter of 2005 (December 26, 2004 through March 26, 2005), the high and low price of the Hanover common stock, as quoted on the Pink Sheets ranged from a low of $0.70 to a high of $1.44.

Recent Transactions in Company Common Stock. None of Hanover’s executive officers, directors, members, controlling persons, associates, majority owned subsidiaries or any pension, profit sharing or similar plans have engaged in any transaction with respect to Hanover common stock during the 60 days prior to the date of this proxy statement.

RELATED PARTY TRANSACTIONS

The Company retained the law firm of Wachtel & Masyr LLP to handle the appeal of the Kaul litigation. Mr. Wachtel, the Company’s Chairman and the Manager of Chelsey, is a partner in Wachtel & Masyr. Wachtel & Masyr agreed to handle the appeal for a $150,000 fixed fee, of which half was incurred and paid in 2004 and the balance was incurred and paid in 2005. During the first half of 2006, the Company retained the law firm of Wachtel & Masyr LLP to provide advice on state tax related issues for a $50,000 fixed fee which was paid in 2006.

On July 8, 2004, the Company entered into a Loan and Security Agreement with Chelsey Finance, LLC (the “Chelsey Loan Agreement”). The Chelsey Loan Agreement was amended on July 29, 2005, March 28, 2006, August 14, 2006 and November 8, 2006. The Company paid no fees in connection with the amendments.

Effective January 31, 2005, the Company entered into a letter agreement concerning the employment of Daniel J. Barsky as the Company’s Senior Vice President and General Counsel. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreement.

In a letter dated February 23, 2006, the Company received a proposal from Chelsey to acquire the shares of Common Stock that Chelsey did not already own for a cash purchase price of $1.25 per share. On May 25, 2006, the Company was advised that Chelsey had withdrawn its offer. See, Going Private Proposal, above.

Effective March 10, 2005, the Company entered into an employment agreement concerning the employment of John Swatek as the Company’s Senior Vice President, Chief Financial Officer and Treasurer. On May 6, 2006 the Company and Mr. Swatek executed a letter agreement extending the term of the employment agreement on a day by day basis. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreement.

On May 6, 2006 the Company and Mr. Garten, the Company’s President and Chief Executive Officer, executed a letter agreement extending the term of the employment agreement between Mr. Garten and the Company on a day by day basis. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreement.

Effective April 14, 2006, the Company entered into a Separation Agreement and General Release of Claims and a consulting agreement with Michael Contino in connection with his resignation from the Company. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreements.

On January 9, 2006, the Company entered into a letter agreement concerning the employment of Jordan Vargas as the Company’s Senior Vice President, Human Resources. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreement.

The Company paid each of the Special Committee members $40,000 in 2006 for their services to the Special Committee.

Prior to the July 18, 2006 resignation of the three independent directors, historically, either the majority of the independent directors of the Company’s Board, a committee of the Company’s Board consisting of independent directors, or, in certain cases, the stockholders have approved these relationships and transactions and, to the extent that such arrangements are available from nonaffiliated parties, all relationships and transactions are on terms no less favorable to the Company than those available from nonaffiliated parties. With the July 2006 resignation of the three independent directors, there are currently no independent directors.

PROPOSAL 2 - ELECTION OF DIRECTORS

Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, Messrs. Feldman, Garten, Goodman and Wachtel’s terms will continue until the next Annual Meeting. If the merger agreement is adopted by Hanover’s shareholders and the merger is consummated, Hanover’s directors will no longer be directors of the surviving corporation after the consummation of the merger. Hanover’s directors will serve only until the merger is consummated.

Set forth below is a table and biographical information as of a recent date concerning each nominee.

Name	Position With the Company	Age	Director Since
Stuart Feldman	Director	47	2003
Wayne P. Garten	Director, President and Chief Executive Officer	54	2003
Paul Goodman	Director	52	2003
William B. Wachtel	Director and Chairman	52	2003

Stuart Feldman – Stuart Feldman was elected a director of the Company effective November 18, 2003 and is Chairman of the Executive Committee and is the sole member of the Compensation Committee. Mr. Feldman has been a principal of Chelsey Capital, LLC, a private hedge fund for more than the past five years and is the principal beneficiary of Chelsey Capital Profit Sharing Plan, which is the sole member of Chelsey.

Wayne P. Garten - Mr. Garten was elected a director of the Company by Chelsey effective September 29, 2003 and appointed President and Chief Executive Officer of the Company on May 5, 2004. Mr. Garten is a member of the Executive and Nominating Committees. Prior to his appointment, Mr. Garten served as the President of Caswell-Massey Ltd., Inc., a retailer and direct marketer of fragrance and other personal care products, from January 2004. Prior thereto, Mr. Garten was a financial consultant specializing in the direct marketing industry. He was Chief Executive Officer and President of Popular Club, Inc., a direct selling, catalog marketer of apparel and general merchandise products, from 2001 to 2003. From 1997 to 2000, he was Executive Vice President and Chief Financial Officer of Micro Warehouse, Inc., an international catalog reseller of computer products. From 1983 to 1996, Mr. Garten held various financial positions at the Company including serving as its Executive Vice President and Chief Financial Officer from 1989 to 1996. Mr. Garten is a Certified Public Accountant.

Paul S. Goodman - Mr. Goodman was elected a director of the Company by Chelsey on April 12, 2004 and is Chairman of the Corporate Governance Committee. Mr. Goodman is the Chief Executive Officer of Billybey Ferry Company, LLC, a ferry company that provides commuter ferry service between Manhattan and New Jersey and also provides ferry cruise services. Since 2003, Mr. Goodman has been CEO of Chelsey Broadcasting Company, LLC, which owns middle market network-affiliated television stations. Until October 2002, Mr. Goodman had served as a director and corporate counsel of Benedek Broadcasting Corporation from November 1994 and as a director of Benedek Communications Corporation since its formation in 1996. From April 1993 to December 2002, Mr. Goodman was a member of the law firm of Shack Siegel Katz Flaherty & Goodman, P.C. From January 1990 to April 1993, Mr. Goodman was a member of the law firm of Whitman & Ransom.

William B. Wachtel - Mr. Wachtel was elected a director of the Company effective November 18, 2003 and appointed Chairman of the Board on May 5, 2004. He is also Chairman of the Nominating Committee and is a member of the Executive and Corporate Governance Committees. Mr. Wachtel has been a managing partner of Wachtel & Masyr, LLP, and its predecessor (Gold & Wachtel, LLP), since its founding in August 1984. He is the co-founder of the Drum Major Institute, a not-for-profit organization carrying forth the legacy of Dr. Martin Luther King, Jr. Mr. Wachtel is the Manager of Chelsey and Chelsey Finance and the trustee of Chelsey Capital Profit Sharing Plan which is the sole member of Chelsey and Chelsey Finance.

During the last five years, none of our directors have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors listed above are U.S. citizens and their business number is (201) 863-7300.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Board Independence. Each year, the Board reviews the relationships that each director has with the Company and with other parties. Only those directors who the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. The Board has reviewed a number of factors to evaluate the independence of each of its members including its members’ current and historic relationships with the Company and its competitors, suppliers and customers; their relationships with management, Chelsey, other directors and shareholders; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s board members are directors or executive officers. During fiscal 2005 and prior to July 18, 2006, the Company’s Board determined that it had three independent directors, Messrs. Brown, Masson and Hecht. On July 18, 2006, the three independent directors resigned and as a result, the Board currently has no independent directors.

The Board met three times during fiscal year 2005. Each incumbent director attended at least 75% of the aggregate number of the Company’s Board meetings and the committee meetings. While the Company encourages all members of the Board to attend the Annual Meeting, there is no formal policy as to their attendance at each of the annual meetings of stockholders. The Board had seven members when the 2004 annual meeting of stockholders was held. Five of the then seven members of the Board attended the meeting.

Communications with the Board. The Company does not have formal procedures for shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 1500 Harbor Boulevard, Weehawken, New Jersey 07086, with a request to forward the same to the intended recipient. In general, all shareholder communication delivered to the Company’s Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.hanoverdirect.com/investor.

Code of Ethics. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer and principal accounting officer and other persons performing similar functions. A copy of the code of ethics has been filed as an Exhibit to the Company’s 2002 Annual Report on Form 10-K. The Company has also adopted a code of conduct that applies to the Company’s directors, officers and employees. A copy of the code of conduct was filed as an Exhibit to the 2003 Annual Report on Form 10-K.

Board Committees. The Board has a standing Compensation Committee, Corporate Governance Committee, Executive Committee and a Nominating Committee. As noted above, following the Company’s receipt of the Going Private Proposal, the Board formed a Special Committee to evaluate the fairness of the proposal. All of the committees operate under written charters adopted by the Board other than the Special Committee which operated under resolutions adopted by the Board.

Audit Committee. During 2005 and through July 18, 2006, Messrs. Robert H. Masson (Chairman), A. David Brown and Donald Hecht were the Audit Committee members, all of whom were independent. After the July 18, 2006 resignations of Messrs. Masson, Brown and Hecht, the full Board assumed the duties of the Audit Committee.

The Audit Committee was primarily responsible for overseeing the services performed by the Company’s independent auditors and internal audit department, evaluating the Company’s accounting policies and its system of internal controls and reviewing significant financial transactions. The Audit Committee had adopted policies and procedures that required the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent auditors. Each year, the Audit Committee approved the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by our accountants during the year. In addition, Audit Committee pre-approval was also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The full Board intends to continue the policies and procedures established by the Audit Committee, and Wayne P. Garten has the attributes of an Audit Committee financial expert as defined in Item 401(h) of Regulation S-K.. The Board has adopted a written charter for the Audit Committee, which charter was included as Appendix C to the Definitive Proxy Statement filed by the Company with the Securities & Exchange Commission (the “SEC”) on July 13, 2004.

The Audit Committee met six times during 2005. The Audit Committee Members were Messrs. Masson, Brown and Hecht until July 18, 2006. After July 18, 2006, the full Board met twice with the Company’s Independent Auditors and performed the duties of the Audit Committee.

Compensation Committee. During 2005 and through July 18, 2006, the Compensation Committee members were Messrs. Brown (Chairman), Hecht and Feldman. After July 18, 2006, Mr. Feldman became the sole member of the Compensation Committee. The Compensation Committee was primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, including the Chief Executive Officer, and for administering the Company’s bonus plan. The Compensation Committee met and/or took action by written consent once during fiscal year 2005.

Corporate Governance Committee. The Company established a Corporate Governance Committee in December 2003. Messrs. Brown (Chairman), Wachtel and Masson were the members of the Corporate Governance Committee. Mr. Goodman was appointed the committee on August 12, 2004. Messrs. Brown and Masson resigned on July 18, 2006 with the result that the current members of the Corporate Governance Committee are Messrs. Goodman and Wachtel.

The duties of the Corporate Governance Committee include: (i) developing and recommending to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director or a member of senior management; (ii) establishing procedures for the committee to exercise oversight of the evaluation of the Board and management including, reporting to the Board following the end of each fiscal year with an assessment of the Board’s and management’s performance of its duties and responsibilities during the preceding fiscal year with the objective of improving the effectiveness of the Board and management; (iii) making recommendations to the Board with respect to potential successors to the Chief Executive Officer and with the participation of the Chief Executive Officer developing and recommending to the Board management succession and career development plans with respect to the Company’s senior management; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company, and reviewing those principles at least once a year; and (v) reviewing and publishing the Company’s code of conduct and ethics as required by applicable securities laws.

The Corporate Governance Committee held no in person meetings in 2005 and took no action by written consent during this period.

Executive Committee. Messrs. Feldman, Wachtel and Garten are the Executive Committee members. The Executive Committee makes recommendations to the Board and is empowered to act on the Board’s behalf for certain operating matters that require Board approval but when the Board is not in session. The Executive Committee took action by written consent two times during 2005.

Nominating Committee. The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, evaluates the performance of individual directors and assesses the effectiveness of committees and the Board as a whole, and helps develop and implement the Company’s corporate governance guidelines. The Nominating Committee also considers nominees proposed by shareholders. Although it has no formal policy regarding shareholder nominees, the Committee believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on the Nominating Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for the Nomination Committee’s consideration, shareholders should submit the candidate’s name and qualifications to the Company’s Corporate Secretary in writing at the following address: 1500 Harbor Boulevard, Weehawken, New Jersey 07086.

The Nominating Committee members during 2005 and prior to July 18, 2006 were Messrs. Wachtel (Chairman), Masson and Garten. Mr. Masson resigned on July 18, 2006, with the result that the Nominating Committee members are Messrs. Wachtel and Garten. Messrs. Wachtel and Garten are not independent, as defined in Section 121(A) of the American Stock Exchange listing standards. The Nominating Committee did not meet during 2005. The Nominating Committee Charter was included as Appendix D to the Definitive Proxy Statement filed by the Company with the SEC on July 13, 2004.

Special Committee. As noted above, the Board formed the Special Committee on February 28, 2006 to evaluate the fairness of the going private proposal made by Chelsey in February 2006. The committee was comprised of Messrs. Brown, Masson and Hecht, the three independent directors. On May 25, 2006, the Company was advised that discussions between Chelsey and the Special Committee concerning the going private proposal had been terminated and as a result, the offer had been withdrawn. The Special Committee was effectively disbanded with the resignation of Messrs. Masson, Brown and Hecht on July 18, 2006.

Director Compensation

Standard Arrangements. The Company pays its non-employee directors a $58,000 annual fee; no supplemental fees are paid for serving as Chairman of a Board committee or for attending Board meetings. Non-employee directors also participated in the 1999 Stock Option Plan for Directors (“1999 Directors’ Plan”) and the 2002 Stock Option Plan for Directors (“2002 Directors’ Plan”). The Company does not compensate its employees, or employees of its subsidiaries, who serve as directors. During fiscal 2005 and 2006, the Company also provided $50,000 of term life insurance for each director.

Effective January 1, 2003, the 2002 Directors’ Plan was amended to increase the annual award for non-employee directors from options to purchase 2,500 shares to 3,500 shares of Common Stock. In November 2003, the 2002 Directors’ Plan was amended to increase the pool of options to purchase shares of Common Stock from 50,000 to 90,000 shares of Common Stock. The non-employee Directors waived their right to receive the automatic annual option grant scheduled for August 3, 2005. No options were granted or exercised by Directors during 2005. As of December 31, 2005, 63,000 options to purchase Common Stock under the 2002 Stock Option Plan for Directors were outstanding, 44,000 of which were exercisable.

2002 and 2004 Stock Option Plans for Directors – During 2004, the Board adopted the 2004 Directors’ Option Plan, pursuant to which stock options to purchase shares of Common Stock may be granted to certain non-employee directors. The Company’s shareholders ratified the 2004 Directors’ Option Plan at the 2004 Annual Meeting of Shareholders. The Company may grant options to purchase up to 100,000 shares of Common Stock to eligible directors at an exercise price equal to the fair market value as of the grant date. An eligible director will receive an initial option grant to purchase 5,000 shares of Common Stock as of the effective date of his/her appointment or election to the Board. On each Award Date, defined as August 3, 2004, August 3, 2005 and August 3, 2006, eligible directors are to be granted options to purchase additional shares of Common Stock (to the extent the 2002 Stock Option Plan for Directors did not have enough remaining shares). Stock options granted have terms of ten years and vest over three years from the grant date; however, if there is a Change in Control (as defined in the Hanover Direct, Inc. Directors Change of Control Plan), the participant has the cumulative right to purchase up to 100% of the option shares. Option holders may pay for shares purchased on exercise in cash or Common Stock. The non-employee directors waived their right to the automatic grant of options to be granted on August 3, 2005 and on August 3, 2006. As of December 31, 2005 no options have been granted under the 2004 Directors’ Option Plan.

Special Committee. The Board authorized the Special Committee which had been in place for the first half of 2006 to set the compensation for its members. The Special Committee authorized the payment of $40,000 to each of its members for serving on the committee.

Communications with the Board

The Company does not have formal procedures for shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 1500 Harbor Boulevard, Weehawken, New Jersey 07086, with a request to forward the same to the intended recipient. In general, all shareholder communication delivered to the Company’s Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.hanoverdirect.com/investor.

Report of the Audit Committee

The Audit Committee (the “Audit Committee”) was comprised of three members: Messrs. Masson, Brown and Hecht prior to July 18, 2006 when the full Board assumed the committee’s responsibilities after the resignation of its former members. This report has been prepared by the Board in their capacity of having assumed the responsibilities of the Audit Committee and is based in part of Minutes of the meetings and oral reports of the Audit Committee tee which have been delivered to the Board.

In response to the discovery by new management of certain of the matters leading up to the restatement of the Company’s financial statements for the fiscal years ended December 27, 2003 and December 28, 2002 and the quarterly financial information for fiscal 2003 and the first two quarters of fiscal 2004 (“Restatement”), the Audit Committee launched an independent investigation in November 2004 relating to the Restatement and other accounting-related matters and engaged the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer Cutler”) as its independent outside counsel to assist with the investigation. Around the time of the launch of the independent investigation, KPMG, LLP (“KPMG”), then the Company’s independent auditors, informed the Audit Committee that it had identified a material weakness in the Company’s internal controls; KPMG subsequently identified additional material weaknesses.

In March 2005, the Audit Committee concluded its investigation and, with the assistance of Wilmer Cutler, reported its findings to the Board. The Audit Committee formulated a series of recommendations to the Company and the Board concerning improvements in the Company’s internal controls and procedures for financial reporting and developed a Remediation Plan which it adopted in July 2005. The Audit Committee monitored management’s implementation of the Remediation Plan and amended it on one occasion.

On September 22, 2005 KPMG issued a letter that due to the nature of the items causing the restatement adjustments and due to the material weaknesses identified by KPMG, KPMG would need to re-assess the nature and extent of audit procedures it had performed for all periods reported on by KPMG. KPMG later informed the Company that it needed to perform further audit procedures before it could complete its audit. The Audit Committee, after careful consideration, concluded, among other reasons, that it would be in the best interests of the Company and its shareholders that the Company engage new auditors who had no involvement in the prior audits to conduct the review and complete the audit. On October 20, 2005, the Audit Committee dismissed KPMG and on November 1, 2005 appointed Goldstein Golub Kessler LLP (“GGK”) as the Company’s independent auditors.

GGK concluded its audit of the financial statements for the fiscal year ended December 25, 2004 which included the financial statements for the fiscal years ended December 27, 2003 and December 28, 2002 which had been restated, in February 2006. The Audit Committee then reviewed and discussed with management and GGK, the Company’s fiscal year end 2004 audited financial statements. GGK delivered to the Audit Committee the disclosures and letter required by Statement on Auditing Standards No. 61. The committee also received and reviewed the written disclosures and the letter from GGK required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with GGK their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements for the fiscal year ended December 25, 2004 be included in the Company’s Annual Report on Form 10-K for the 2004 fiscal year. The Audit Committee also reviewed with GGK and recommended the filing of the quarterly statements on Form 10-Q for the third fiscal quarter of 2004 and the first three fiscal quarters of 2005. With the filing of these reports, the Company became current in its periodic filing requirements with the SEC.

In March 2006, the Audit Committee reviewed and discussed with management and GGK, the Company’s audited financial statements for the fiscal year ended December 31, 2005. GGK delivered to the Audit Committee the disclosures and letter required by Statement on Auditing Standards No. 61. The Audit Committee again received and reviewed the written disclosures and the letter from GGK required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with GGK their independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Respectfully Submitted,

The Board functioning

as the Audit Committee (November 2006)

William Wachtel (Chairman)

Stuart Feldman

Wayne Garten

Paul Goodman

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The following is the report of the Compensation Committee for the fiscal year ended December 31, 2005.

The Compensation Committee, whose members prior to July 18, 2006 were A. David Brown (Chairman), Donald B. Hecht and Stuart Feldman for the fiscal year ended December 31, 2005, has the responsibility, under delegated authority from the Company’s Board, for developing, administering and monitoring the executive compensation policies of the Company and making recommendations to the Company’s Board with respect to these policies. The Board has accepted the Compensation Committee’s recommendations for 2005 compensation. It should be noted that Messrs. Brown and Hecht have resigned from the committee; Mr. Feldman is currently the committee’s sole member.

Executive Compensation Philosophy

The Compensation Committee’s executive compensation philosophy supports the Company’s overall business strategy and has at its core a strong link between pay, performance and retention. The philosophy emphasizes recognition of achievement at both the Company and individual level. A significant portion of compensation delivered to executives to reflect such achievement is intended to be in the form of annual bonuses tied to Company performance. In addition, executives were encouraged to hold an ownership stake in the Company prior to the delisting of the Common Stock so that their interests are closely aligned with those of the stockholders in terms of both risk and reward. After the delisting and because of the illiquidity of the Common Stock, the Committee determined that, in general, it was no longer appropriate to grant equity or equity options in the Company.

The specific executive compensation plans are designed to support the executive compensation philosophy. Compensation of the Company’s executives consists of three components, which are discussed below: salary, annual incentive awards and to a limited extent, equity compensation. Base salary levels have been established in order to attract and retain key executives, commensurate with their level of responsibility within the organization. Annual incentives closely link executive pay with performance in areas that are critical to the Company’s short-term operating success. Long-term incentives in the form of equity compensation are intended to motivate executives to make decisions that are in the best interests of the Company’s owners and reward them for the creation of stockholder value. It is the intent of both the Company and the Compensation Committee that the components of the executive compensation program will support the Company’s compensation philosophy, reinforce the Company’s overall business strategy, and ultimately drive stockholder value creation.

Base Salaries

Individual salaries for executives of the Company are generally influenced by several equally weighted factors: the qualifications and experience of the executive, the executive’s level of responsibility within the organization, pay levels at firms that compete with the Company for executive talent, individual performance, and performance-related factors used by the Company to determine annual incentive awards. The base salaries of the Company’s executives are subject to periodic review and adjustment. Annual salary adjustments are made based on the factors described above.

Mr. Garten, the Company’s Chief Executive Officer, is employed pursuant to the terms of a May 6, 2004 Employment Agreement. Under Mr. Garten’s Employment Agreement he is paid an annual salary of $600,000 over a term that expired on May 6, 2006. Mr. Garten’s employment was extended on day-by-day basis after May 6, 2006. Mr. Garten’s salary was determined, based in part on a review of the compensation of similarly situated executives in the direct marketing industry and in public companies of similar size, compensation trends in the direct marketing industry, his experience both as an executive officer and as chief executive officer of other companies and the Company’s financial position.

Annual Incentive Awards

In addition to base salaries, each of the Company’s executives and selected key managers participate in the Company’s discretionary bonus program. Approximately 154 executives and key managers received bonuses under the 2005 bonus program. Under this program, discretionary bonuses were paid based on (i) the Company’s free cash flow for executive and corporate staff participants as compared to budgeted levels of corporate free cash flow and for catalog group participants, the catalog group’s free cash flow as compared with the budgeted levels of free cash flow for the catalog group, (ii) achievement of individual goals, (iii) the individual’s overall performance and contribution to the Company and (v) the person’s responsibility level in the organization.

The 2005 bonuses were paid in 2006. Mr. Garten’s 2005 bonus was $250,000 as determined by the Compensation Committee. Mr. Swatek was awarded a $25,000 bonus, Mr. Barsky was awarded a $50,000 bonus and Mr. Lipner was awarded an $11,000 bonus.

Long-Term Incentive Awards

Stock Option Plan

Employees. Because of issues concerning the delisting of the Common Stock and the attendant illiquidity, the Compensation Committee did not grant any options during 2005 and through the date of this Proxy Statement other than Messrs. Barsky and Swatek who were each granted 50,000 options in connection with their employment by the Company .

Directors. The Directors waived their right to receive the automatic grant of options that were to have been granted on August 3, 2005 and August 3, 2006.

Compensation Continuation Agreement Payments

The Board determined that the November 30, 2003 recapitalization was a change in control for purposes of the Company’s Compensation Continuation Plans and that the plans would be maintained solely for persons who were plan participants on that date and who became eligible for benefits within two years thereafter. During 2005 and before the November 30, 2005 termination of the agreements, the Company terminated the employment of three plan participants, one of whom was a named executive officer, but denied them benefits because the terminations had been “for cause.” A fourth plan participant resigned and sought plan benefits on the grounds that she had resigned for good reason. The Company denied her benefits as well. Each of the former employees has commenced an action against the Company seeking post employment benefits and/or compensatory and punitive damages and legal fees. In 2006, the Company settled with two of the employees. As of December 1, 2005, the plans were terminated and no further benefits were available.

Nondeductible Compensation

Section 162(m) of the Internal Revenue Code, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1,000,000 (the “$1 Million Limit”) paid to a company’s chief executive officer and four (4) other most highly compensated executive officers, as reported in its proxy statement. There was no compensation paid in 2005 over the $1 Million Limit.

Respectfully Submitted,

The Compensation Committee (November 2006)

Stuart Feldman

Compensation Committee Interlocks and Insider Participation

Stuart Feldman, who is a Compensation Committee member, is a principal of Chelsey and Chelsey Finance.

  Executive Officers

The following sets forth certain information regarding executive officers of the Company.

Name	Age	Title and Other Information	Office Held Since
Wayne P. Garten	54	President, Chief Executive Officer and Director. Information concerning Mr. Garten appears above under the section entitled “Directors.”	2004
John W. Swatek	42	Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Swatek was Vice President and Controller of Linens ‘n Things, Inc., a retail chain specializing in home furnishings. Before joining Linens ‘n Things, Inc. in 2001, Mr. Swatek held various positions with Micro Warehouse, Inc., an international catalog reseller of computer products, including serving as its Senior Vice President, Finance from 2000 to 2001. Mr. Swatek is a Certified Public Accountant.	2005
Daniel J. Barsky	51

Senior Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Barsky was an independent legal consultant. Mr. Barsky served as acting General Counsel to Directrix, Inc., a provider of network origination and digital video asset management and distribution services, from 2001 to 2003. From 1999 to 2001, he served as Executive Vice President, General Counsel and Secretary to American Interactive Media, Inc., which developed multi media content. From 1994 to 1999, Mr. Barsky served as Executive Vice President, General Counsel and Secretary to Spice Entertainment Companies, Inc., an operator of pay-per-view television networks.

			2005

Jordan Vargas	55	Senior Vice President, Human Resources since February 2006. Prior to joining the Company, from April 1999 to February 2006, Mr. Vargas served as the Vice President Human Resources at Publisher’s Clearing House, a sweepstakes and direct marketing company. Prior thereto, Mr. Vargas served as the Human Resource Business Partner for PSE&G`s Fossil Generation Business unit from 1996 to 1999.	2006
Steven Lipner	58	Vice President, Taxation since October 2000. Mr. Lipner served as Director of Taxes from February 1984 to October 2000. Mr. Lipner is a Certified Public Accountant.	2000

During the last five years, none of our current executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the executive officers listed above are U.S. citizens and their business number is (201) 863-7300.

Information Regarding Executive Compensation

The following table summarizes compensation information for the last three fiscal years for (i) Mr. Garten, Chief Executive Officer and (ii) the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers of the Company at the end of the fiscal year (collectively, the “ Named Executive Officers” ).

SUMMARY COMPENSATION TABLE

					Long Term Compensation
					Awards
					Securities
					Underlying
Name and		Annual Compensation		Other Annual	Options/	All Other
Principal Position	Year	Salary	Bonus	Compensation	SARs	Compensation

Wayne P. Garten (1)	2005	$ 600,000	$ 50,000 (3)	—	—	$ 11,652 (12)
President and Chief	2004	$ 380,769 (2)	$ 00,000 (3)	$ 14,500 (8)	200,000 (9)	$ 4,846 (13)
Executive Officer	2003	—	—	$ 101,500 (8)	5,000 (9)	—

Michael D. Contino (1)	2005	$ 387,000	$ 5,000 (4)	—	—	$ 13,630 (14)
Executive Vice President	2004	$ 375,837	—	—	—	$ 13,083 (15)
& Chief Operating Officer	2003	$ 393,698	$ 63,656 (4)	—	—	$ 151,282 (16)

John W. Swatek (1)	2005	$ 202,500	$ 42,208 (5)	—	50,000 (10)	$ 8,476 (17)
Senior Vice President,
Chief Financial Officer &
Treasurer

Daniel J. Barsky (1)	2005	$ 244,615	$ 50,000 (6)	—	50,000 (11)	$ 1,314 (18)
Senior Vice President,
General Counsel &
Secretary

Steven Lipner (1)	2005	$ 177,520	$ 11,000 (7)	—	—	$ 4,014 (19)
Vice President	2004	$ 175,520	$ 10,000 (7)	—	—	$ 3,927 (20)
Taxation	2003	$ 172,924	$ 7,768 (7)	—	—	$ 4,220 (21)

(1)

Wayne P. Garten was appointed to the Board on September 30, 2003 and was named President and Chief Executive Officer on May 5, 2004. Mr. Contino was appointed Executive Vice President and Chief Operating Officer on April 25, 2001 and resigned on April 14, 2006. John W. Swatek was appointed Senior Vice President and Chief Financial Officer on April 4, 2005. Daniel J. Barsky was appointed Senior Vice President, General Counsel and Secretary on January 31, 2005. Mr. Lipner was appointed Vice President of Taxation in 2000.

(2)	$380,769 of salary under the May 5, 2004 Employment Agreement between Mr. Garten and the Company (“Garten Employment Agreement”).
(3)	Includes the following payments for Mr. Garten: for 2005 a $250,000 2005 performance bonus paid during 2006; for 2004, a $300,000 2004 performance bonus paid during 2005.
(4)

Includes the following payments made to Mr. Contino: for 2005 a $25,000 2005 performance bonus paid during 2006; for 2003 a $193,500 transaction bonus and a $70,156 2003 performance bonus paid in 2004.

(5)	Includes for 2005, a $25,000 2005 performance bonus paid during 2006 and a $17,208 bonus per the Swatek Employment Agreement paid in 2005.
(6)	Includes for 2005, a $50,000 2005 performance bonus paid during 2006.
(7)

Includes the following payments made to Mr. Lipner: for 2005, an $11,000 2005 performance bonus paid during 2006; for 2004 a $10,000 performance bonus paid during 2005; for 2003 a $7,768 performance bonus paid in 2004.

(8)

Mr. Garten received the following payments as a member of the Board: for 2004 $14,500 prior to his employment as President and Chief Executive Officer of the Company; for 2003 $101,500. He was granted options to purchase 5,000 shares of Common Stock in 2003.

(9)

200,000 options granted per the Garten Employment Agreement, half under the 2000 Management Stock Option Plan and half outside the 2000 Management Stock Option Plan. 5,000 options granted under the 2002 Stock Option Plan for directors.

(10)	50,000 options granted per the Swatek Employment Agreement, under the 2000 Management Stock Option Plan.
(11)	50,000 options granted per the Barsky Letter Agreement, under the 2000 Management Stock Option Plan.
(12)

Includes the following payments made by the Company on behalf of Mr. Garten in 2005: $276 in group term life insurance premiums; $40 in accidental death and disability insurance premiums; $213 in core life insurance premiums; $168 in dental insurance premiums; $127 in long-term disability premiums; $7,344 in health care insurance premiums and $3,484 in matching contributions under the Company’s 401(k) Savings Plan.

(13)

Includes the following payments made by the Company on behalf of Mr. Garten in 2004: $170 in group term life insurance premiums; $24 in accidental death and disability insurance premiums; $119 in core life insurance premiums; $103 in dental insurance premiums; $85 in long-term disability premiums; $4,345 in health care insurance premiums.

(14)

Includes payments made by the Company on behalf of Mr. Contino in 2005: $120 in group term life insurance premiums; $40 in accidental death and disability insurance premiums; $213 in core life insurance premiums; $216 in dental insurance premiums; $127 in long-term disability premiums; $9,414 in health care insurance premiums; and $3,500 in matching contributions under the Company’s 401(k) Savings Plan.

(15)

Includes payments made by the Company on behalf of Mr. Contino in 2004: $120 in group term life insurance premiums; $40 in accidental death and disability insurance premiums; $182 in core life insurance premiums; $219 in dental insurance premiums; $146 in long-term disability premiums; $8,959 in health care insurance premiums; and $3,417 in matching contributions under the Company’s 401(k) Savings Plan.

(16)

Includes payments made on behalf of Mr. Contino in 2003; $125 in group term life insurance premiums; $40 in accidental death and disability insurance premiums; $162 in core life insurance premiums; $205 in dental insurance premiums; $159 in long-term disability premiums; $8,195 in health care insurance premiums; $3,333 in matching contributions under the Company’s 401 (k) Savings Plan. Also includes forgiveness of a $75,000 non-interest-bearing loan made by the Company to Mr. Contino in January 1998. The loan was forgiven in full in accordance with its terms during January 2003. In addition to the loan forgiveness, the Company paid all applicable withholding taxes totaling $64,063.

(17)

Includes the following payments made by the Company on behalf of Mr. Swatek in 2005: $88 in group term life insurance premiums; $30 in accidental death and disability insurance premiums; $164 in core life insurance premiums; $166 in dental insurance premiums; $97 in long-term disability premiums; $7,241 in health care insurance premiums; and $690 in matching contributions under the Company’s 401(k) Savings Plan.

(18)

Includes the following payments made by the Company on behalf of Mr. Barsky in 2005: $255 in group term life insurance premiums; $36 in accidental death and disability insurance premiums; $197 in core life insurance premiums; $199 in dental insurance premiums; $117 in long-term disability premiums; and $510 in matching contributions under the Company’s 401(k) Savings Plan.

(19)

Includes the following payments made by the Company on behalf of Mr. Lipner in 2005: $516 in group term life insurance premiums; $40 in accidental death and disability insurance premiums; $213 in core life insurance premiums; $127 in long-term disability premiums; and $3,118 in matching contributions under the Company’s 401(k) Savings Plan.

(20)

Includes the following payments made by the Company on behalf of Mr. Lipner in 2004: $516 in group term life insurance premiums; $40 in accidental death and disability insurance premiums; $182 in core life insurance premiums; $146 in long-term disability premiums; and $3,043 in matching contributions under the Company’s 401(k) Savings Plan.

(21)

Includes the following payments made by the Company on behalf of Mr. Lipner in 2003: $527 in group term life insurance premiums; $40 in accidental death and disability insurance premiums; $162 in core life insurance premiums; $158 in long-term disability premiums; and $3,333 in matching contributions under the Company’s 401(k) Savings Plan.

Stock Options and Stock Appreciation Rights

The following table contains information concerning options granted to the Chief Executive Officer and the Company’s four next most highly compensated executive officers who were serving as executive officers at the end of the Company’s 2005 fiscal year. There were no stock appreciation rights (“SARs”) granted during fiscal 2005.

Option/SAR Grants in Fiscal 2005

Individual Grants
Number of
	Securities	Percentage of
	Underlying	Total Options/
	Options/	SARs Granted	Exercise	Market Price
	SARs	to Employees in	or Base	on Date of		Grant Date
Name	Granted	Fiscal Year 2005	Price	Grant	Expiration Date	Present Value($)

Daniel J. Barsky	50,000	50.0%	$1.03	$0.80	2/17/2015	24,195 (1)
John W. Swatek	50,000	50.0%	$0.81	$0.83	4/4/2015	26,915 (2)

(1) The grant date present value was estimated using the Black-Scholes option-pricing model. The assumptions used were a risk-free interest rate of 3.78%, an expected volatility of 88.61%, an expected life of four years and no expected dividends.

(2) The grant date present value was estimated using the Black-Scholes option-pricing model. The assumptions used were a risk-free interest rate of 4.13%, an expected volatility of 86.49%, an expected life of four years and no expected dividends.

The following table contains information concerning the fiscal 2005 year-end values of all options and SARs granted to the Chief Executive Officer and the Company’s four (4) next most highly compensated executive officers who were serving as executive officers at the end of the Company’s 2005 fiscal year.

Aggregated Option/SAR Exercises in 2005 Fiscal Year

and December 31, 2005 Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2005	Value of Unexercised In-the-Money Options/SARs at December 31, 2005
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable

Wayne P. Garten	--	--	138,334 exercisable	$0/$0
66,666 unexercisable
Michael D. Contino	--	--	125,000 exercisable	$0/$0
0 unexercisable
Daniel J. Barsky	--	--	16,667 exercisable	$7,834/$15,667
33,333 unexercisable
John W. Swatek	--	--	16,667 exercisable	$11,500/$23,000
33,333 unexercisable
Steven Lipner	--	--	7,000 exercisable	$0/$0
0 unexercisable

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Garten Employment Agreement. On May 6, 2004, Wayne P. Garten became the Company’s Chief Executive Officer and President. Mr. Garten is employed pursuant to the terms of a May 6, 2004 Employment Agreement. Under Mr. Garten’s Employment Agreement, he is paid an annual salary of $600,000 over a term that expired on May 6, 2006. The agreement was extended on a day by day basis after the term expired pursuant to a letter agreement between the Company and Mr. Garten. The Company also granted Mr. Garten options to acquire 200,000 shares of the Company’s common stock, half pursuant to its 2000 Management Stock Option Plan (“2000 Management Option Plan”) and half outside the plan. All of the options have an exercise price of $1.95 per share, the Common Stock’s average closing price for the ten trading days preceding the grant date and the ten trading days after the grant date. All of the options are currently vested. Mr. Garten is entitled to participate in the Company’s bonus plan for executives, as established by the Board.

Mr. Garten’s Employment Agreement provides for a lump sum change in control payment equal to 200% of Mr. Garten’s annual salary if a change in control occurs during the term. The Employment Agreement also provides for eighteen months of severance payments if Mr. Garten is not otherwise entitled to change in control benefits and (i) is terminated without cause or terminates his employment for good reason (as both terms are defined in the Employment Agreement) during the term or (ii) his Employment Agreement is not renewed at the end of the term, which was extended on a day by day basis.

Barsky Letter Agreement. On January 31, 2005, the Company appointed Daniel J. Barsky as its Senior Vice President and General Counsel. Under a letter agreement with the Company, Mr. Barsky was initially paid an annual salary of $265,000 and was granted options to purchase 50,000 shares of Common Stock. His current salary is $275,000. One third of the options vested on February 17, 2005, another one third vested on February 17, 2006 and the balance will vest on February 17, 2007, subject to earlier vesting in the event of a change in control of the Company. All of the options have an exercise price of $1.03 per share, the Common Stock’s average closing price for the ten trading days preceding the grant date and the ten trading days after the grant date. Mr. Barsky is entitled to participate in the Company’s bonus plan for executives. The agreement also provides for six months of severance payments if Mr. Barsky is terminated without cause or terminates his employment for good reason. Mr. Barsky was appointed as the Company’s Secretary on March 7, 2005.

Swatek Employment Agreement. On April 4, 2005, John W. Swatek became Senior Vice President, Chief Financial Officer and Treasurer of the Company under a March 15, 2005 Employment Agreement. Under the agreement, Mr. Swatek is paid an annual salary of $270,000 and was granted options to acquire 50,000 shares of the Company’s common stock pursuant to its 2000 Management Stock Option Plan. The options have an exercise price of $0.81 per share, the Common Stock’s average closing price for the ten trading days preceding the grant date and the ten trading days after the grant date. One third of the options vested on execution of the agreement another one third vested on April 4, 2006 and the balance will vest on April 4, 2007, subject to earlier vesting in the event of a change in control of the Company. The Employment Agreement provided for a sign-on bonus of $17,208 and has a term expiring on May 6, 2006. The agreement was extended on a day by day basis after the term pursuant to a letter agreement between the Company and Mr. Swatek.

The Employment Agreement provides for a lump sum change in control payment equal to Mr. Swatek’s annual compensation if his employment is terminated during the term following a change in control. The Employment Agreement also provides for one year’s severance if Mr. Swatek is terminated without cause or terminates his employment for good reason (as both terms are defined in the Employment Agreement) during the term and he is not otherwise entitled to change in control benefits. Mr. Swatek will also be entitled to one year of severance payments equal to his annual base salary if his agreement is not renewed at the end of the term.

Contino Separation Agreement. The Company and Michael Contino executed a Separation Agreement and General Release of Claims effective with his resignation on April 14, 2006. Under the agreement, the Company agreed to pay Mr. Contino 18 months of severance at rate equal to his then current salary and to continue, at its expense, his medical and Company provided life insurance benefits during the 18 month period. Mr. Contino released the Company from any claims. Simultaneously with the execution of the Separation Agreement, the Company and Mr. Contino entered into a six month consulting agreement that provided for a $10,000 a month consulting fee to provide ongoing assistance in transitioning his former duties at the Company.

Vargas Letter Agreement. On February 13, 2006 the Company appointed Jordan Vargas as its Senior Vice President, Human Resources. Pursuant to a January 9, 2006 letter agreement, Mr. Vargas is paid a $250,000 annual salary with a minimum 2006 bonus of $50,000. The letter agreement provides for one year severance if Mr. Vargas’ employment is terminated by the Company other than for “cause” or if he terminates his employment for “good reason”, as those as defined in the letter agreement.

INFORMATION REGARDING THE CHELSEY GROUP

Chelsey Capital Profit Sharing Plan (also referred to as the “Chelsey Plan”) is the sole member of Chelsey and Chelsey Finance, LLC, and Mr. William Wachtel, the Chairman of the Board of Hanover, is the trustee of the Chelsey Plan. Mr. Stuart Feldman is a principal beneficiary of the Chelsey Plan.

DSJI, a New York corporation, is the sponsor of the Chelsey Plan. Mr. Feldman is the sole officer and director of DSJI.

Chelsey Finance, LLC, a New York limited liability company, is wholly owned by the Chelsey Plan. Mr. Feldman is a principal of Chelsey Finance, LLC.

Each of these entities has a business address at 110 East 59th Street, New York, New York 10019; their telephone number is 212-909-9500.

Please refer to “Parties Involved in the Proposed Merger” for information regarding Chelsey and MergerCo. Please refer to “Election of Directors” for the business and background of Mr. Wachtel and Mr. Feldman.

During the last five years, none of Chelsey, MergerCo, the Chelsey Plan, Chelsey Finance, LLC, DSJI, or any of their respective executive officers, directors, partners or members, or William Wachtel or Stuart Feldman has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table lists the beneficial owners known by management of at least 5.0% of the Company’s Common Stock or 5.0% of the Company’s Series C Preferred as of November 17, 2006. The information is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon information furnished by the persons listed or contained in filings made by them with the SEC. Except as noted below, to the Company’s knowledge, each person named in the table will have sole voting and investment power with respect to all shares of Common Stock and Series C Preferred shown as beneficially owned by them.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)

Series C	Chelsey Direct, LLC,	564,819 (1)	100.0%
Participating	William B. Wachtel and
Preferred Stock	Stuart Feldman
	c/o Wachtel & Masyr, LLP
	152 West 57th Street
	New York, New York 10019

Common Stock	Chelsey Direct, LLC,	25,654,806 (2)	77.43%
	William B. Wachtel and
	Stuart Feldman
	c/o Wachtel & Masyr, LLP
	152 West 57th Street
	New York, New York 10019

(1) In the case of Common Stock, includes shares of Common Stock issued upon exercise of options or warrants exercisable within 60 days for the subject individual only. Percentages of Common Stock are computed on the basis of 22,426,296 shares of Common Stock outstanding as of November 17, 2006. Percentages of the Series C Preferred are computed on the basis of 564,819 shares of Series C Preferred outstanding as of November 17, 2006.

(2) According to the Amendment No. 14 to the statement on Schedule 13D filed by Chelsey on March 31, 2006 with the SEC and prior amendments, Chelsey and its related affiliate, Chelsey Finance, is the record holder of 15,364,682 shares of Common Stock, warrants to purchase 10,259,366 shares of Common Stock and 564,819 shares of Series C Preferred. Chelsey Capital Profit Sharing Plan (the “Chelsey Plan”) is the sole member of Chelsey and Mr. Wachtel is the Manager of Chelsey. The sponsor of the Chelsey Plan is DSJ International Resources Ltd. (“DSJI”). Mr. Feldman is the sole officer and director of DSJI and a principal beneficiary of the Chelsey Plan. Mr. Feldman is also the owner of 16,090 shares of Common Stock. Mr. Wachtel, in his capacity as the Manager of Chelsey, has sole voting and dispositive power with respect to 15,364,682 shares of Common Stock and 564,819 shares of Series C Preferred owned by Chelsey, and Mr. Feldman has sole voting and dispositive power with respect to 16,090 shares of Common Stock owned by him. Each of Messrs. Wachtel and Feldman have vested options to purchase 7,334 shares of Common Stock exercisable within 60 days. The shares of Common Stock and Series C Preferred Stock owned by Chelsey and Messrs. Wachtel and Feldman collectively represent approximately

92% of the combined voting power of the Company’s securities (including outstanding options and warrants held by Chelsey).

Management Ownership

The following table lists share ownership of the Company’s Common Stock and Series C Preferred as of November 17, 2006. The information includes beneficial ownership by (i) each of the Company’s directors and executive officers and (ii) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC. Except as noted below, to the Company’s knowledge, each person named in the table will have sole voting and investment power with respect to all shares of Common Stock and Series C Preferred shown as beneficially owned by them.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)

William B. Wachtel	Common Stock	25,631,382 (2)	77.32%
	Series C Preferred	564,819 (2)	100.0%
Stuart Feldman	Common Stock	25,647,472 (2)	77.43%
	Series C Preferred	564,819 (2)	100.0%
Paul S. Goodman	Common Stock	5,667 (1)	*
Wayne P. Garten	Common Stock	205,190 (1)(4)	*
John W. Swatek	Common Stock	33,334 (1)	*
Daniel J. Barsky	Common Stock	33,334 (1)	*
Jordan Vargas		--	--
Steven Lipner	Common Stock	7,000 (1)	*
Directors and Executive Officers as a Group (8 persons)	Common Stock	25,939,331 (3)	78.2%
	Series C Preferred	564,819 (4)	100.0%

* Less than one percent

(1)	Represents options to purchase shares of Common Stock exercisable within 60 days.
(2)

According to the Amendment No. 14 to the statement on Schedule 13D filed by Chelsey on March 31, 2006 with the SEC and prior amendments, Chelsey and its related affiliate, Chelsey Finance, is the record holder of 15,364,682 shares of Common Stock, warrants to purchase 10,259,366 shares of Common Stock and 564,819 shares of Series C Preferred. Chelsey Capital Profit Sharing Plan (the “Chelsey Plan”) is the sole member of Chelsey and Mr. Wachtel is the Manager of Chelsey. The sponsor of the Chelsey Plan is DSJ International Resources Ltd. (“DSJI”). Mr. Feldman is the sole officer and director of DSJI and a principal beneficiary of the Chelsey Plan. Mr. Feldman is also the owner of 16,090 shares of Common Stock. Mr. Wachtel, in his capacity as the Manager of Chelsey, has sole voting and dispositive power with respect to 15,364,682 shares of Common Stock and 564,819 shares of Series C Preferred owned by Chelsey, and Mr. Feldman has sole voting and dispositive power with respect to 16,090 shares of Common Stock owned by him. Each of Messrs. Wachtel and Feldman have vested options to purchase 7,334 shares of Common Stock exercisable within 60 days. The shares of Common Stock and Series C Preferred Stock owned by Chelsey and Messrs. Wachtel and Feldman collectively represent approximately 92% of the combined voting power of the Company’s securities (excluding outstanding options and warrants held by Chelsey).

(3)	Includes options to purchase 299,003 shares exercisable within 60 days and warrants to purchase 10,259,366 shares of Common Stock.
(4)	Includes 190 shares owned by Mr. Garten.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2005.

INDEPENDENT ACCOUNTANTS

Current Auditors. The Board, having assumed the responsibilities of the Audit Committee, has appointed Goldstein Golub Kessler LLP (“GGK”), independent auditors, to audit the Company’s consolidated financial statements for fiscal year 2006. GGK served as the Company’s independent auditors for fiscal year 2005. Representatives from GGK will attend the Annual Meeting and have the opportunity to make a statement should they wish to do so. They will also be available to respond to appropriate questions.

Dismissal of Prior Auditors. As reported in a Current Report on Form 8-K filed on October 27, 2005, the Audit Committee dismissed KPMG LLP (“KPMG”) as the Company’s independent auditors before KPMG had completed its audit of the financial statements for the 2004 fiscal year for the reasons described below. The Audit Committee appointed GGK to succeed KPMG on November 2, 2005.

In the second half of 2004, new management discovered errors in the accounting treatment of certain items. The Audit Committee of the Board then determined that the fiscal 2002 and 2003 financial statements and certain quarterly financial statements had to be restated (“Restatement”) and the Company announced that the previously filed statements could no longer be relied upon. As a result, KPMG withdrew its previously issued opinions with respect to these financial statements. Commencing in November of 2004 and prior to KPMG’s dismissal, KPMG informed the Audit Committee that it had identified material weakness in internal controls. Under the guidance of new management, the Company took several steps to enhance its internal controls which were memorialized in a formal Remediation Plan adopted by the Audit Committee on July 12, 2005.

On September 22, 2005, KPMG issued a letter that due to the nature of the items causing the restatement adjustments and due to the material weaknesses identified by KPMG, KPMG would need to re-assess the nature and extent of audit procedures it had performed for all periods reported on by KPMG. In discussions with management, KPMG informed the Company that in order to complete its audits, KPMG expected management to perform certain procedures and reviews relating to fiscal 2003 and 2002, periods that preceded the appointment of current management, and KPMG needed to perform further audit procedures. The additional procedures to be performed by KPMG and those that KPMG had requested management to perform were not completed prior to KPMG’s dismissal.

The Audit Committee, after careful consideration, concluded, among other reasons, that it would be in the best interests of the Company and its shareholders that the Company engage new auditors who had no involvement in the prior audits to conduct the review and complete the audit and dismissed KPMG and appointed GGK.

The audit reports of KPMG on the Company’s financial statements for the 2002 and 2003 fiscal years (prior to those audit reports being withdrawn as discussed above) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report on the fiscal 2003 and 2002 financial statements includes a paragraph which states that the Company’s balance sheet as of December 28, 2002 has been restated to classify certain debt as current. In connection with the audits of the two fiscal years ended December 27, 2003, and during the course of KPMG’s audit of the fiscal year ended December 25, 2004, and the subsequent interim period through October 20, 2005 (no interim periods have been reviewed by KPMG subsequent to the quarterly period ended June 26, 2004), there were (i) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its audit opinion, and (ii) no reportable events of the type described in Item 304(a)(1)(v) (A) through (D) of Regulation S-K, except (a) in connection with its audit of the Company’s financial statements for the year ended December 25, 2004, KPMG identified material weaknesses in internal controls and (b) KPMG reported to the Company that it could not issue its report on the Company’s 2004 fiscal year end financial statements without performing additional audit procedures and without management performing additional procedures which procedures were not completed prior to KPMG’s dismissal.

The Company authorized KPMG to respond fully to the inquiries of the Company’s new independent auditors concerning the subject matter of the material weaknesses identified by KPMG and the additional audit procedures identified in the September 22, 2005 letter issued by KPMG.

During the Company’s two most recent fiscal years or for any subsequent interim periods prior to engaging GGK, neither the Company, nor anyone on the Company’s behalf, had consulted with GGK regarding any of the accounting or auditing issues identified in Item 304(a)(2) of Regulation S-K.

The Company requested that KPMG furnish it with a letter addressed to the Securities & Exchange Commission stating whether it agreed with the disclosure made in the Current Report filed on October 27, 2005. The Company included as an exhibit KPMG’s letter with an amendment to the Current Report on Form 8-K/A which was filed on November 3, 2005.

Fees Paid to Auditors. As noted above, prior to their dismissal on October 20, 2005, KPMG provided audit services to the Company consisting of the annual audit of the Company’s 2003 consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the 2003 fiscal year and reviews of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the first and second fiscal quarters of 2004 and the three fiscal quarters of 2003. KPMG started but did not complete the audit of the 2004 fiscal year or the review of the third fiscal quarter of 2004. The following table shows the fees that were billed to the Company by KPMG and subsequently paid by the Company for professional services rendered with respect to the fiscal years ended December 25, 2004 and December 27, 2003.

Fee Category	Fiscal Year 2004	% of Total	Fiscal Year 2003	% of Total
Audit Fees(1)(2)	$ 1,448,000	97.4%	$ 814,500	84.6%
Audit-Related Fees(3)	38,000	2.6%	133,500	13.9%
Tax Fees(4)	-0-	0%	14,500	1.5%
All Other Fees(5)	-0-	0%	-0-	0%
Total Fees	$ 1,486,000	100.0%	$ 962,500	100.0%

The Audit Committee appointed GGK on November 2, 2005 as the Company’s principal independent auditors. (KPMG withdrew their opinions for 2002 and 2003 fiscal year end audits as a result of the Restatement.) GGK provided audit services to the Company consisting of the annual audit of the Company’s 2004, 2003 and 2002 consolidated financial statements contained in the Company’s Annual Report on Form 10-K for 2004 and a review of the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter of 2004. GGK also provided audit services to the Company consisting of the annual audit of the Company’s 2005 consolidated financial statements contained in the Company’s Annual Report on Form 10-K for 2005 and a review of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the first three fiscal quarters of 2005. The following table shows the fees that were billed to the Company by GGK for professional services rendered with respect to the fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003.

Fee Category	Fiscal Year 2005	% of Total	Fiscal Year 2004	% of Total	Fiscal Year 2003	% of Total
Audit Fees(2)	$395,000	100.0%	$275,000	100.0%	$250,000	100.0%
Audit-Related Fees(3)	-0-	0%	-0-	0%	-0-	0%
Tax Fees(4)	-0-	0%	-0-	0%	-0-	0%
All Other Fees(5)	-0-	0%	-0-	0%	-0-	0%
Total Fees	$395,000	100.0%	$275,000	100.0%	$250,000	100.0%

_________

Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (“TBS”) from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provided non-audit services. Subsequent to September 30, 2005 this relationship ceased and GGK established a similar relationship with RSM McGladrey, Inc. (“RSM”). GGK has no full time employees, and, therefore, none of the audit services performed were provided by permanent, full-time employees of GGK. GGK manages and supervises the audit and audit staff and is exclusively responsible for the opinion rendered in connection with its examination.

(1)

Does not include approximately $516,000 of fees billed by KPMG after their dismissal (approximately $415,000 relates to the 2004 audit and the remainder relates to quarterly reviews in 2005), a portion of which is in excess of the audit fees previously approved by the Audit Committee. The Company disputes owing KPMG any of the audit fees billed after their dismissal.

(2)

Audit Fees are fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. 100% of these fees for fiscal years 2005, 2004 and 2003 were approved by the Audit Committee pursuant to Paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

(3)

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; auditor attestations that are not required by statute or regulation; and professional services related to the application of financial accounting / reporting standards. 100% of these fees for fiscal years 2005, 2004 and 2003 were approved by the Audit Committee pursuant to Paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

(4)

Tax Fees are fees for professional services performed with respect to tax compliance, tax advice and tax planning. 100% these fees for fiscal years 2005, 2004 and 2003, were approved by the Audit Committee pursuant to Paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

(5)	No Other Fees were paid during 2003, 2004 and 2005.

Pre-Approval Policy

The Audit Committee adopted an audit and non-audit services pre-approval policy, whereby it may pre-approve the provision of services to us by the independent auditors. The policy of the Audit Committee is to pre-approve the audit, audit-related, tax and non-audit services to be performed during the year on an annual basis, in accordance with a schedule of such services approved by the Audit Committee. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit-related services and tax services to be provided by the auditors will be subject to general pre-approval by the Audit Committee. The Audit Committee may grant specific case-by-case approval for permissible non-audit services. The Audit Committee will establish pre-approval fee levels or budgeted amounts for all services to be provided on an annual basis. Any proposed services exceeding those levels or amounts will require specific pre-approval by the Audit Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee, who will report any such pre-approval decisions to the Audit Committee at its next scheduled meeting.

With the resignation of the Audit Committee members on July 18, 2006, the Board assumed the duties of the Audit Committee. and has adopted the pre-approval policy described above.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change a cumulative total stockholder return on Hanover’s common stock for each of Hanover’s last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) Standard and Poor’s 500 Stock Index and (ii) peer group issuers from Hanover’s line of business selected by Hanover in good faith. The graph assumes $100 was invested in each of Hanover’s Common Stock, the S&P 500 and the peer group issuers on December 31, 2000. Data points on the graph are annual. Note that historic stock price performance is not necessarily indicative of future stock price performance.

* Peer group issuers consists of direct merchandising companies that market their products through alternative distribution channels, such as mail or television media. Peer companies include Blair and Williams-Sonoma. Spiegel was removed from the peer group in 2004 after it was taken private.

FUTURE SHAREHOLDER PROPOSALS

Hanover does not currently expect to hold an annual meeting of stockholders in 2008 because Hanover will not be a separate public company after the merger is consummated. If the merger is not consummated and such a meeting is held, Hanover shareholders may propose matters to be presented at the 2008 annual meeting of stockholders and nominate persons for election as directors as described below.

Any proposals by a shareholder of Hanover to be considered for inclusion in the proxy statement and form of proxy relating to an annual meeting in 2008 must be received no later than [ ]. In addition, the Company’s bylaws provide for the timing and content of notice that shareholders must provide to the Company’s Corporate Secretary at 1500 Harbor Boulevard, Weehawken, New Jersey 07086, for the nomination of directors or other proposals to be properly presented at a shareholder meeting. Pursuant to Hanover’s bylaws, notice of a nomination or proposal by a shareholder must be received by the Hanover no later than [ ], which is 60 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice must be received by the 10th business day following the day on which Hanover mails or publicly discloses the date of the meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items specifically identified in the Notice of Annual Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC had adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Symbol and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing the same last name and address unless contrary instructions have been received from the stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold shares directly. You can notify us by sending a written request to Daniel J. Barsky, Esq., Senior Vice President, General Counsel & Secretary, Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, New Jersey 07086. If you revoke your consent, you will be sent separate copies of documents mailed within 30 days after receipt of your revocation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, Proxy Statement s, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 1-08056. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information regarding the operation of the SEC’s public reference rooms by calling the SEC at 1-800-SEC-0330.

Hanover, Chelsey, and certain of its affiliates, including William Wachtel as the Manager of Chelsey and Stuart Feldman as the beneficial owner thereof, have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ ], 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Proxy Statement , except to the extent that this Proxy Statement updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC (SEC file no. 0-19516):

- Our Annual Report on Form 10-K for the fiscal year ended December 30, 2005;

- Our Quarterly Reports on Form 10-Q for the quarters ended March 25, 2006 June 25 2006, and September 30, 2006; and

- Our Current Report on Form 8-K dated November 20, 2006 and our Current Report on Form 8-K dated November 27, 2006.

We also incorporate by reference the information contained in all other documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the annual meeting. The information will be considered part of this Proxy Statement from the date the document is filed and will supplement or amend the information contained in this Proxy Statement .

We will provide you, at no charge, a copy of the documents we incorporate by reference in this Proxy Statement upon your request. TO OBTAIN TIMELY DELIVERY, REQUESTS FOR COPIES SHOULD BE MADE NO LATER THAN DECEMBER [ ], 2006 (FIVE BUSINESS DAYS BEFORE THE DATE OF THE ANNUAL MEETING). To request a copy of any or all of these documents, you should write or telephone us at:

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, NJ 07086

Attention: Investor Relations

Telephone: (201) 863-7300

These documents are also included in our SEC filings that are made electronically through the SEC’s EDGAR system and are available to the public at the SEC’s website at http://www.sec.gov.

You should rely only on the information contained in this Proxy Statement or to which we have referred you to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel J. Barsky

Secretary

December , 2006

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON ☐, ☐, 2007

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned common stockholder of Hanover Direct, Inc. (the "Company'') hereby appoints each of John Swatek and Daniel J. Barsky, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of the common stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, New Jersey 07086 on ☐, ☐, 2007 at 9:30 a.m., local time, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED COMMON STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR'' THE APPROVAL OF THE TWO PROPOSALS SET FORTH IN THE PROXY STATEMENT. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF A COPY OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN. YOU MAY STRIKE OUT THE PERSONS NAMED AS PROXIES AND DESIGNATE A PERSON OF YOUR CHOICE, AND MAY SEND THIS PROXY DIRECTLY TO SUCH PERSON.

IMPORTANT: SIGNATURE AND DATE ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

HANOVER DIRECT, INC.

[DATE], 2007

PROXY VOTING INSTRUCTION

YOUR VOTE IS IMPORTANT

VOTE BY MAIL, INTERNET OR TELEPHONE

MAIL- Please complete, date, sign and mail this proxy from promptly using the enclosed envelope.

TELEPHONE- Call toll free 1-800-PROXIES from any touch tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.	ACCOUNT NUMBER

You may enter your voting instructions at 1-800 PROXIES or www.voteproxy.com up until 11:59PM, Eastern Time the day before the cut-off meeting date.

Please mark your vote as in this example ☒

1. Approve and adopt the Agreement and Plan of Merger dated as of November 27, 2006 by and among Chelsey Direct, LLC, Chelsey Acquisition, Inc. and Hanover Direct, Inc., as such agreement may be amended from time to time and the merger provided for therein.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2. Election of Directors:

☐ FOR all nominees listed at the right (except as marked to the contrary)	☐ Stuart Feldman
☐ WITHHOLD AUTHORITY to vote for all nominees at right	☐ Wayne P. Garten

☐ FOR ALL EXCEPT (see instructions below)	☐ Paul S. Goodman
☐ William B. Wachtel

INSTRUCTIONS: To withhold authority or to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you which to withhold, as shown here ☒

3. In their discretion, the above named proxies are authorized to vote in accordance with their own judgment on such other business as may properly come before the meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

HOUSEHOLDING ELECTION —

Please indicate if you consent to receive certain future investor communications in a single package per household

Yes	No
☐	☐

Signature of Stockholder	Date:

Note: Please complete, date and sign exactly as name appears hereon. When signing as attorney, administrator, executor, guardian, trustee or corporate official, please add your title. If a corporation, please sign full corporate name by authorized officer. If shares are held jointly, each holder should sign.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

CHELSEY DIRECT, LLC,

CHELSEY ACQUISITION, INC.

AND

HANOVER DIRECT, INC.

DATED: AS OF NOVEMBER 27, 2006

Page

ARTICLE 1	THE MERGER	1
Section 1.1	The Merger	1
Section 1.2	Closing	1
Section 1.3	Effective Time	2
Section 1.4	Effects of the Merger	2
Section 1.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	2
Section 1.6	Directors of the Surviving Corporation	2
Section 1.7	Officers of the Surviving Corporation	2
Section 1.8	Additional Actions	2
ARTICLE 2	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY

STOCK OPTIONS	2
Section 2.1	Effect on Capital Stock	3
Section 2.2	Appraisal Rights	3
Section 2.3	Surrender of Certificates	3
Section 2.4	Company Stock Options	5
Section 2.5	Withholding Taxes	5
Section 2.6	Adjustments	5
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
Section 3.1	Organization, Standing and Corporate Power	6
Section 3.2	Capitalization	6
Section 3.3	Authority; Noncontravention; Stock Approval	7
Section 3.4	Governmental Approvals	8
Section 3.5	Company SEC Documents; Undisclosed Liabilities.	8
Section 3.6	Legal Proceedings	9
Section 3.7	Compliance With Laws	9
Section 3.8	Tax Matters	9
Section 3.9	Valuation Analysis	9
Section 3.10	Brokers and Other Advisors	9
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
MERGER SUB	10
Section 4.1	Organization, Standing and Corporate Power	10
Section 4.2	Authority; Noncontravention	10
Section 4.3	Governmental Approvals	10
Section 4.4	Ownership and Operations of Merger Sub	11
Section 4.5	Availability of Funds	11
Section 4.6	Brokers and Other Advisors	11

(continued)

Page

ARTICLE 5	COVENANTS AND AGREEMENTS	11
Section 5.1	Preparation of the Proxy Statement; Schedule 13E-3; Stockholder
Meeting	11
Section 5.2	Conduct of Business of the Company	12
Section 5.3	Further Action; Efforts	15
Section 5.4	Public Announcements	16
Section 5.5	Access to Information; Confidentiality	16
Section 5.6	Notification of Certain Matters	16
Section 5.7	Indemnification and Insurance	17
Section 5.8	Securityholder Litigation	18
Section 5.9	Fees and Expenses	18
Section 5.10	Purchaser Vote	18
Section 5.11	Approval by Chelsey Finance	18

ARTICLE 6	CONDITIONS PRECEDENT	18
Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	18
Section 6.2	Conditions to Obligations of Purchaser and Merger Sub	18
Section 6.3	Conditions to Obligations of the Company	19
ARTICLE 7	TERMINATION	19
Section 7.1	Termination	19
Section 7.2	Effect of Termination	21
ARTICLE 8	MISCELLANEOUS	22
Section 8.1	Effect of Action of Knowledge of Purchaser Group	22
Section 8.2	Nonsurvival of Representations and Warranties	22
Section 8.3	Amendment or Supplement	23
Section 8.4	Extension of Time, Waiver, Etc	23
Section 8.5	Assignment	23
Section 8.6	Counterparts; Facsimile; Electronic Transmission	23
Section 8.7	Entire Agreement; No Third-Party Beneficiaries	23
Section 8.8	Governing Law; Waiver of Jury Trial	23
Section 8.9	Specific Enforcement	23
Section 8.10	Consent to Jurisdiction	24
Section 8.11	Notices	24
Section 8.12	Severability	25
Section 8.13	Definitions	25
Section 8.14	Interpretation	28

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2006 (this “Agreement”), is among CHELSEY DIRECT, LLC, a Delaware limited liability company (“Purchaser”), CHELSEY ACQUISITION, INC., a Delaware corporation and a direct, wholly owned Subsidiary of Purchaser (“Merger Sub”), and HANOVER DIRECT, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.13.

WHEREAS, Purchaser desires to acquire all shares of the issued and outstanding Company Common Stock (as hereinafter defined) not held as of the Effective Time (as hereinafter defined) by Purchaser, Merger Sub or the Purchaser Group (as hereinafter defined) for a purchase price per share payable in cash of $0.25 per share;

WHEREAS, immediately prior to the execution of this Agreement by the parties hereto, Purchaser and certain of its affiliates (collectively, the “Purchaser Group”), beneficially and of record own (i)15,364,682 outstanding shares (excluding options and warrants) of Company Common Stock, constituting approximately 69% of the issued and outstanding shares of Company Common Stock and (ii) 564,819 shares of the Series C Participating Preferred Stock (the “Series C Preferred Stock”), constituting 100% of the issued and outstanding shares of Series C Preferred Stock;

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

The Merger

Section 1.1         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2          Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. New York time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be held at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York 10112-2200, unless another place is agreed to in writing by the parties hereto.

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Section 1.3          Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4          Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5	Certificate of Incorporation and Bylaws of the Surviving Corporation

(a)           The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)           The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, in the form attached as Exhibit B hereto, shall become the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6          Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7          Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.8         Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine that any deeds, bills of sale, assignments or assurances in law or any other acts are reasonably necessary to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the officers and directors of the Surviving Corporation and Purchaser shall be fully authorized in the name of the Company to take any and all such action.

ARTICLE 2

Effect of the Merger on the Capital Stock of the Constituent Corporations;

Exchange of Certificates; Company Stock Options

Section 2.1         Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:

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(a)           Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b)           Cancellation of Treasury Stock and Purchaser-Owned Stock. Any shares of Company Capital Stock that are owned by the Company as treasury stock, and any shares of Company Capital Stock owned by Purchaser, the Purchaser Group, Merger Sub, any other wholly owned Subsidiary of Purchaser, or held by those persons or entities listed in Schedule A attached hereto, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c)           Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Appraisal Shares) shall be converted into the right to receive $0.25 in cash, without interest (the “Per Share Amount”). As used herein, the term “Merger Consideration” means the cash payable to former stockholders of the Company pursuant to this Section 2.1(c).

Section 2.2          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Amount as provided in Section 2.1(c). The Company shall (i) deliver prompt notice to Purchaser of any demands for appraisal of any shares of Company Common Stock, and (ii) give Purchaser the opportunity to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.3	Surrender of Certificates.

(a)           Paying Agent. Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for payment of the Merger Consideration upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Capital Stock (each such certificate, a “Certificate”). Immediately following the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Capital Stock (it being understood that Purchaser may cause the Surviving Corporation to deposit a portion of such cash amount with the Paying Agent, provided, however, that Purchaser shall not cause the Surviving Corporation to deposit with the Paying Agent any

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amount of cash which, after such deposit, would cause the Surviving Corporation: (i) to be unable to pay its debts (including trade debts) as they mature; (ii) to have the fair value of the Surviving Corporation’s liabilities exceed the fair value of its assets as a going concern; or (iii) to be left with unreasonably small capital). Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.”

(b)           Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate: (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate.

(c)           Transfer Books; No Further Ownership Rights in Company Capital Stock. At the Effective Time: (i) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate upon surrender thereof in accordance with Section 2.3(b) (except that the Purchaser and the Purchaser Group shall not be entitled to receive such consideration consistent with Section 2.1(b) herein); and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates. Subject to Section 2.3(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(d)           Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such

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Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond, in such reasonable amount as Purchaser may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Per Share Amount to such Person in exchange for each share of Company Common Stock evidenced by such lost, stolen or destroyed Certificate.

(e)           Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of the Certificates six months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any former holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration payable with respect thereto.

(f)           No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Investment of Payment Fund. Purchaser may cause the Paying Agent to invest the Payment Fund in a money market fund registered under the Investment Company Act of 1940, the principal of which is invested solely in obligations issued or guaranteed by the United States Government and repurchase agreements in respect of such obligations. Any interest and other income resulting from any such investment shall be the property of, and shall be paid promptly to, Purchaser.

Section 2.4          Company Stock Options. At the Effective Time, Purchaser shall not assume any option granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and that represents the right to acquire shares of Company Common Stock (each, an “Option”) and shall not substitute any similar option or right for any such Option. All outstanding Options that have not been exercised by the holders thereof at or prior to the Effective Time shall become fully vested and shall terminate if not exercised prior to the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plans, such termination to be effective at or before the Effective Time. At the Effective Time, Eligible Options (as hereinafter defined) shall be converted into the right to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Eligible Option (as hereinafter defined) (it being understood that (i) with respect to an Eligible Option held by a Person whose employment by the Company or its Subsidiaries was terminated prior to the Effective Time, Option Consideration shall only be paid with respect to the portion of such Eligible Option that was vested as of the time such Person’s employment relationship with the Company or its Subsidiaries terminated and the post-termination exercise period applicable to such Eligible Options has not expired as set forth in the documentation evidencing such Eligible Option and (ii) with respect to Eligible Options which by the terms of the grant documents relating thereto, specifically provide for less acceleration than is provided for under the terms of the Company Stock Plan pursuant to which such Eligible Option was granted, if any, the Option Consideration shall be paid only with respect to the portion of such Eligible Option which vests pursuant to the terms of such grant documents). Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the sum of the aggregate Option Consideration for each Eligible Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Eligible Options in accordance with this Section 2.4(a). For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Eligible Option, an amount equal to the excess, if any, of: (1) the Per Share

5

Amount; over (2) the exercise price payable in respect of such share of Company Common Stock issuable under such Eligible Option. For purposes of this Agreement, “Eligible Option” means an Option with an exercise price per share of less than the Per Share Amount that has not been exercised prior to the Effective Time.

Section 2.5          Withholding Taxes. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a former holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or foreign Law. Withholding taxes will not apply, however, to a U.S. holder of shares of Company Common Stock who furnishes to the Paying Agent a correct taxpayer identification number and certifies as to not being subject to backup withholding on an executed IRS Form W- 9 or is otherwise exempt from backup withholding. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6          Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Per Share Amount shall be appropriately adjusted to reflect such change.

ARTICLE 3

Representations and Warranties of the Company

Except as set forth in the disclosure schedules attached hereto, the Company represents and warrants to Purchaser and Merger Sub as follows:

Section 3.1         Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and, in the case of the Company and its Subsidiaries, in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2          Capitalization. The authorized capital stock of the Company consists of shares of Company Common Stock and 564,819 shares of Company Series C Preferred Stock. As of the date of this Agreement: (i) 22,426,296 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury); (ii) 3,460,000 shares of Company Common Stock were reserved for issuance under all the Company Stock Plans (of which 551,900 shares of Company Common Stock were subject to outstanding options granted thereunder and 63,365 shares of Company Common Stock awarded thereunder that were unvested or subject to a repurchase option, risk of forfeiture or other similar condition in favor of the Company); and (iii) 564,819 shares of Company Series C Preferred Stock were issued and outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Schedule 3.2(a) hereto

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sets forth a list, as of the date of this Agreement, of all outstanding options to purchase shares of Company Common Stock, and all awards of Company Common Stock that are subject to a repurchase option, risk of forfeiture or other similar condition in favor of the Company, granted under the each Company Stock Plan, and, for each such option and stock award: (A) the number of shares of Company Common Stock subject thereto; (B) the date of grant; (C) the expiration date (if applicable); (D) the exercise or purchase price thereof; (E) the name of the holder thereof; (F) the number of options or shares that are vested; and (G) any provision for the acceleration of vesting. Except as set forth above on Schedule 3.2(a), as of the date of this Agreement, there are no other shares of Company Capital Stock issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of Company Capital Stock.

Section 3.3	Authority; Noncontravention; Stockholder Approval.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Board of Directors of the Company (the “Board of Directors”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, except for obtaining the Company Stockholder Approval with respect to such performance and consummation, as further provided herein or required by Law, and subject to the conditions set forth herein. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b)           The Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) approving, adopting and declaring advisable this Agreement, the Merger and the transactions contemplated hereby, (ii) determining that the terms of this Agreement and the Merger are fair to and in the best interests of the Company and the Public Stockholders (as hereinafter defined) and (iii) recommending that the Company’s stockholders adopt this Agreement (such recommendation being referred as the “Company Board Recommendation”).

(c)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will: (i) in any material respect conflict with or violate any provision of the Company’s certificate of incorporation and bylaws (the “Company Charter Documents”) or any of the certificates of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”); or (ii) assuming that the authorizations, consents and approvals referred to in Sections 3.4 and 6.1(c) and the Company Stockholder Approval are obtained, the filings referred to in Section 3.4 are made, and a Change of Recommendation pursuant to Section 5.1(c) has not been made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (B) violate or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a

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default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any liens, pledges, charges, mortgages, encumbrances, adverse claims or security interests (except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”) upon any of the respective properties or other assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract except, in the case of clause “(ii)” of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect.

(d)           The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.4         Governmental Approvals. Except for: (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and the related transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the Pink Sheets and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to have a material adverse effect on the Company’s ability to consummate the Transactions.

Section 3.5	Company SEC Documents; Undisclosed Liabilities.

(a)           Since February 21, 2006, the Company has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed or furnished by it with or to the SEC. All such required reports, schedules, forms, prospectuses and registration, proxy and other statements (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents”). None of such Company SEC Documents on the dates filed (except to the extent that information contained in such Company SEC Document has been superseded, revised, amended or restated by a subsequent Company SEC Document filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated financial statements of the Company included in the Company SEC Documents (except to the extent that information contained in such Company SEC Document has been superseded, revised, amended or restated by a subsequent Company SEC Document filed prior to the date hereof), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with

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respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c)           Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents; (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) under this Agreement.

Section 3.6          Legal Proceedings. Except as set forth on Schedule 3.6 hereto or as disclosed in the Company SEC Documents, there is no pending or, to the Knowledge of the Company, threatened in writing, material legal, administrative, arbitral or other proceeding against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened in writing to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries by or before any Governmental Authority.

Section 3.7          Compliance With Laws. The Company and its Subsidiaries are and have been in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

Section 3.8          Tax Matters. The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it for which the last day for timely filing has past, and all such Tax Returns and elections are accurate and complete in all material respects. All Taxes required to be paid by the Company and each of its Subsidiaries have been timely paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

Section 3.9          Valuation Analysis. Goldsmith Agio Helms (“Goldsmith Agio”), has delivered its valuation analysis to the Company, dated as of November 8, 2006 (the “Valuation Analysis”).

Section 3.10        Brokers and Other Advisors. Other than as set forth on Schedule 3.10, and except for Goldsmith Agio, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

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ARTICLE 4

Representations and Warranties of Purchaser and Merger Sub

Purchaser and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1          Organization, Standing and Corporate Power. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 4.2	Authority; Noncontravention.

(a)           Each of Purchaser and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement, and the consummation by Purchaser and Merger Sub of the Transactions, have been duly authorized and approved by their respective Board of Directors and Board of Managers (and promptly following the execution hereof will be adopted by Purchaser as the sole stockholder of Merger Sub) and no other corporate action on the part of Purchaser and Merger Sub is necessary to authorize the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Purchaser and Merger Sub, nor the consummation by Purchaser or Merger Sub of the Transactions, nor compliance by Purchaser or Merger Sub with any of the terms or provisions hereof, will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Purchaser or Merger Sub; or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets; or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Purchaser or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Purchaser, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause “(ii)” of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Purchaser or Merger Sub to consummate the Transactions (a “Purchaser Material Adverse Effect”).

Section 4.3          Governmental Approvals. Except for: (a) the filing with the SEC of the Schedule 13E-3 and other filings required under, and compliance with applicable requirements of, the Securities Act and the Exchange Act and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this

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Agreement by Purchaser and Merger Sub or the consummation by Purchaser and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4          Ownership and Operations of Merger Sub. Purchaser owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.5          Availability of Funds. Purchaser and the Purchaser Group collectively have, as of the date of this Agreement, and will have at all times through and including as of the Effective Time sufficient resources that, together with the cash that Purchaser may be permitted to cause the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of Section 2.3(a), will enable it to pay the aggregate Merger Consideration pursuant to this Agreement, and to otherwise perform Purchaser’s and Merger Sub’s obligations under this Agreement.

Section 4.6          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries.

ARTICLE 5

Covenants and Agreements

Section 5.1         Preparation of the Proxy Statement; Schedule 13E-3; Stockholder Meeting.

(a)           Each of the Company, Purchaser and Merger Sub shall as soon as practicable following the date of this Agreement prepare and file with the SEC the Schedule 13E-3 and the Company shall as soon as practicable following the date of this Agreement prepare and file with the SEC the Proxy Statement in preliminary form. The Company shall use commercially reasonable efforts to: (i) respond to any comments on the Proxy Statement or Schedule 13E-3 or requests for additional information from the SEC with respect thereto as soon as practicable after receipt of any such comments or requests and to have the Proxy Statement and Schedule 13E-3 cleared by the SEC as promptly as practicable after the initial filing thereof; and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following clearance by the SEC. The Company shall promptly: (A) notify Purchaser upon the receipt of any such comments or requests; and (B) provide Purchaser with copies of correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Schedule 13E-3 and the Proxy Statement or additional information requests. Prior to responding to such comments or requests or the filing of the Schedule 13E-3 or filing or mailing of the Proxy Statement, as the case may be: (1) each of the Company, Purchaser and Merger Sub shall provide the other party with a reasonable opportunity to review and comment on any drafts of the Proxy Statement, the Schedule 13E-3 and related correspondence and filings submitted to the SEC and/or its staff, and will in good faith consider such comments; and (2) to the extent practicable, the Company and its outside counsel shall provide Purchaser and its outside counsel with the opportunity to participate in communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, the Schedule 13E-3, this Agreement or any of the Transactions.

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The Proxy Statement and Schedule 13E-3 shall include the Company Board Recommendation and a copy of the written opinion of Goldsmith Agio referred to in Section 3.10. If at any time prior to the Company Stockholders Meeting any event shall occur, or fact or information shall be discovered by the Company, Purchaser or Merger Sub, that is required to be set forth in an amendment of or a supplement to the Proxy Statement or Schedule 13E-3, the Company, Purchaser or Merger Sub, as the case may be, shall promptly inform the other of such occurrences or discoveries, and in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and cause such amendment or supplement to be distributed to the stockholders of the Company if and to the extent required by applicable Law. Purchaser agrees to furnish to the Company all information concerning Purchaser and its Subsidiaries, officers, directors and stockholders as may be reasonably requested by the Company in order for it to comply with its obligations under this Section 5.1(a).

(b)           Subject to Section 5.1(c), (i) the Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) to obtain the Company Stockholder Approval; (ii) the Proxy Statement shall include a description of the Board’s determinations referred to in Section 3.3(b) (including the Company Board Recommendation), and (iii) the Company shall use its commercially reasonable efforts to obtain the Company Stockholder Approval.

(c)           The Board of Directors may at any time (i) withdraw, withhold, modify, or change in any manner any approval or recommendation regarding this Agreement or the transactions contemplated hereby, or (ii) approve and be prepared to enter into or recommend and declare advisable any Superior Proposal (such action pursuant to clause (i) or (ii) of this Section 5.1(c), a “Change of Recommendation”), if the Board of Directors determines in good faith that the failure to make the Change of Recommendation would be inconsistent with the fiduciary obligations of the Board of Directors under applicable law.

Section 5.2          Conduct of Business of the Company. Except as permitted or contemplated by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Purchaser otherwise consents in writing (which consent will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to: (x) conduct its business in the ordinary course consistent with past practice; (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts; and (z) use commercially reasonable efforts to: (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it; and (ii) retain the services of its present officers and key employees. Without limiting the generality of the foregoing, except as expressly permitted or contemplated by this Agreement, as set forth on Schedule 5.2 or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to unless Purchaser otherwise consents in writing (which such consent shall not be unreasonably withheld or delayed):

(a)           (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of any of the capital stock of the Company or any of its Subsidiaries (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of the capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or any other securities of the Company or any of its Subsidiaries; or (iii) purchase, redeem

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or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

(b)          issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of capital stock of the Company or any of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Eligible Options outstanding on the date of this Agreement and listed on Section 3.2 hereto in accordance with the terms of the applicable Company Stock Plan;

(c)           incur any indebtedness for borrowed money or guarantee any indebtedness, other than, in the ordinary course of business consistent with past practice;

(d)           sell, transfer, lease, license, mortgage, encumber or subject to any Lien or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except: (i) sales of merchandise in the ordinary course of business; (ii) pursuant to Contracts in force at the date of this Agreement and disclosed to Purchaser; or (iii) dispositions of obsolete assets;

(e)           make any capital expenditures, except in the ordinary course of business consistent with past practice;

(f)           make any acquisition (by purchase of securities or assets, merger, consolidation or otherwise) of any other Person, business or division or make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan to, or any guarantee for the benefit of, any Person;

(g)           enter into, or materially amend, modify or supplement any Material Contract outside the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise) or settle any material litigation or claim made against the Company;

(h)           enter into any joint venture, general or limited partnership agreement, limited liability company agreement or other similar agreement;

(i)	amend the Company Charter Documents or the Subsidiary Documents;

(j)            adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

(k)           authorize any of, or commit or agree in writing or otherwise, to take any of, the foregoing actions.

Section 5.3          Further Action; Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable.

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Section 5.4          Public Announcements. The initial press release with respect to the execution of this Agreement shall be a Company press release to be reasonably agreed upon by Purchaser and the Company. Thereafter, neither the Company nor Purchaser shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except: (a) as may be required by Law as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Purchaser shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable; and (b) as may be consistent with actions taken by the Company or the Board of Directors pursuant to Section 7.1(f)(ii) or 5.1(c).

Section 5.5          Access to Information; Confidentiality. Subject to applicable Laws relating to access to and the exchange of information (and solely to the extent reasonably necessary to consummate the Transactions or plan the post-Closing integration of Purchaser and the Company): (a) the Company shall, and shall cause each of its Subsidiaries to, afford to Purchaser and Purchaser’s Representatives reasonable access during normal business hours and on reasonable advance notice to the Company’s and its Subsidiaries’ properties, books, records and Representatives; (b) the Company shall provide Purchaser and Purchaser’s Representatives such information related to the Company’s cash, cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses as they may request from time to time and (c) the Company shall provide all other information concerning its and its Subsidiaries’ business, properties and personnel as Purchaser may reasonably request for the purposes referred to above. Purchaser shall hold information received from the Company pursuant to this Section 5.5 in confidence, except Purchaser shall not be required to keep such information in confidence if (a) such information becomes generally available to the public other than as a result of unauthorized disclosure by the Purchaser or (b) if the Purchaser becomes legally compelled to disclose any such information.

Section 5.6          Notification of Certain Matters. The Company shall use reasonable efforts to give prompt notice to Purchaser, and Purchaser shall use reasonable efforts to give prompt notice to the Company, of: (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions, if the subject matter of such communication would reasonably be expected to be material to the Company, the Surviving Corporation or Purchaser; (b) any investigation or legal, administrative, arbitral or other proceeding relating to the Transactions, to such party’s Knowledge, commenced or threatened against such party or any of its Subsidiaries; (c) the discovery, to such party’s Knowledge, of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or would reasonably be expected to cause any representation or warranty made by such party contained in this Agreement to be untrue in any material respect; and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (nor shall any information provided pursuant to Section 5.5)): (A) be considered in determining whether any representation or warranty is true for purposes of Article 6 or Article 7; (B) cure any breach or non-compliance with any other provision of this Agreement; or (C) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.6 shall not be considered in determining whether the condition set forth in Section 6.2(b) or Section 6.3(b) has been satisfied or the related termination right in Article 7 is available.

Section 5.7	Indemnification and Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall (and Purchaser shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and

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advance expenses to, (i) Robert H. Masson, A. David Brown, and Donald Hecht (collectively, the “Former Independent Directors”), and (ii) the individuals who, at any time during the period from immediately prior to the execution of this Agreement to immediately prior to the Effective Time, were directors or officers of the Company or any of its Subsidiaries (collectively with the Former Independent Directors, the “Indemnitees”), with respect to all acts or omissions by the Indemnitees in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Company Charter Documents as in effect on the date of this Agreement; and (ii) any applicable contract as in effect on the date of this Agreement which is disclosed to Purchaser.

(b)           Without limiting the provisions of Section 5.7(a), during the period commencing with the Closing and ending on the sixth anniversary of the Effective Time, Purchaser shall: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries; or (B) any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, neither Purchaser nor the Surviving Corporation shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)           Purchaser will provide, or cause the Surviving Corporation to provide, for a period of not less than three years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Purchaser and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Purchaser or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further that at Purchaser’s option, Purchaser may guarantee the Surviving Corporation’s indemnification obligation provided for in Section 5.7(a) for a period of not less than three years after the Effective Time in lieu of purchasing the D&O Insurance.

(d)           The Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

(e)           In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving

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corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.7.

(f)           Nothing in this Section 5.7 shall in any way limit the effect of Section 259 of the DGCL as it applies to the Merger and the Company’s indemnification obligations.

Section 5.8          Securityholder Litigation. The Company shall give Purchaser the opportunity to participate in the defense of any securityholder litigation against the Company and/or its directors relating to the Transactions.

Section 5.9          Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses unless there is a Change of Recommendation..

Section 5.10       Purchaser Vote. As the holders of a majority of the outstanding shares of Company Common Stock, the Purchaser shall vote and shall cause the Purchaser Group to vote in favor of the adoption of this Agreement whether (in person or by proxy) at the Company Stockholders Meeting or any adjournment or postponement thereof.

Section 5.11       Approval by Chelsey Finance. Purchaser shall cause Chelsey Finance, LLC (“Chelsey Finance”) to approve the Merger and all Transactions pursuant thereto, consistent with and in satisfaction of the terms of the agreement between Chelsey Finance and the Company.

ARTICLE 6

Conditions Precedent

Section 6.1         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents; and

(b)           No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, whether temporary, preliminary or permanent (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal or otherwise imposing material limitations on the ability of Purchaser and Merger Sub effectively to acquire or hold the business of the Company and its Subsidiaries; and

(c)           Lender Consents. All obligations of the Company to Wachovia National Bank and Chelsey Finance (collectively, the “Lenders”) shall have been fully discharged, or the Lenders shall have consented in writing to the Merger and all Transactions pursuant thereto or shall have released or waived any rights the Lenders may have to oppose, sue on, or otherwise assert claims arising from the Company’s agreement to and consummation of the Merger and all Transactions pursuant thereto, in each case consistent with and in satisfaction of the terms of the agreement between the Company and either of the Lenders.

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Section 6.2         Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (i) all materiality and “Company Material Adverse Effect” qualifiers shall be disregarded in determining the accuracy of such representations and warranties for purposes of this Section 6.2(a) and (ii) the condition set forth in this Section 6.2(a) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true and correct, taken together, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c)           Company Material Adverse Effect. Since the date of this Agreement through the Closing Date, there shall have been no change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d)           Resolution of Pending Litigation. The shareholder-initiated litigation currently pending against the Company, and any litigation against the Company that has arisen or may arise in connection with the Merger on or before the Closing, shall have been settled or otherwise completely resolved.

Section 6.3          Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (i) all materiality and “Purchaser Material Adverse Effect” qualifiers shall be disregarded in determining the accuracy of such representations and warranties for purposes of this Section 6.3(a) and (ii) the condition set forth in this Section 6.3(a) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true and correct, taken together, has had, or would reasonably be expected to have, a Purchaser Material Adverse Effect;

(b)           Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c)           Cash Deposit. Purchaser shall have deposited with the Payment Agent cash in an amount that, together with the cash that Purchaser may be causing the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of Section 2.3(a), is sufficient to pay the aggregate Merger Consideration payable

17

pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Capital Stock.

ARTICLE 7

Termination

Section 7.1          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time before or after the Company Stockholder Approval:

(a)           by the mutual written consent of the Company and Purchaser duly authorized by each of their respective Boards of Directors; or

(b)           by either of the Purchaser or the Company (acting at the direction of the Board of Directors):

(i)           if the Merger shall not have been consummated on or before March 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement; or

(ii)          if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the imposition of such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)         if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)           by Purchaser if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied; or (ii) there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (the events described in clauses “(i)” and “(ii)” of this sentence being referred to as a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable through the exercise of reasonable efforts, Purchaser may not terminate this Agreement under this Section 7.1(c) unless such Terminating Company Breach has not been cured within twenty business days after notice thereof is received by the Company; or

(d)           by Purchaser if from the date of this Agreement through the Closing Date, there shall have been a change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(e)           by Purchaser if the Board of Directors or any committee thereof (i) shall have withdrawn or modified or changed in any manner adverse to Purchaser or Merger Sub, the Company Board Recommendation with respect to this Agreement and the Merger; (ii) shall have recommended another proposal or offer; (iii) shall have resolved to do any of the foregoing or (iv)

18

shall have taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Purchaser or Merger Sub) after a reasonable amount of time (and in no event more than ten business days following receipt thereof) has elapsed for the Board of Directors or any committee thereof to review and make a recommendation with respect thereto;

(f)	by the Company (acting at the direction of the Board of Directors):

(i)           if: (A) there is an inaccuracy in any of the representations or warranties of Purchaser or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied; or (B) there has been a breach by Purchaser or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (the events described in clauses “(A)” and “(B)” of this sentence being referred to as a “Terminating Purchaser Breach”); provided, however, that if such Terminating Purchaser Breach is curable through the exercise of reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(f)(i) unless such Terminating Purchaser Breach has not been cured within twenty business days after notice thereof is received by Purchaser; or

(ii)           if the Board of Directors makes a Change of Recommendation pursuant to Section 5.1(c); or

(iii)  if from the date of this Agreement through the Closing Date, there shall have been a change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 7.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the last sentence of Section 5.5, Sections 5.9 and 7.2, and Article 8, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser, Merger Sub or the Company or their respective directors, officers and Affiliates, except nothing shall relieve any party hereto from liability for any willful, material breach of this Agreement.

ARTICLE 8

Miscellaneous

Section 8.1          Effect of Action of Knowledge of Purchaser Group. Notwithstanding anything to the contrary contained in this Agreement, for purposes of Sections 6.2(a), 6.2(b) and 7.1(c) of this Agreement:

(a)           no representation or warranty of the Company contained in this Agreement shall be deemed to be untrue, incorrect or breached if: (i) such representation or warranty was true and correct as of the date of this agreement, and the failure of the representation or warranty to be true or correct, or the breach of the representation or warranty, was primarily due to an affirmative action of (A) Purchaser or any other Person included in the Purchaser Group, (B) any Person or Persons if and to the extent that such action was requested by, or taken at the direction of Purchaser or any other Person included in the Purchaser Group, or (ii) any facts or circumstances that constitute or would reasonably be expected to give rise to the untruth or inaccuracy in (or breach of) the representation or warranty were within the actual knowledge of Purchaser or any

19

other Person included in the Purchaser Group as of the date of this Agreement or the Closing Date; and

(b)           the Company shall not be deemed to have breached any of its covenants or agreement contained in Section 5.2 of this Agreement if the breach of the covenant or agreement results from any action of (i) Purchaser or any other Person included in the Purchaser Group, (ii) any Person or Persons if and to the extent that such action was requested by, or taken at the acting at the direction of, Purchaser or any other Person included in the Purchaser Group, or (iii) Purchaser or any other Person included in the Purchaser Group was acting or failing to act.

Section 8.2          Nonsurvival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall terminate (a) at the Effective Time, except that the agreements set forth in Article 2 and Sections 5.7, 5.8, and 5.9 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely or (b) except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be.

Section 8.3         Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company and Merger Sub, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company or Merger Sub.

Section 8.4          Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party hereto may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Purchaser or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation not permitted under this Section shall be null and void.

Section 8.6         Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

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Section 8.7          Entire Agreement; No Third-Party Beneficiaries. This Agreement along with its exhibits and schedules: (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; and (b) except for the provisions of Section 5.7, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8	Governing Law; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.9          Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10        Consent to Jurisdiction. Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery or the Superior Court of the State of Delaware.

Section 8.11        Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Purchaser or Merger Sub, to:

Chelsey Direct LLC

152 West 57th Street, New York, NY 10019

Attention: Stuart Feldman

Facsimile No.: 212-765-3112

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with a copy to:

Wachtel & Masyr, LLP

110 East 59th Street, New York, NY 10016

Attention: William Wachtel

Facsimile: 212-909-9450

If to the Company, to:

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, NJ 07086

Attention: Daniel J. Barsky, Esq. General Counsel

Facsimile: 201-272-3429

with a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Martin Nussbaum, Esq.

Richard Goldberg, Esq.

Facsimile: 212-698-8740

Section 8.12        Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13	Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

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“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Capital Stock” shall mean the Company Common Stock and the Company Series C Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” shall mean any change, event, occurrence or circumstance which has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except for any change, event, occurrence or circumstance (x) that is generally applicable to the industry or markets in which the Company and its Subsidiaries operate and not affecting the Company or any of its Subsidiaries in any materially more adverse manner or degree therefrom, (y) that is generally applicable to the United States economy or securities markets or the world economy or international securities markets or (z) that results directly or indirectly from the public announcement or existence of this Agreement and the transactions contemplated hereby.

“Company Series C Preferred Stock” shall mean the Series C Participating Preferred Stock, $0.01 par value per share, of the Company.

“Company Stock Plans” shall mean the 1999 Stock Option Plan for Directors, the 2002 Stock Option Plan for Directors, the 2004 Stock Option Plan for Directors, 1996 Stock Option Plan and 2000 Management Stock Option Plan.

“Expenses” shall mean all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including without limitation, the Federal Trade Commission, Consumer Product Safety Commission and the Department of Treasure-Customs.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge of such Person’s executive officers and directors; provided, however, that “Knowledge”, as it relates to the Company, its Subsidiaries or their respective officers and directors, shall not include the knowledge of any of the members of the Purchaser Group.

“Material Contract” means the following Contracts to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights or obligations as of the date of this Agreement: (A) each Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement; (B) each loan or credit agreement, mortgage,

23

indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries; and (C) each lease or rental Contract involving real property.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Public Stockholders” shall mean the Company’s stockholders other than the Purchaser Group and the Persons listed on Schedule A.

“Subsidiary” when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall mean a bona fide written Takeover Proposal (provided that, for purposes of this definition, the applicable percentages in clauses A, B, C and D of the definition of “Takeover Proposal” shall be 50% rather than 10%), made by a third party, which (A) is on terms and conditions which the Board of Directors determines in its good faith judgment to be more favorable to the Public Stockholders than the Merger and (B) is, in the good faith judgment of the Board of Directors, reasonably capable of being consummated.

“Takeover Proposal” shall mean any proposal or offer from any Person (other than Purchaser and the Purchaser Group and other than proposals or offers made to any member of the Purchaser Group or for any shares of the Company held by any member of the Purchaser Group) providing for any: (A) acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 10% or more of the Company’s consolidated assets; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 10% or more of the voting power of the Company; (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the voting power of the Company; or (D) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or involving any Subsidiary (or Subsidiaries) (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 25% of any class of equity securities of the Company or any of its Subsidiaries).

“Taxes” shall mean: (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other tax of any kind whatsoever; and (B) all interest, penalties, fines, additions to tax or additional amounts, whether or not disputed, imposed by any Taxing Authority in connection with any item described in clause “(A)” of this sentence.

“Tax Return” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to, filed or required to be filed with any

24

Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” refers to the transactions contemplated hereby, including the Merger.

The following terms are defined in the section of this Agreement set forth after such term below:

Agreement	First paragraph
Appraisal Shares	2.2
Balance Sheet Date	3.5(c)
Bankruptcy and Equity Exception	3.3(a)
Board of Directors	3.3(a)
Certificate	2.3(a)
Certificate of Merger	1.3
Change of Recommendation	5.1(c)
Closing	1.2
Closing Date	1.2
Company Board Recommendation	3.3(b)
Company Charter Documents	3.3(c)
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
D&O Insurance	5.7(c)
DGCL	1.1
Effective Time	1.3
Eligible Option	2.4
Exchange Act	3.4
Indemnitees	5.7(a)
Goldsmith Agio	3.9
Laws	3.7
Lenders	6.1(c)
Liens	3.3(c)
Merger	Recitals
Merger Consideration	2.1(c)
Option	2.4
Option Consideration	2.4
Outside Date	7.1(b)(i)
Purchaser Material Adverse Effect	4.2
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Per Share Amount	2.1(c)
Proxy Statement	3.4
Restraints	6.1(b)
Schedule 13E-3	3.4
Section 262	2.2
Securities Act	3.3(c)
Subsidiary Documents	3.3(c)
Surviving Corporation	1.1
Terminating Company Breach	7.1(c)
Terminating Purchaser Breach	7.1(f)(i)

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Valuation Analysis	3.9

Section 8.14	Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All capitalized terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HANOVER DIRECT, INC.

By:  /s/ Wayne Garten

Name:	Wayne Garten
Title:	President & CEO

CHELSEY DIRECT, LLC

By:  /s/ William Wachtel

Name:	William Wachtel
Title:	Manager

CHELSEY ACQUISITION, INC.

By: /s/ William Wachtel
Name:	William Wachtel
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHELSEY ACQUISITION, INC.

CHELSEY ACQUISITION, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:               The date of filing of Chelsey Acquisition, Inc.’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 20, 2006.

SECOND:         This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of this Corporation such that the text of the Certificate of Incorporation shall now read as follows:

I.	Name. The name of the Corporation is Hanover Direct, Inc.

II.           Registered Office and Registered Agent. The address of the registered office of the Corporation in the State of Delaware is: National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the Corporation’s registered agent at such address is: National Registered Agents, Inc.

III.          Corporate Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Corporation Law”).

IV.         Authorized Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of common stock, par value $.01 per share (the “Stock”). The powers, preferences and rights and the qualifications, limitations and restrictions of the Stock are as set forth below:

1.

Dividends. When, as and if dividends are declared on the Stock, whether payable in cash, in property or in securities of the Corporation, the holders of shares of the Stock shall be entitled to share equally, share for share, in such dividends.

2.

Voting Rights. Except as otherwise provided by law and this Certificate of Incorporation, the holders of shares of the Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

3.	No Pre-Emptive Rights. No holder of shares of the Stock shall, except as provided herein, be entitled as a matter of right to subscribe for or

28

purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

V.           Management of Business. The following provisions are provided for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.

Bylaws. The original Bylaws of the Corporation shall be adopted by the sole incorporator. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

B.

Number and Election of Directors. The number of directors from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

VI.         Indemnification by the Corporation; Liability of Directors. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Corporation Law, and the Corporation shall indemnify to the fullest extent permitted by Section 145 of the Corporation Law, as amended from time to time, all persons that such Section grants the Corporation the power to indemnify. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 6 shall be prospective only, and shall not affect, to the detriment of any director or other person entitled to indemnification hereunder, any limitation on the personal liability of such person existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly signed by the undersigned, hereby declaring and certifying that the facts herein stated are true, as of the ___ day of ___________, 2006.

CHELSEY ACQUISITION, INC.

By: ___________________________

Name:

Title:

Exhibit B

BY-LAWS

OF

CHELSEY ACQUISITION, INC.

Stockholders

Annual Meetings. Subject to change by resolution of the Board of Directors of the Corporation (the “Board of Directors”), the annual meeting of the stockholders of Chelsey Acquisition, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may be brought before the meeting shall be held on such date and at such time as may be fixed by the Board of Directors. The meeting may be held at such time and such place within or without the State of Delaware as shall be fixed by the Board of Directors and stated in the notice of the meeting.

Special Meetings. Special meetings of the stockholders may be called at any time by the Board of Directors, by the Chairman of the Board of Directors (the “Chairman”), by the President of the Corporation (the “President”) or by any number of stockholders owning an aggregate of not less than twenty-five percent of the number of outstanding shares of capital stock entitled to vote. Special meetings shall be held on the date and at the time and place either within or without the State of Delaware as specified in the notice thereof.

Notice of Meetings. Except as otherwise expressly required by law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), written notice stating the place and time of the meeting and, in the case of a special meeting, the purpose or purposes of such meeting, shall be given by the Secretary of the Corporation (the “Secretary”) to each stockholder entitled to vote thereat at his address as it appears on the records of the Corporation (a) in the case of any meeting other than a special meeting, not less than ten nor more than sixty days prior to such meeting and (b) in the case of any special meeting, not less than one day prior to such meeting, except in each case as otherwise provided by law. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy; and if any stockholder shall, in person or by attorney thereunto duly authorized, waive notice of any meeting, in writing or by telegraph, cable or wireless, whether before or after such meeting be held, the notice thereof need not be given to him. The attendance of any stockholder at a meeting, in person or by proxy, without protesting at the beginning of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him. Notice of any adjourned meeting of stockholders need not be given except as provided in SECTION 5 of this ARTICLE I.

Quorum. The presence at any meeting of stockholders, in person or by proxy, of the holders of a majority of the shares then issued and outstanding and entitled to vote shall be

30

necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by law.

Adjournment. At any meeting of stockholders, whether or not there shall be a quorum present, the holders of a majority of shares voting at the meeting, whether present in person at the meeting or represented by proxy at the meeting, may adjourn the meeting from time to time. Except as provided by law, notice of such adjourned meeting need not be given otherwise than by announcement of the time and place of such adjourned meeting at the meeting at which the adjournment is taken. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting.

Organization. The Chairman or, in his absence or non-election, the President or, in the absence of both of the foregoing officers, a Vice President of the Corporation shall call meetings of the stockholders to order and shall act as chairman of such meetings. In the absence of the Chairman, the President, or a Vice President, the holders of a majority in number of the shares of the capital stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting shall elect a chairman, who may be the Secretary. The Secretary shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary, the Chairman may appoint any person to act as secretary of the meeting.

Voting. Each stockholder shall, except as otherwise provided by law or by the Certificate of Incorporation, at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of capital stock entitled to vote held by such stockholder, but no proxy shall be voted on after three years from its date, unless said proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any matter before the meeting shall be by ballot. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, all elections for directors shall be decided by plurality vote; all other matters shall be decided by a majority of the votes cast thereon.

Stockholders List. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, with the address of each and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for, in the case of any meeting other than a special meeting, a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole thereof and may be inspected by any stockholder who is present.

Addresses of Stockholders. Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served upon or mailed to him, and if any stockholder shall fail to designate such address, corporate notices may be served upon him by mail directed to him at his last known post office address.

Inspectors of Election. The Board of Directors may at any time appoint one or more persons to serve as Inspectors of Election at the next succeeding annual meeting of stockholders or at any other meeting or meetings and the Board of Directors may at any time fill any vacancy in the office of Inspector. If the Board of Directors fails to appoint Inspectors, or if any Inspector appointed is absent or refuses to act or if his office becomes vacant and is not filled by the Board of Directors, the chairman of any meeting of the stockholders may appoint one or more temporary Inspectors for such meeting. All proxies shall be filed with the Inspectors of Election of the meeting before being voted upon.

Action by Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any meeting of stockholders, or any action which may be taken at any meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Board of Directors

General Powers. The property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors.

Number, Qualification and Term of Office. The number of directors shall be such as the Board of Directors may by resolution direct from time to time. Each director shall hold office for the term for which he is appointed or elected and until his successor shall have been elected and shall be qualified, or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The Chairman, if one be elected, shall be chosen from among the directors. The first Board of Directors shall consist of one (1) director until changed as herein provided.

Quorum and Manner of Action. Except as otherwise provided by law, the Certificate of Incorporation, or these By-laws, a majority of the Board of Directors shall be required to constitute a quorum for the transaction of business at any meeting, and the act of a majority of the directors present and voting at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum be had. Notice of any adjourned meeting need not be given. The directors shall act only as a board and individual directors shall have no power as such.

Place of Meeting, etc. The Board of Directors may hold its meetings, have one or more offices and keep the books and records of the Corporation at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.

Regular Meetings. A regular meeting of the Board of Directors shall be held for the election of officers and the transaction of other business as soon as practicable after each annual meeting of stockholders, and other regular meetings of said Board shall be held at such times and places as said Board shall direct. No notice shall be required for any regular meeting of the Board of Directors but a copy of every resolution fixing or changing the time or place of regular meetings shall be mailed to every director at least three days before the first meeting held in pursuance thereof.

Special Meetings. Special meetings of the Board of Directors may be called by the Chairman, the President, a Vice President of the Corporation or any director of the Corporation, or by the stockholders of the Corporation at the next annual meeting or any special meeting called for that purpose. The Secretary or any Assistant Secretary shall give notice of the time and place of each special meeting by mailing a written notice of the same to each director at his last known post office address at least one day before the meeting or by causing the same to be delivered personally or to be transmitted by telegraph, cable, wireless, telephone or orally within twenty-four hours prior to the meeting to each director. In case all the directors shall die or resign or be removed or disqualified, any stockholder having voting powers may call a special meeting of the stockholders, upon notice given as herein provided, at which directors may be elected.

Waiver of Notice. Whenever any notice is required to be given under the provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws, a waiver thereof, signed by the director entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a director at a meeting, whether telephonically or otherwise as permitted by applicable law, shall be deemed equivalent to a written waiver of notice of such a meeting.

Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

Organization. At each meeting of the Board of Directors, the Chairman or, in his absence or non-election, a director chosen by a majority of the directors present shall act as Chairman. The Secretary or, in his absence, an Assistant Secretary of the Corporation or, in the absence of both the Secretary and an Assistant Secretary of the Corporation, any person appointed by the Chairman shall act as secretary of the meeting.

Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board of Directors, the President or the Secretary of the Corporation. The resignation of any director shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Removal of Directors. Except as otherwise provided by law or the Certificate of Incorporation, any director may be removed, either with or without cause, at any time by the affirmative vote of a majority in interest of the holders of record of the stock having voting power at an annual meeting or at a special meeting of the stockholders called for that purpose; and the vacancy in the Board of Directors caused by any such removal may be filled by the stockholders at such meeting or by the Board of Directors in the manner provided in SECTION 11 of this ARTICLE II.

Vacancies. Any vacancy in the Board of Directors caused by death, resignation, removal (whether or not for cause), disqualification, an increase in the number of directors or any other cause may be filled by the majority vote of the remaining directors of the Corporation at the next annual meeting, any regular meeting or any special meeting called for the purpose. Each director so elected shall hold office for the unexpired term or for such lesser term as may be designated and until his successor shall be duly elected and qualified, or until his death or until he shall resign or shall have been removed in the manner herein provided.

Compensation of Directors. Directors may receive such sums for their services and expenses as may be directed by resolution of the Board of Directors; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for their services and expenses.

Committees. By resolution or resolutions passed by a majority of the whole Board of Directors at any meeting of the Board of Directors, the directors may designate one or more committees, each committee to consist of one or more directors. To the extent provided in said resolution or resolutions, unless otherwise provided by law, such committee or committees shall have and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, including the power and authority to authorize the seal of the Corporation to be affixed to all papers which may require it. In no event, however, shall any action that requires the approval of 100% of the directors then in office be taken by a committee consisting of less than all the directors then in office. Further, the Board of Directors may designate one or more directors as alternate members of a committee who may replace an absent or disqualified member at any meeting. A committee may make such rules for the conduct of its business and may appoint such committees and assistants as it shall from time to time deem necessary. A majority of the members of a committee shall constitute a quorum for the transaction of business of such committee. Regular meetings of a committee shall be held at such times as such committee shall from time to time by resolution determine. No notice shall be required for any regular meeting of a committee but a copy of every resolution fixing or changing the time or place of regular meetings shall be mailed to every member of such committee at least three days before the first meeting held in pursuance thereof. Special meetings of a committee may be called by the chairman of such committee or the secretary of such committee, or any member thereof.

Participation in Meetings. Members of the Board of Directors or of any committee may participate in any meeting of the Board of Directors or committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Officers

Number. The officers of the Corporation shall be a President, a Treasurer and a Secretary. In addition, the Board of Directors may elect a Chairman of the Board of Directors, and one or more Vice Presidents and such other officers as may be appointed in accordance with the provisions of SECTION 3 of this ARTICLE III. Any number of offices may be held by the same person.

Election, Term of Office and Qualification. The officers shall be elected by the Board of Directors. Each officer, except such officers as may be appointed in accordance with the provisions of SECTION 3 of this ARTICLE III, shall hold office until his successor shall have been duly elected and qualified, or until his death or until he shall have resigned or shall have become disqualified or shall have been removed in the manner hereinafter provided.

Subordinate Officers. The Board of Directors or the President may from time to time appoint such other officers, including one or more Assistant Treasurers and one or more Assistant Secretaries, and such agents and employees of the Corporation as may be deemed necessary or desirable. Such officers, agents and employees shall hold office for such period and upon such terms and conditions, have such authority and perform such duties as in these By-laws provided or as the Board of Directors or the President may from time to time prescribe. The Board of Directors or the President may from time to time authorize any officer to appoint and remove agents and employees and to prescribe the powers and duties thereof.

Removal. Any officer may be removed, either with or without cause, by the Board of Directors or, except in case of any officer elected by the Board of Directors, by any committee or superior officer upon whom the power of removal may be conferred by the Board of Directors or by these By-laws.

Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the President or the Secretary. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in these By-laws for regular election or appointment to such office.

Chairman of the Board. The Chairman shall preside, if present, at all meetings of the stockholders and at all meetings of the Board of Directors and shall perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors or prescribed by these By-laws.

President. The President shall have general direction of the affairs of the Corporation and general supervision over its several officers, subject, however, to the control of the Board of Directors. The President shall at each annual meeting and from time to time report to the stockholders and the Board of Directors all matters within his knowledge which the interest of the Corporation may require to be brought to their notice, may sign with the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary any or all certificates of stock of the Corporation, shall preside, in the absence of the Chairman, at all meetings of the stockholders and at all meetings of the Board of Directors, shall have the power to sign and execute in the name of the Corporation all contracts or other instruments authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly delegated or permitted by the Board of Directors or by these By-laws to some other officer or agent of the Corporation, and in general shall perform all duties, and have such powers incident to the office of President and perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors or the Chairman or prescribed by these By-laws.

Vice Presidents. Each Vice President shall have such powers and shall perform such duties as may from time to time be assigned to him by the Board of Directors or by the President, and shall have the power to sign and execute in the name of the Corporation all contracts or other instruments authorized by the Board of Directors, except where the Board of Directors or the By-laws shall expressly delegate or permit some other officer to do so. A Vice President may also sign with the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary certificates of stock of the Corporation and shall have such other powers and shall perform such other duties as from time to time may be assigned to him by the Board of Directors, the Chairman of the Board or the President or prescribed by these By-laws.

Secretary. The Secretary shall keep or cause to be kept, in books provided for the purpose, the minutes of the meetings of the stockholders, the Board of Directors and any committee when so required, shall see that all notices are duly given in accordance with the provisions of these By-laws and as required by law, shall be custodian of the records and the seal of the Corporation and see that the seal is affixed to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-laws, shall keep or cause to be kept a register of the post office address of each stockholder, may sign with the President or any Vice President certificates of stock of the Corporation, and in general shall perform such duties and have such powers incident to the office of Secretary and shall perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors, the Chairman or the President or prescribed by these By-laws.

Assistant Secretaries. Any Assistant Secretary shall, at the request of the Secretary or in his absence or disability, perform the duties of the Secretary and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Secretary and shall perform such other duties and have such other powers as from time to time may be assigned to him by the President, the Secretary or the Board of Directors or prescribed by these By-laws.

Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation, and deposit all such funds in the name of the Corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of these By-laws, shall at all reasonable times exhibit his books of account and records, and cause to be exhibited the books of account and records of any corporation controlled by the Corporation to any of the directors of the Corporation upon application during business hours at the office of the Corporation, or such other corporation where such books and records are kept, shall render a statement of the condition of the finances of the Corporation at all regular meetings of the Board of Directors and a full financial report at the annual meeting of the stockholders, shall, if called upon to do so, receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, may sign with the President or any Vice President certificates of stock of the Corporation, and in general shall perform such duties and have such powers incident to the office of Treasurer and such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors or the President or prescribed by these By-laws.

Assistant Treasurers. Any Assistant Treasurer shall, at the request of the Treasurer or in his absence or disability, perform the duties of the Treasurer and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Treasurer and shall perform such duties and have such other powers as from time to time may be assigned to him by the President, the Treasurer or the Board of Directors or prescribed by these By-laws.

Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors. No officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

Contracts Checks, Drafts, Bank Accounts, Etc.

Execution of Contracts. Except as otherwise provided in these By-laws, the Board of Directors may authorize any officer or officers, employee or employees or agent or agents of the Corporation to enter into any contract or execute and deliver any instrument, on behalf and in the name of the Corporation, and such authority may be general or confined to specific instances; and, unless so authorized by the Board of Directors or by a committee appointed in accordance with the provisions of these By-laws or otherwise by these By-laws, no officer, employee or agent shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or render it liable for any purpose or amount.

Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, employee or employees or agent or agents of the Corporation as shall from time to time be determined by resolution of the Board of Directors.

Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as the Board of Directors or committee appointed by the Board of Directors may designate from time to time or as may be designated from time to time by any officer or officers, employee or employees or agent or agents of the Corporation to whom such power may be delegated by the Board of Directors; and for the purpose of such deposit, the Chairman of the Board, the President, or a Vice President, or the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary may endorse, assign and deliver checks, drafts and other orders for the payment of money which are payable to the order of the Corporation.

General and Special Bank Accounts. The Board of Directors or committee appointed by the Board of Directors may authorize from time to time the opening and keeping with such banks, trust companies or other depositaries as it may designate of general and special bank accounts and may make such special rules and regulations with respect thereto, not inconsistent with the provisions of these By-laws, as it may deem expedient.

Proxies. Except as otherwise provided in these By-laws or in the Certificate of Incorporation, and unless otherwise provided by resolution of the Board of Directors, the President may from time to time appoint an attorney or attorneys, or agent or agents, of the Corporation, on behalf and in the name of the Corporation, to cast the votes which the Corporation may be entitled to cast as a stockholder or otherwise in any other corporation any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf and, in the name of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

Shares and Their Transfer

Certificates of Stock. Certificates for shares of the capital stock of the Corporation shall be in such form not inconsistent with law as shall be approved by the Board of Directors. They shall be numbered in order of their issue and shall be signed by the Chairman, the President or any Vice President and the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary of the Corporation. In case any officer, transfer agent or registrar who shall have signed shall cease to be such officer, transfer agent or registrar whether because of death, resignation or otherwise, before such certificate or certificates shall have been issued, such certificate or certificates may nevertheless be issued by the Corporation as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

Transfer of Stock. Transfer of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the holder thereof, or by his attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation, or a transfer agent of the Corporation, if any, and on surrender of the certificate or certificates for such shares properly endorsed. A person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof as regards the Corporation, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Lost, Destroyed and Mutilated Certificates. The holder of any stock issued by the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor or the failure to receive a certificate of stock issued by the Corporation, and the Board of Directors or the Secretary of the Corporation may, in its or his discretion, cause to be issued to such holder a new certificate or certificates of stock, upon compliance with such rules, regulations and/or procedures as may be prescribed or have been prescribed by the Board of Directors with respect to the issuance of new certificates in lieu of such lost, destroyed or mutilated certificate or certificates of stock issued by the Corporation, including the posting with the Corporation of a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Transfer Agent and Registrar; Regulations. The Corporation shall, if and whenever the Board of Directors shall so determine, maintain one or more transfer offices or agencies, each in the charge of a transfer-agent designated by the Board of Directors, where the shares of the capital stock of the Corporation shall be directly transferable, and also one or more registry offices, each in the charge of a registrar designated by the Board of Directors, where such shares of stock shall be registered, and no certificate for shares of the capital stock of the Corporation, in respect of which a Registrar and/or Transfer Agent shall have been designated, shall be valid unless countersigned by such Transfer Agent and registered by such Registrar, if any. The Board of Directors shall also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation.

Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, to express consent to corporate action in writing without a meeting, to receive payment of any dividend or other distribution or allotment of any rights, to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action, and only such stockholders as shall be stockholders of record of the date so fixed shall be entitled to such notice of and to vote at such meeting and any adjournment thereof, to express consent to any such corporate action, to receive payment of such dividend or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Seal

The Board of Directors shall provide a suitable seal containing the name of the Corporation, which seal shall be in the charge of the Secretary and which may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced. If and when so directed by the Board of Directors, a duplicate of the seal may be kept and be used by an officer of the Corporation designated by the Board of Directors.

Miscellaneous Provisions

Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year unless and until changed by resolution of the Board of Directors.

Waivers of Notice. Whenever any notice of any nature is required by law, the provisions of the Certificate of Incorporation or these By-laws to be given, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Qualifying in Foreign Jurisdiction. The Board of Directors shall have the power at any time and from time to time to take or cause to be taken any and all measures which they may deem necessary for qualification to do business as a foreign corporation in any one or more foreign jurisdictions and for withdrawal therefrom.

Indemnification. The Corporation shall, to the full extent permitted by the laws of the State of Delaware, as amended from time to time, indemnify all directors and officers whom it has the power to indemnify pursuant thereto.

Amendments

These By-laws shall be subject to amendment, alteration or repeal, and new By-laws not inconsistent with any provision of the Certificate of Incorporation or any provision of law, then in effect, may be made, either by (i) the affirmative vote of the holders of record of a majority of the outstanding shares of the Common Stock of the Corporation entitled to vote in respect thereof, given at an annual meeting or at any special meeting, provided that notice of the proposed alteration or repeal or of the proposed new By-laws be included in the notice of such meeting, or (ii) the affirmative vote of a majority of the members of the Board of Directors at any regular or special meeting.

APPENDIX B

Appraisal Rights

DGCL Section 262

§ 262.	Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.